UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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AVERY DENNISON CORPORATION

(Name of Registrant as Specified In Its Charter)

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Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

Notice of Annual Meeting of Stockholders To be held on April 26, 2012

To Our Stockholders:

Our Annual Meeting of Stockholders will be held at 150 North Orange Grove Boulevard, Pasadena, California on Thursday, April 26, 2012, at 1:30 p.m. Pacific Time for the following purposes:

1.      To elect John Cardis, David Pyott, Dean Scarborough and Julia Stewart to our Board of Directors;

2.      To approve, on an advisory basis, our executive compensation;

3.      To approve our amended and restated stock option and incentive plan;

4.      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year; and

5.      To transact any other business as may properly come before the meeting.

Your Board recommends that stockholders vote FOR each of the director nominees and proposals 2, 3 and 4.

Stockholders of record as of February 27, 2012 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

We will be mailing our Notice of Internet Availability of Proxy Materials on or before March 16, 2012. Stockholders who previously elected to receive a paper copy of our proxy materials will be mailed our 2012 proxy statement, our annual report for the year ended December 31, 2011, our Chairman’s letter to stockholders and a proxy card on or before March 16, 2012.

We cordially invite all stockholders to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Susan C. Miller

Corporate Secretary

Pasadena, California

Dated: March 9, 2012

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions on the Internet voting site. If you are reviewing a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.

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AVERY DENNISON CORPORATION

150 North Orange Grove Boulevard, Pasadena, California 91103

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

MEETING AND VOTING MATTERS

This proxy statement is being furnished to stockholders on behalf of our Board of Directors (our “Board”) for solicitation of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 26, 2012, at 1:30 p.m. Pacific Time at 150 North Orange Grove Boulevard, Pasadena, California and at any adjournment or postponement thereof. The purposes of the meeting and the matters to be acted upon are set forth in the Notice of Annual Meeting of Stockholders, which appears at the beginning of this document.

Delivery of Annual Report

Our 2011 Annual Report to Stockholders is being mailed or made available to all stockholders of record on or before March 16, 2012.

Delivery of Proxy Materials

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice.

On or before March 16, 2012, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of the materials within three business days of request. You may request paper copies of the proxy statement and proxy card from your broker, bank or nominee by following the instructions on the notice the broker, bank or other nominee provides to you.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

For certain holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement, you may obtain one by writing to the Corporate Secretary at Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103.

If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-800-542-1061 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Shares Entitled to Vote

Stockholders of record as of the close of business on February 27, 2012 are entitled to notice of, and to vote at, the Annual Meeting. There were 105,350,114 shares of our common stock outstanding on February 27, 2012. A list of stockholders entitled to vote will be available for inspection by stockholders at the Annual Meeting.

Voting Your Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy.

The method of voting by proxy differs depending on whether you are viewing this proxy statement on the Internet or reviewing a paper copy, as follows:

•	if you are viewing this proxy statement on the Internet, you may vote by submitting a proxy on the Internet by following the instructions on the website referred to in the Notice; and

•

if you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided, or by submitting a proxy on the Internet or by telephone by following the instructions on the proxy card.

Telephone and Internet voting facilities will close at midnight the night before the Annual Meeting.

Shares Held in Our DirectSERVICE Investment Program

If you are a participant in our DirectSERVICE Investment Program, your shares acquired through the program may be voted by following the procedures described above.

Shares Held in Our Employee Savings Plan or Our Stock Holding and Retirement Enhancement Plan

If you are a participant in our Employee Savings (401(k)) Plan or our Stock Holding and Retirement Enhancement (SHARE) Plan, your vote will serve as a voting instruction to Evercore Trust Company, N.A., the trustee of these plans, for all shares you own through the plans. If you own shares through these plans and your voting instructions are not received by the trustee by 11:59 p.m. Eastern Time on April 22, 2012, the trustee will vote your shares in the same proportion in which allocated shares are voted by participants in the applicable plan who timely furnish instructions. Shares of our common stock that have not been allocated to the account of any participant will also be voted by the trustee in the same proportion in which allocated shares are voted by participants in the applicable plan who timely furnish instructions.

Revoking Your Proxy or Changing Your Vote

A stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) delivering a later dated paper proxy or submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to our Corporate Secretary a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by our Board. The inspectors of election will also determine whether or not a quorum is present. At the Annual Meeting, determination of the existence of a quorum and tabulation of votes will occur as follows:

•

shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum;

•

because there is no cumulative voting, each of the director nominees receiving a majority of the votes cast will be elected (for purposes of determining the vote required to elect directors, “a majority of the votes cast” shall mean that the number of shares voted “for” a director’s election exceeds the number of votes “against” that director, with abstentions not counted as votes cast). Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast;

•

approval of our amended and restated stock option and incentive plan is governed by the listing standards of the New York Stock Exchange (the “NYSE”), which require that the plan receive the affirmative vote of the holders of a majority of the shares of common stock cast on the proposal, in person or by proxy; provided that the votes cast on the proposal represent over 50% of the total outstanding shares of common stock entitled to vote on the proposal. Under this standard, votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares on the record date, including shares resulting in broker non-votes, count as shares entitled to vote. The total sum of votes “for,” votes “against” and abstentions, which sum is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once satisfied, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. Abstentions on this proposal will have the effect of a vote against the proposal. Approval of an equity plan is a matter on which brokers are not entitled to vote in the absence of voting instructions from the beneficial owner. As a result, broker non-votes can result from this proposal and may make it difficult to satisfy the NYSE Votes Cast requirement; and

•

for all matters other than the election of directors and the approval of our amended and restated stock option and incentive plan, the affirmative vote of the majority of the shares represented at the Annual Meeting and entitled to vote on the matter will be the act of the stockholders. Abstentions as to a particular proposal will have the same effect as a vote against that proposal. Broker non-votes will have no effect on the vote, except in the case of ratification of our independent registered public accounting firm, where broker non-votes will likely not result from the vote.

Voting on Additional Business

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the meeting. However, if any other business properly comes before the meeting, votes will be cast pursuant to these proxies in respect of any such other business in accordance with the best judgment of the persons acting pursuant to the proxies.

Proxy Solicitation

We have retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting for a fee of $12,000, plus reimbursement for out-of-pocket expenses incident to the preparation and mailing of our proxy materials.

Submission of Stockholder Proposals for 2013 Annual Meeting

For presentation at the annual meeting scheduled to be held on April 25, 2013, stockholder proposals must be received at our principal executive offices on or before November 16, 2012. Our Amended and

Restated Bylaws (our “Bylaws”) generally provide that stockholders wishing to nominate persons for election to our Board or to bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary thereof in writing 90 to 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must include, among other things, the following:

•	as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•

all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”);

•	the person’s written consent to be named in our proxy statement as a nominee and to serving as a director if elected; and

•

a description of any material relationships between the stockholder (and its associates and affiliates) and the nominee (and its associates and affiliates), as more particularly set forth in our Bylaws;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of the proposal or business, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business being proposed; and

•

the name and record address, and class and number of shares owned beneficially and of record, of the stockholder as well as information relating to security ownership in our company by the stockholder as more particularly set forth in our Bylaws.

ALL STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OF AVAILABILITY OF PROXY MATERIALS. IF YOU HAVE PROPERLY REQUESTED AND RECEIVED A PAPER COPY OF THIS PROXY STATEMENT, YOU MAY VOTE YOUR SHARES BY (A) COMPLETING, DATING AND SIGNING THE PROXY CARD INCLUDED WITH THE PROXY STATEMENT AND PROMPTLY RETURNING IT IN THE PREADDRESSED, POSTAGE PAID ENVELOPE PROVIDED OR (B) SUBMITTING A PROXY BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. STOCKHOLDERS OF RECORD MAY OBTAIN A COPY OF THIS REPORT WITHOUT CHARGE FROM THE CORPORATE SECRETARY, AVERY DENNISON CORPORATION, 150 NORTH ORANGE GROVE BOULEVARD, PASADENA, CALIFORNIA 91103.

BOARD OF DIRECTORS MATTERS

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Under the oversight of our Board, we have taken a number of steps to enhance our corporate governance profile not only to ensure continued compliance with the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, related regulations, the rules of the SEC and the listing standards of the NYSE, but also to reflect best practices as informed by the policies of other public companies, recommendations of our outside advisors and guidelines of our stockholders and stockholder advisory firms.

Our website includes information about our corporate governance policies and practices, including our Code of Conduct; Code of Ethics for the Chief Executive Officer and Senior Financial Officers; Corporate Governance Guidelines (our “Governance Guidelines”); Independence Standards; Charters for the Audit Committee, the Compensation and Executive Personnel Committee (the “Compensation Committee”), and the Governance and Social Responsibility Committee (the “Governance Committee”); and the Audit Committee Complaint Procedures for Accounting and Auditing Matters. Our website also includes copies of our Amended and Restated Certificate of Incorporation and our Bylaws. Stockholders may access this information by going to the “Corporate Governance” section of the “Investors” tab of our website at www.averydennison.com.*

This section of the proxy statement contains information about our corporate governance policies and practices, as well as our Board.

Current Board of Directors

Our Board currently consists of the following directors:

•	Dean A. Scarborough, our Chairman, President and Chief Executive Officer;

* Wherever provided in this proxy statement, our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

•	Bradley A. Alford, Chairman and Chief Executive Officer of Nestlé USA, a food and beverage company;

•	Peter K. Barker, Chairman of California of JPMorgan Chase & Co., a global financial services firm;

•	Rolf L. Börjesson, Retired Chairman of Rexam, PLC, a consumer packaging company;

•	John T. Cardis, Retired National Managing Partner of Deloitte & Touche USA LLP, an audit, consulting and financial advisory services firm;

•	Ken C. Hicks, Chairman, President and Chief Executive Officer of Foot Locker, Inc., a specialty athletic retailer;

•	Peter W. Mullin, Chairman Emeritus of Mullin TBG, an executive compensation, benefit planning and corporate insurance consulting firm;

•	Charles H. Noski, Vice Chairman of Bank of America Corporation, a global financial services firm;

•	David E. I. Pyott, Chairman, President and Chief Executive Officer of Allergan, Inc., a global health care company;

•	Patrick T. Siewert, Managing Director of The Carlyle Group, a global alternative investment firm; and

•	Julia A. Stewart, Chairman and Chief Executive Officer of DineEquity, Inc., a full-service restaurant company.

Values and Ethics

The following core beliefs guide our actions and support our vision to “make every brand more inspiring and the world more intelligent”:

•	Integrity. We act honestly, ethically and honorably.

•	Service. We satisfy our customers every time.

•	Teamwork. We build relationships based on trust, respect and caring.

•	Innovation. We foster creativity and the development of new ideas, products and processes.

•	Excellence. We strive to be the best in everything we do.

•	Community. We act responsibly as members of the communities in which we operate.

These values exemplify the characteristics and behaviors we expect from our leaders in support of our objectives, which are embodied in our leadership principles. They also provide the foundation for our corporate governance philosophy.

Code of Conduct

Our Code of Conduct, which applies to all of our directors, officers and employees, is built on our leadership principles, reflects our belief that there is no conflict between playing to win and being values-based and encourages ongoing dialogue about the choices we make every day to help us make great decisions. It highlights the policies that guide work-life at our company, including compliance with laws; equal opportunity and harassment-free workplace; protection and proper use of company assets and intellectual property; confidential information and insider trading; conflicts of interest; sustainability, community and social responsibility; trade compliance; and anti-bribery and corruption. Our Business Conduct GuideLine is a telephone hotline available at all hours for employees to ask questions or report potential violations of our Code of Conduct. Alleged violations are investigated under the direction of our Chief Risk Officer and senior management, with oversight from the Governance Committee.

Code of Ethics for CEO and Senior Financial Officers

In addition to our Code of Conduct, we have adopted a Code of Ethics that requires our Chief Executive Officer (“CEO”), Chief Financial Officer and Corporate Controller to act professionally and ethically in fulfilling their responsibilities. These individuals are expected to avoid actual or apparent conflicts between their personal and professional relationships and disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to the Governance Committee. In addition, they are expected to cause reports and documents filed with the SEC to contain full, fair, accurate and understandable information; respect the confidentiality of information acquired in the course of the performance of their responsibilities; employ corporate assets and resources in a responsible manner; and report violations of our Code of Ethics to the Chairman of either the Audit Committee or the Governance Committee.

Corporate Governance Guidelines

Our Governance Guidelines provide the corporate governance framework for our company, and represent the beliefs of our Board with respect to the following matters, each of which is discussed in further detail in this section:

•

Board Composition.    Our Board should consist of eight to 12 directors, each of whom should serve on five or fewer other public company boards and retire on the date of our annual stockholder meeting occurring after he or she reaches age 72, with no established term limits on service.

•

Director Qualifications.     The Governance Committee should review the skills and characteristics of individual Board members, as well as the composition of the Board as a whole, and recommend nominees for directorship to our Board.

•

Director Independence.    A majority of our directors should satisfy the criteria for independence required by NYSE listing standards. In addition, they should satisfy our categorical independence standards, which are more restrictive than those of the NYSE.

•

Board Leadership Structure.    Our Board through the Governance Committee should periodically consider the appropriateness of our Board leadership structure, with our Board retaining the authority to separate or combine the positions of Chairman and CEO as it deems appropriate. If our CEO is also Chairman, our non-management directors should select an independent director to serve as Lead Independent Director. In addition, our non-management directors should regularly meet in executive session, with at least one executive session per year consisting only of independent directors.

•

Board Committees.    Our Board should have an Audit Committee, Compensation Committee and Governance Committee, in each case comprised only of independent directors. Our Board also should have a Finance Committee and the flexibility to form new committees or disband an existing committee. Each Committee should have its own charter setting forth the purposes, goals and responsibilities of the Committee. Directors should attend all meetings of the Board and the Committees on which they serve, and are encouraged to attend our annual stockholder meeting.

•

Board Duties.    Directors should exercise their reasonable business judgment and, in discharging their duties, are entitled to rely on the honesty and integrity of our senior executives, to whom they have full and free access, and any independent legal, financial or other advisors they may deem necessary or appropriate, which they may engage at our expense. The Board should review our long-term strategic plans, including the risks applicable to our businesses, during at least one meeting per year and periodically conduct succession planning through the Compensation Committee.

•

Continuous Board Improvement.    All new directors should participate in an orientation program after joining our Board to familiarize themselves with our management team; strategic plans; significant financial, accounting and risk management matters; compliance programs; conflict of interest policies; Code of Conduct, Code of Ethics and other controls; and internal and independent auditors. Our Board through the Governance Committee should conduct an annual self-evaluation to determine whether the Board and Committees are functioning effectively.

Board Composition

Our Bylaws provide for our Board to consist of between eight and 12 directors, with the exact number fixed from time to time by Board resolution. Our Board currently has set the number of directors at 11, four of whom are nominated for election at the Annual Meeting.

The ages of our directors range from 55 to 71, with an average age of 61. The lengths of service of our directors range from four months to 24 years, with an average tenure on our Board of approximately eight years. None of our directors serves on more than two other boards of SEC-reporting companies.

Director Qualifications

Selection of Director Nominees

Director nominees are recommended by the Governance Committee for nomination by our

Board and election by our stockholders. Although we do not have a formal policy regarding the consideration of diversity in identifying director nominees, the Governance Committee seeks to recommend nominees with a broad diversity of experience, profession, skill, geographic representation and background, which may include consideration of personal characteristics such as race, gender and national origin.

In considering whether to recommend a candidate as a director nominee, including candidates recommended by stockholders, the Governance Committee applies a number of criteria described in our Governance Guidelines. This assessment includes consideration of a potential nominee’s qualifications as independent; relevant business experience (considering factors such as size, the particular industry, scope, complexity and international operations); attendance; time commitments; conflicts of interest; ability to contribute to the oversight and governance of our company; and ability to represent the balanced interests of stockholders as a whole, rather than those of any special interest group in the context of the needs of our Board. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all potential nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a mix of complementary experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

The Governance Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in relevant industries and in diverse functional areas, such as finance, manufacturing, technology, and investing. Sources for identifying potential nominees may include members of the Governance Committee, other Board members, our executive officers, third-party search firms, and stockholders.

Stockholder Submission of Director Nominees

Stockholders may recommend new directors by submitting the candidate’s name,

together with the candidate’s biographical information, professional experience and written consent to nomination, to:

Julia A. Stewart, Chairman

Governance Committee

c/o Corporate Secretary

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

To be considered at the 2013 Annual Meeting, stockholder nominations must comply with the requirements described in Submission of Stockholder Proposals for 2013 Annual Meeting. The Governance Committee considers stockholder nominees on the same basis as it considers all other nominees.

Qualifications of Current Directors

The qualifications, professional experiences and areas of expertise that are particularly desirable for our directors to possess to provide oversight and stewardship of our company include the following:

•

Senior Leadership Experience.    Senior leadership experience as president, chief executive officer or in other “Chief”-level (“C-level”) positions provides directors with valuable insights that develop and motivate management. In addition, this experience provides us with alternative perspectives with which to assess our operations, execute our strategies and mitigate related risks, and improve our policies and procedures.

•	Nine of our directors are current or former presidents or chief executive officers.

•

Industry Knowledge.    Knowledge and experience in the retail, packaging and consumer goods industries helps us better understand the needs of our customers as a lens for reviewing our group and business unit strategies, as well as evaluating acquisition and divestiture opportunities.

•	Five of our directors have valuable experience in the industries that are served by our businesses.

•

Global Operations Experience.    We are a global enterprise with manufacturing and research and development facilities and corporate, sales and other administrative offices all over the world. Current or former executives in global businesses and firms have specific insights into the geographic markets in which we operate, helping us navigate mature markets, as well as seize opportunities in higher-growth emerging markets.

•	Eight of our directors have significant international exper-ience, having worked in other regions of the world and/or as senior executives of global enterprises or firms.

•

Financial Expertise.    Directors who have developed financial expertise through significant accounting, auditing, tax, banking, insurance, or investment experience help us review our financial statements, formulate our capital structure, manage our stockholder distributions, undertake complex financial transactions, and oversee our accounting, financial reporting and internal control processes.

•

Five of our directors have financial expertise achieved through service as chief financial officer of a large enterprise, audit partner at a global independent registered public accounting firm, or managing director or equivalent level experience in banking, investment or insurance.

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Public Company Board and Corporate Governance Experience.    Directors with prior or concurrent service on other SEC-reporting company boards have a solid understanding of the extensive and complex oversight responsibilities of directors in the current environment, particularly with respect to areas of particular concern to stockholders such as corporate governance and executive compensation. In addition, they help reinforce management accountability, increase transparency and ensure focus on maximization of long-term stockholder value.

•	Eight of our directors currently serve or have served on boards of other SEC-reporting companies.

2011 Director Search and Recruitment Process

During the second half of 2011, the Governance Committee oversaw our Board’s search for an independent director to replace Debra L. Reed, who resigned from our Board in June 2011 due to her other professional commitments. The Committee considered individuals nominated by directors, executive management, outside advisors and self-nominated individuals, focusing primarily on candidates with financial expertise. On November 14, 2011, upon the recommendation of the Governance Committee, our Board elected Charles H. Noski to the Board. Mr. Noski has extensive senior leadership experience, substantial financial expertise and significant public company board and corporate governance experience, as described in further detail in his biographical information included in Item 1 – Election of Directors.

Director Independence

Independence Standards

Our Governance Guidelines require that our Board be comprised of a majority of directors who satisfy the criteria for independence under NYSE listing standards. These standards require that a majority of our directors be independent, and further that our audit, compensation and nominating committees be comprised entirely of independent directors.

An independent director is one who our Board affirmatively determines has no material relationship with our company, directly or indirectly as a partner, stockholder or officer of an entity with which we have a relationship. Our Board has adopted categorical standards to assist in annually making its affirmative determination of each director’s independence. A director is presumed to be independent if he or she meets the following categorical standards:

•	No Employee Relationship. The director has not been our employee for at least five years, other than in the capacity as a former interim Chairman or interim Chief Executive Officer.

•

No Independent Auditor Relationship.    The director has not, during the last three years, been affiliated with or employed by our present or former independent auditor or the present or former independent auditor of any of our affiliates.

•

No Compensation Committee Interlock.     The director has not, during the last three years, been employed as an executive officer by a company for which one of our executive officers concurrently served as a member of that company’s compensation committee.

•

No Immediate Family Member Relationship.    The director has no “immediate family member” (which includes spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home) who did not satisfy the foregoing criteria during the last three years.

•

No Significant Direct Compensation. The director has not received, and has no immediate family member who has received, during the last three years, more than $100,000 in any year in direct compensation from us (other than in his or her capacity as a member of our Board, or any committee of our Board or pension or deferred compensation for prior services, provided that the compensation is not contingent in any way on continued service).

•

No Significant Business Relationship. The director has not been during the last three years an executive officer or an employee, and has no immediate family member who during the last three years has been an executive officer, of a company that made payments to, or received payments from, us for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of that other company’s consolidated gross revenues.

•

No Significant Non-Profit Relationship. The director has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which we and our respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of that charitable organization’s consolidated gross revenues, in any of the last three years.

•

No Significant Investment Relationship. The director does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from us or any of our subsidiaries, unless the investment is less than $1 million or 2% of that entity’s total invested capital, whichever is greater, in any of the last three years.

•	Not Disqualified Under SEC Rules and NYSE Standards. The director is not otherwise disqualified from being deemed independent by applicable SEC or NYSE rules, regulations or listing standards.

A director is determined to be independent by our Board only if he or she meets both the independence requirements of the NYSE and our categorical independence standards.

Independence Analysis for 2011

Our Board, through the Governance Committee, annually reviews all relevant relationships a director or director nominee has with us, including sales and purchases of products and services between us and the companies or firms with which the directors and nominees are affiliated. For 2011, the Governance Committee reviewed the following director relationships:

•

Mr. Alford.    Our Label and Packaging Materials and Designed and Engineered Solutions divisions directly and indirectly sell certain pressure-sensitive and specialty materials to Nestlé SA. Mr. Alford serves as chairman and chief executive officer of Nestlé USA, a division of Nestlé SA. These payments were received in the ordinary course of business and did not exceed $1 million in any of the last three fiscal years.

•

Mr. Barker.    We have paid affiliates of JPMorgan Chase and Company, for which Mr. Barker serves as chairman of the California division, for a number of financial services, including commitment fees associated with our revolving credit agreement, fees as trustee of our U.S. pension plan and cash management fees associated with our European operations. The payments JPMorgan Chase and

Company received from us did not exceed 2% of its consolidated gross revenues in any of the last three fiscal years and were made in the ordinary course of business.

We also made payments to a global immigration law firm at which Mr. Barker’s brother, an immediate family member under our categorical independence standards, serves as a partner. The payments to the firm were made in the ordinary course of business and did not exceed $1 million in any of the last three fiscal years.

•

Mr. Hicks.    Our Retail Branding and Information Solutions division indirectly sells products to Foot Locker, Inc., for which Mr. Hicks serves as chairman, president and chief executive officer. The payments we received did not exceed $1 million in any of the last three fiscal years and were received in the ordinary course of business.

•

Mr. Mullin.    Mr. Mullin previously served as chairman, chief executive officer and majority stockholder in various entities that previously provided us with executive compensation, benefits consulting and insurance agency services. We have paid premiums to insurance carriers for life insurance policies originally placed by these entities with respect to which Mr. Mullin receives a commission pursuant to a commission sharing agreement with Prudential Financial, Inc., which purchased the entities in October 2008. In addition, substantially all of these life insurance policies were issued by insurance carriers that participated in reinsurance agreements with an entity in which the entities affiliated with Mr. Mullin own a minority interest. Mr. Mullin received more than $100,000 (but less than $200,000) from us in non-Board or plan compensation in each of the last three fiscal years. For more information regarding

Mr. Mullin’s relationships with us, see Related Person Transactions.

•

Mr. Noski.    We have paid affiliates of Bank of America Corporation, for which Mr. Noski serves as vice chairman, for a number of financial services, including commitment fees associated with our revolving credit agreement, fees for serving as our commercial paper dealer, cash management and letter of credit fees, and interest associated with our uncommitted credit lines. The payments Bank of America received from us did not exceed 2% of its consolidated gross revenues in any of the last three fiscal years and were made in the ordinary course of business.

•	Mr. Scarborough. Mr. Scarborough is our Chairman, President and Chief Executive Officer.

After review and discussion of the relevant facts and circumstances for each director, including the direct and indirect relationships described above, the Governance Committee concluded that – except for Messrs. Mullin and Scarborough – none of our directors had affiliations that were material or impaired the director’s independence. As a result, upon recommendation of the Governance Committee, our Board affirmatively determined that the following directors were independent: Bradley A. Alford, Peter A. Barker, Rolf L. Börjesson, John T. Cardis, Ken C. Hicks, Charles H. Noski, David E. I. Pyott, Patrick T. Siewert and Julia A. Stewart. These nine directors constitute a substantial majority, or 82%, of our 11-member Board.

Board Leadership Structure

Our President and CEO currently serves as Chairman and we have a Lead Independent Director with broad authority and responsibility. We believe that this structure is appropriate for us because it allows for one individual to speak as our leader with a cohesive vision for our company, the ability to execute that vision, and the understanding of the significant enterprise risks that need to be mitigated or overcome to achieve that vision. Further, combined leadership at the top allows for the necessary flexibility for us to respond to the changing needs of our diverse businesses in today’s challenging economic environment. Balancing our combined Chairman and CEO roles is our Lead Independent Director who has critical duties in the boardroom to ensure effective and independent oversight. Together with robust and candid discussions at frequent executive sessions led by the Lead Independent Director (who is also the Chairman of the Compensation Committee) and with three other directors serving in leadership roles as Chairmen of the three other Committees, we believe our Board structure clearly delineates responsibility, ensures accountability and provides transparency.

Our Board believes that, in part because assigning the responsibilities of the roles of Chairman and CEO can be a useful component of succession planning, our Board leadership structure should be reevaluated periodically by our Board through the Governance Committee. The Governance Committee performed this evaluation in February 2012.

Chairman & Chief Executive Officer Dean Scarborough

Mr. Scarborough currently serves as our Chairman. Mr. Scarborough joined the Board in May 2000 when he was elected our President and Chief Operating Officer. He was elected by our Board as President and CEO in May 2005 and in that capacity is responsible for the general supervision, direction and control of our businesses and affairs. In February 2010, our non-management directors first elected Mr. Scarborough to the additional role of Chairman, effective April 2010.

In making its initial decision to combine the roles of Chairman and CEO in executive session with Mr. Scarborough not present, our Board determined that it was in the best interests of our stockholders to leverage Mr. Scarborough’s in-depth operational, financial and managerial knowledge of our company as an employee in several leadership positions over almost thirty years with his extensive familiarity with the manner in which our Board discharges its oversight responsibilities, having served as a director for ten years, particularly given the challenging business environment due to the global economic downturn.

The Governance Committee reevaluated our Board leadership structure in February 2012 and recommended to our Board that Mr. Scarborough continue to serve as Chairman because he (i) remains best positioned to identify matters of operating and strategic importance for our Board, including the risks to which our businesses and strategies are subject, and (ii) has served as an effective bridge between management and our Board since his election as Chairman, noting that evaluations of his performance in the role had been favorable during the 2010 and 2011 Board evaluation processes. Our non-management directors determined to continue Mr. Scarborough’s service as Chairman, based on their view that the combined leadership structure enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both our Board and management. Mr. Scarborough was re-elected by our non-management directors as Chairman in February 2012; the one-year term to which he was most recently elected will begin, subject to his election by our stockholders, immediately following the Annual Meeting.

Lead Independent Director David Pyott

With the combined roles of Chairman and CEO, we believe that it is important to have a Lead Independent Director to ensure independent oversight of Board decision-making. Our Governance Guidelines describe the duties of the Lead Independent Director, which include the following:

•	presiding over executive sessions of our Board and meetings of our Board at which the Chairman is not present;
•	serving as liaison between the Chairman and our non-management directors;

•	approving information sent to our Board;

•	approving meeting agendas and meeting schedules to ensure that appropriate items are discussed and there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of our non-management directors; and

•	if requested by major stockholders, ensuring he is available for consultation and direct communication.

In February 2010, in conjunction with the election of Mr. Scarborough as Chairman, our non-management directors selected Mr. Pyott as Lead Independent Director (with Mr. Pyott abstaining from the vote), effective April 2010. In initially selecting Mr. Pyott, our non-management directors recognized his familiarity with our businesses, operations and strategies, as well as his in-depth understanding of our Board after having served as our director for ten-plus years. In addition, Mr. Pyott has substantial experience leading and participating on public company boards, having served as chairman of Allergan, Inc. since February 2006 and member of the board of directors of Edwards Lifesciences Corporation since 2000.

In connection with its review of our Board leadership structure in February 2012, the Governance Committee (excluding Mr. Pyott) recommended to our Board that Mr. Pyott remain as Lead Independent Director, noting that evaluations of his performance had been favorable since he has served in that capacity and that his chairmanship of the Compensation Committee and membership on the Governance Committee provide him valuable insights on executive compensation and corporate governance matters that are of significant concern to stockholders in the current environment. Upon the Governance Committee’s recommendation (with Mr. Pyott abstaining from the vote), our non-management directors (with Mr. Pyott abstaining from the vote) selected Mr. Pyott to serve for a one-year term as Lead Independent Director in February 2012; the one-year term to which he was most recently selected will begin, subject to his election by our stockholders, immediately following the Annual Meeting.

Executive Sessions

Our Board believes it is important to have executive sessions, which are scheduled during every regular meeting of the Board and may also occur during special meetings of the Board. During 2011, Mr. Pyott presided as Lead Independent Director at the five executive sessions of non-management directors (which excluded Mr. Scarborough) and the one executive session of independent directors only (which excluded Messrs. Mullin and Scarborough).

Board Committees

Committee Membership and Meetings

The following table shows the current membership of our Board and Committees, as well as number of meetings held by each group in 2011. As required by NYSE listing standards, all of the members of our audit, compensation and nominating committees are independent.

During 2011, there were eight meetings of our Board and 20 meetings of Committees of our Board. Each of our directors attended at least 82% of the aggregate number of meetings of our Board and Committees of which he or she was a member held during 2011, or if shorter, the period of time he or she served during the year; the average attendance of all directors in 2011 was 98%. We encourage directors to attend our annual stockholder meetings, and, except for Mr. Börjesson who was unable to attend due to a conflict with a meeting of another board on which he sits, all then-serving directors attended the 2011 Annual Meeting.

COMMITTEE MEMBERSHIP AND MEETING TABLE

Director	Board of Directors	Audit Committee	Compensation Committee	Governance Committee	Finance Committee

Mr. Alford	X		X

Mr. Barker	X	X			Chairman

Mr. Börjesson	X			X	X

Mr. Cardis	X	Chairman			X

Mr. Hicks	X	X		X

Mr. Mullin	X				X

Mr. Noski	X	X

Mr. Pyott	Lead Independent Director		Chairman	X

Mr. Scarborough	Chairman

Mr. Siewert	X	X			X

Ms. Stewart	X		X	Chairman

Number of Meetings in 2011	8	7	4	7	2

Audit Committee

Responsibilities

The Audit Committee is appointed to assist our Board in overseeing the following:

•	the integrity of our financial statements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

All members of the Audit Committee satisfy the enhanced independence standards for audit committee members set forth in applicable SEC rules and NYSE listing standards. Our Board has designated each of Messrs. Barker, Cardis and Noski as an “audit committee financial expert” under applicable SEC regulations.

Complaint Procedures for Accounting and Auditing Matters

The Audit Committee is responsible for ensuring that complaints related to accounting, accounting standards, internal accounting controls and audit practices are treated appropriately and has adopted procedures for the confidential, anonymous submission of complaints regarding these matters. These procedures relate to complaints for fraud or deliberate error in the preparation, evaluation, review or audit of any of our financial statements or other financial reports; fraud or deliberate error in the recording and maintaining of our financial records; deficiencies in or noncompliance with our internal accounting controls; misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in our financial records, financial statements, or other financial reports; or deviation from full and fair reporting of our financial condition. Any person, including third parties, may submit a good faith complaint regarding accounting and auditing matters; employees may do so without fear of dismissal or retaliation of any kind. The Audit Committee oversees these procedures, which are investigated under the direction of our internal audit department in consultation with other members of senior management to the extent appropriate under the circumstances.

Stockholders and other interested parties interested in communicating regarding the Audit Committee Complaint Procedures for Accounting and Auditing Matters may write to:

John T. Cardis, Chairman

Audit Committee

c/o Corporate Secretary

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

Compensation and Executive Personnel Committee

Responsibilities

The Compensation Committee is appointed by our Board to oversee the compensation of our non-employee directors, CEO and other executive officers, which includes performing the following functions:

•

reviewing and approving corporate goals and objectives relevant to our CEO’s compensation, evaluating his performance in light of those goals and objectives, and determining and approving his overall compensation level based on this evaluation;

•

reviewing and approving (a) the annual base salaries and annual incentive opportunities of our CEO and senior executives, and (b) as applicable to our CEO and other executive officers, (i) other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (ii) employment agreements, if any, and severance arrangements; (iii) change-in-control arrangements; and (iv) special or supplemental compensation and benefits, including supplemental retirement benefits and perquisites, if any;

•	making recommendations to our Board on our compensation strategy, incentive plans and employee benefit programs;

•	overseeing and periodically assessing any material risks associated with our compensation policies and programs;

•	recommending to our Board appropriate compensation programs and levels for our non-employee directors;

•	conducting an annual review of our CEO’s performance and periodically reporting to our Board on succession planning for the CEO and senior executives; and

•

reviewing our disclosure with respect to executive and director compensation and recommending to our Board that the Compensation Discussion and Analysis, together with the Compensation and Executive Personnel Committee Report, be included in our annual proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our current Compensation Committee members – or Ms. Reed, who served on the Committee through June 30, 2011 – is or has ever been an officer or employee of our company. To our knowledge, there were no relationships involving these individuals or our other directors which require disclosure in this proxy statement as a compensation committee interlock.

Committee Compensation Consultant

Under its charter, the Compensation Committee may select, retain and terminate a compensation consultant to assist with the evaluation of compensation for directors, our CEO and other senior executives. The Compensation Committee has sole authority to approve the consultant’s fees and other terms and conditions governing the engagement.

During 2011, the Compensation Committee engaged Towers Watson as its compensation consultant. Towers Watson provides the Compensation Committee with compensation-related guidance by providing competitive market compensation data for senior executives; conducting periodic reviews of elements of our non-employee director, officer and employee compensation programs; identifying best practices in annual and long-term incentive planning, including performance objectives and relative weighting of components; and sharing executive compensation trends, issues and regulatory developments.

Representatives of Towers Watson were present at every Compensation Committee meeting held in 2011, and may be consulted in between meetings at the Compensation Committee’s discretion. Towers Watson performed no services for us in 2011 other than its work undertaken directly for the Compensation Committee. In 2011, Towers Watson received $171,283 in fees for its services to the Compensation Committee.

The Compensation Committee conducted its annual assessment of Towers Watson’s performance in December 2011, which included a review of various performance measures and evaluation criteria as well as the fees paid for the services. The Compensation Committee determined that it was satisfied with the performance of Towers Watson.

The Compensation Committee also evaluated Towers Watson’s independence in December 2011, determining that – in part because the firm provided no services to us outside of its work for the Compensation Committee during the year – Towers Watson was independent. Towers Watson and the Compensation Committee have had the following protocols in place since the commencement of the engagement to establish and maintain Towers Watson’s independence from management:

•

under its charter, the Compensation Committee has the sole authority to select, retain and terminate Towers Watson, as well as authorize the firm’s fees and determine the other terms and conditions that govern the engagement;

•	the Compensation Committee directs Towers Watson on the process for delivery and communication of its work product, including its analyses, findings, conclusions and recommendations;

•	in the performance and evaluation of its duties, Towers Watson is accountable, and reports directly, to the Compensation Committee rather than management; and

•	the Compensation Committee may meet with Towers Watson at any time, with or without members of management present, at the Compensation Committee’s sole discretion.

The Compensation Committee intends to conduct a review of potential conflicts of interest in connection with its annual assessment of Towers Watson’s performance to comply with final rules expected to be issued by the SEC in 2012, when and as required by the regulations.

Governance and Social Responsibility Committee

Pursuant to its charter, the Governance Committee is appointed by our Board to:

•

assist our Board in identifying individuals qualified to become Board members consistent with criteria approved by our Board and recommend to our Board the director nominees for annual meetings of stockholders and between annual meetings when appropriate;

•	review and reassess the adequacy of our Governance Guidelines and recommend any necessary or desirable changes to our Board;

•	oversee the evaluations of the performance of our Board and its committees and leadership;

•	recommend to our Board the membership of our Board committees;

•	review our key corporate social responsibility initiatives to assist us in appropriately addressing our social responsibilities;

•	review the impact of our business operations and business practices on matters of sustainability and corporate citizenship;

•	oversee the effectiveness of our values and ethics program and Code of Conduct; and

•

report, and make recommendations to our Board regarding, instances where a significant conflict of interest could exist or when significant questions arise related to the interpretation or enforcement of our legal and ethical conduct policy.

Finance Committee

In addition to the aforementioned committees required by applicable SEC rules and NYSE listing standards, we also have a Finance Committee. The Finance Committee is appointed by our Board to oversee matters relating to our financial affairs and capital requirements and in that capacity performs the following activities on behalf of our Board:

•	provides an overview of our financial planning policies and practices;

•	reviews our capital structure strategies, including stockholder distributions, financing requirements and pension contributions; and

•	carries out any special assignments requested by our Board.

Board Duties

Oversight of Risks Confronting Our Businesses

Management is responsible for the day-to-day management of risks confronting our businesses, but our Board has broad oversight responsibility for our risk management programs, including enterprise strategic risk oversight. We have a Chief Risk Officer who leads our enterprise risk management efforts and ensures that our values and ethics are being maintained globally.

Our Board as a whole oversees risks related to our corporate and business strategies, operations and enterprise risk management. In performing its oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by our management are functioning, and that necessary steps are taken to foster a culture of risk-adjusted decision-making within our organization. Each year, the full Board receives reports on the strategic plans and risks facing our businesses from our group and divisional leads. These risks may include financial risks, political and regulatory risks, legal risks, supply chain risks, information technology risks, and risks inherent in the way in which we do business. Employees who supervise various day-to-day risks periodically provide reports to Board Committees and, when appropriate, our Board.

Our Board has delegated to its Committees certain elements of its risk oversight function. In this context, the Audit Committee regularly discusses our risk assessment and mitigation processes to ensure that our risk management programs are effective and periodically meets in executive session with each of our Chief Financial Officer, General Counsel, Vice President of Internal Audit and our independent registered public accounting firm. In addition, the Audit Committee monitors and evaluates the effectiveness of our internal controls at least annually.

Our Board receives updates from its Committees on particular areas of risk as follows:

•	Audit Committee:

•	accounting;
•	financial reporting processes and statements;
•	internal controls;
•	environmental, health and safety; and
•	legal, compliance and regulatory matters;

•	Compensation Committee:

•	compensation planning and setting;
•	performance goals for our mid- and long-term incentive plans; and
•	succession planning;

•	Governance Committee:

•	corporate governance;
•	board and committee membership and structure;
•	values and ethics;
•	conflicts of interest;
•	related person transactions;
•	corporate citizenship and sustainability; and
•	legal, compliance and regulatory matters;

•	Finance Committee:

•	capital structure;
•	financing risks (including borrowing, liquidity, capital allocation);
•	pension plan funding; and
•	stockholder distributions (dividends and stock repurchases).

We identify and discuss material risks related to our businesses in our periodic reports filed with the SEC.

Oversight of Risks Associated with Compensation Policies and Practices

The Compensation Committee has designed our executive compensation program to provide incentives that do not encourage our executive officers to take unnecessary risks in managing their businesses or other employees to take unnecessary risks in carrying out their responsibilities. A majority of our executive officers’ compensation is performance-based and at risk, consistent with our executive compensation philosophy. The key elements of our compensation program that mitigate risk include the following:

•

Focus on Corporate Performance.    The incentive plans of our executive officers are primarily focused on overall corporate performance and secondarily on individual performance, which reflects the performance of their business or functional unit, so that they do not undertake actions that might improve the performance of their business unit or function but risk our overall company performance.

•

Balanced Use of Multiple Performance Objectives.    Executive compensation is heavily weighted toward incentive compensation to encourage focus on achieving long-term stockholder value and ensuring accountability for long-term results. Our annual bonus plan is designed to reward achievement of financial goals important to our short- and long-term success. Our multiple performance objectives discourage short-term actions that may harm our long-term interests, are closely aligned with our strategic goals and include the following limitations:

•

the annual bonus financial modifier is capped at 200% based exclusively on our company’s achievement of the performance goals identified and weighted as determined by the Compensation Committee at the beginning of the year;

•	individual modifiers for the annual bonus are capped at 150% based on the Compensation Committee’s evaluation of individual performance; and

•	the Compensation Committee may exercise its discretion to adjust incentive compensation downward in the event of unforeseen or unintended consequences.

•

Alignment of Equity Awards with Stockholder Interests.    By providing a balanced mix of short- and long-term equity incentives, we discourage our executives from maximizing short-term performance at the expense of long-term success, or from focusing on achievement of one performance measure at the expense of others. Our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price. In the case of stock options and restricted stock units (“RSUs”), we generally maintain four-year vesting periods. In the case of performance units (“PUs”), if we fail to achieve the performance objectives established at the time of grant at the end of a three-year period, the awards are cancelled. As discussed in further detail in Compensation Discussion and Analysis, the PUs granted under both the 2008-2010 Mid-Term Incentive Plan (“MTIP”) and the 2009-2011 MTIP were cancelled because we did not meet the threshold level for the applicable performance objectives. Multi-year vesting and performance periods promote stockholder value creation and long-term growth.

•

Stringent Stock Ownership Requirements.    By requiring our executives to personally acquire and retain significant levels of our stock, our executive stock ownership guidelines encourage a long-term, stockholder-aligned focus by our executives. These guidelines help ensure that our executives remain focused on long-term stockholder return.

•

Incentive Compensation Subject to Clawback.    In the event of fraud or other intentional misconduct on the part of an employee that necessitates a restatement of our financial results, our incentive compensation clawback policy requires employees to reimburse us for any bonus awards or other incentive compensation paid or issued to them in excess of the amount that would have been paid or issued based on the restated financial results, which discourages inappropriate risk-taking behavior.

•

Values and Ethics Program.    We have a robust ethics and compliance program to educate executives and employees on risk-mitigating behavior, with adverse employment consequences for any actions determined to have been inappropriate. As described above, we encourage employees and third parties to report potential violations of our Code of Conduct and actual or perceived conflicts of interest through multiple reporting channels and with no risk of retaliation.

As described in Compensation Discussion and Analysis, we maintain best practice compensation and corporate governance practices that collectively encourage ongoing risk assessment and mitigation.

Executive Compensation Risk Assessment

The Compensation Committee’s independent compensation consultant, Towers Watson, conducted a risk assessment of our executive compensation program. Utilizing qualitative and quantitative factors developed for its assessment, Towers Watson concluded that our executive compensation program strikes an appropriate balance between corporate risk mitigation and executive pay for performance.

Commission-Based Compensation Assessment

We reviewed all sales-based incentive compensation plans globally to assess whether those plans could potentially encourage excessive risk-taking. We documented the measures and administrative procedures for each plan and confirmed that no payment in excess of $300,000 was made pursuant to these plans. We identified the specific business risks related to these compensation plans, as well as all relevant factors that mitigated these risks, and determined that our sales incentive compensation plans do not create inappropriate risks to our company.

Based on the foregoing, we believe that our compensation policies and practices do not as a whole create risks that are reasonably likely to have a material adverse effect on our company.

Succession Planning

Our Board is actively engaged and involved in talent management to identify and cultivate our future leaders. We maintain a robust mid-year and annual performance review process, as well as a leadership development program that cultivates the leadership principles we feel are important for our future executives.

In 2011, the Compensation Committee reviewed succession planning in connection with our Board’s annual review of our overall business strategy. The Compensation Committee reviewed individuals identified as possible CEO succession candidates, including progress in current job position and career development in terms of strategy, leadership and execution. In addition, the Compensation Committee discussed leadership below the executive officer level, identifying the talent that is currently ready, or with continued development on their current trajectory with mentorship from our current leaders will be ready, to fill executive officer positions in the event of a vacancy. Similarly, our management works on developing leadership at lower levels of our organization by identifying core talent, cultivating the skills and capabilities that will allow identified individuals to become future leaders, assessing their development in embodying our leadership principles and identifying gaps and developmental needs in skills and experience.

Through regular reports to the Board from senior management, our Board has the opportunity to meet with leaders of the company, including executive officers, business leaders and functional leaders in areas such as legal, finance, risk, and human resources. In addition, Board members have direct freedom of access to all employees, and are encouraged to make site visits to meet local management and attend company events.

Continuous Board Improvement

Director Orientation and Continuing Education

Our director education program consists of visits to our facilities and education regarding our Code of Conduct and other policies and practices relevant to our business and operations. We sponsor in-house orientation and continuing education programs for our Board and provide updates on relevant topics of interest to our Board throughout the meeting calendar. We reimburse directors who attend accredited director education programs and institutes for program fees and related expenses.

In early 2012, we conducted an orientation program for Mr. Noski, our newest director. We provided Mr. Noski with documentation regarding our strategic plans and competitors; corporate governance policies and practices; Board and Audit Committee responsibilities and processes; director compensation policies; conflict of interest policy; sustainability initiatives; and public disclosures. In addition, Mr. Noski’s orientation covered Audit Committee duties and responsibilities, including financial disclosure oversight, fraud and ethics monitoring and risk management oversight and key relationships, including independent auditor engagement and internal audit deployment. During an in-person meeting with Mr. Noski, we answered his questions related to our policies, procedures, practices, operations and businesses.

Board and Committee Evaluations

The Governance Committee leads an annual assessment of the performance of the Board, including our Chairman and Lead Independent Director, and our Board Committees, including the Committee Chairmen. Many of the changes to our Governance Guidelines, Committee Charters, corporate governance practices and Board processes have resulted from the annual evaluation process. The Board views the annual evaluation process as an integral part of its ongoing commitment to cultivating excellence and best practices in Board and Committee performance.

Communicating with Our Board of Directors

Stockholders and other interested parties may write to our Board, Chairman, Lead Independent Director, any Committee or Committee Chairman, or any other individual director concerning business-related matters by writing to the group or individual as follows:

Board of Directors

(or applicable group or individual)

c/o Corporate Secretary

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

Our Corporate Secretary reviews all communications received and forwards them as addressed. However, unsolicited advertisements, business solicitations, product-related inquiries, junk mail or mass mailings, resumes or other job-related inquiries – or offensive, illegal or otherwise inappropriate communications that do not substantively relate to the duties and responsibilities of our Board – may not be forwarded.

BOARD OF DIRECTORS MATTERS

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Bylaws provide for a Board of between eight and 12 directors, with the exact number fixed from time to time by a resolution of our Board. There are currently 11 directors on our Board, four of whom are to be elected at the Annual Meeting. At the 2011 Annual Meeting, stockholders voted to declassify our Board; as a result, director nominees elected at the Annual Meeting will hold office until the 2013 Annual Meeting and until their successors are duly elected and qualified. Continuing directors will hold office until the expiration of their current term and, if nominated to stand for re-election, will be nominated to serve a one-year term.

Each of the four nominees is presently serving as our director. All of the nominees have consented to being named in this proxy statement and serving if elected.

Majority Voting Standard for Director Elections

Our Bylaws provide for the majority voting of directors in uncontested elections and require that an incumbent director who is not re-elected tender his or her resignation from the Board. Our Board, excluding the tendering director, is required to act on the tendered resignation – taking into account the recommendation of the Governance Committee and any other factors or information it considers appropriate and relevant – and publicly disclose its decision regarding the tendered resignation, including the rationale for the decision, within 90 days from the date election results are certified. In a contested election, plurality voting is the standard for election of directors.

In voting for the election of directors, each share has one vote for each position to be filled.

Recommendation of Board of Directors

Your Board of Directors recommends that you vote FOR each of the director nominees.    The persons named as proxies will vote for the election of each of the four nominees, unless you specify otherwise. If any of them were to become unavailable prior to the Annual Meeting, the proxy would be voted for a substitute nominee designated by our Board or we would reduce the size of our Board.

2012 Director Nominees and Continuing Directors

The following pages provide information for each nominee for election at the Annual Meeting and each director whose term continues, including his or her age, positions held, current principal occupation and business experience during at least the past five years. We also indicate the names of any other public companies on which each director currently serves as a director or has served as a director during the past five years; for these purposes, “public company” means a company that is required to file reports with the SEC.

In addition to the information presented below regarding each director’s experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director – which includes senior leadership experience, industry knowledge, global operations experience, financial expertise, and public company board and corporate governance experience – we believe that each of our directors has a reputation for integrity and adherence to high ethical standards, as well as a commitment to representing the long-term interests of our stockholders. Each of them also has demonstrated an ability to exercise sound judgment, as well as a commitment to serving Avery Dennison and our Board.

2012 DIRECTOR NOMINEES

John T. Cardis

Age 70

Director since October 2004

If elected, term will expire in 2013

Board Roles:

Audit Committee Chairman

Finance Committee Member

Current Public Company Directorships:

Edwards Lifesciences Corporation

Public Company Directorships in Past 5 Years:

Energy East Corporation

Business Experience:    Mr. Cardis is currently a private investor, having retired in May 2004 as national managing partner of global strategic clients for Deloitte & Touche USA LLP, an audit, tax, consulting and financial advisory services firm. From June 1991 to June 1999, Mr. Cardis served as managing partner of the Los Angeles office of Deloitte & Touche. He was also a member of the firm’s executive committee and board of directors.

Skills and Qualifications:    Our Board concluded that Mr. Cardis should serve as our director in light of his public company board experience and forty-plus years of financial and risk management expertise acquired through auditing global public companies. In addition, Mr. Cardis has substantial senior leadership experience, having served on the executive committee of Deloitte & Touche for eighteen years, the firm’s board of directors for eight years and managing partner of the firm’s second largest U.S. office for eight years. As a major owner and manager of a real estate development company, Mr. Cardis has hands-on experience in financing, operations, marketing and sales. In light of his training as a certified public accountant (now inactive), substantial experience advising over thirty audit committees regarding accounting and risk management matters as audit partner and advisory partner, and services as chairman of the audit committee of Edwards Lifesciences, our Board has appointed Mr. Cardis Chairman of the Audit Committee. His substantial experience evaluating capital structure and financing strategies led to our Board appointing Mr. Cardis as a member of the Finance Committee.

David E. I. Pyott

Age 58

Director since November 1999

If elected, term will expire in 2013

Board Roles:

Lead Independent Director

Compensation Committee Chairman

Governance Committee Member

Current Public Company Directorships:

Allergan, Inc. (Chairman)

Edwards Lifesciences Corporation

Public Company Directorships in Past 5 Years:

Pacific Mutual Holding Company

Business Experience:    Since April 2011, Mr. Pyott has been chairman, president and chief executive officer of Allergan, Inc., a global health care company, having also served in that capacity from April 2001 to January 2006. Mr. Pyott served as Allergan’s chairman and chief executive officer from February 2006 to April 2011, and its president and chief executive officer from January 1998 to March 2001.

Skills and Qualifications:    Our Board concluded that Mr. Pyott should serve as a director on our Board in light of his public company board service, senior leadership experience as a chairman, president and chief executive officer of a global company, and thirty-plus years of strategic, operational, R&D and marketing experience in the health care industry. Having served as chairman and chief executive officer of Allergan, as well as a member of the compensation and governance committees of Edwards Lifesciences, Mr. Pyott has been appointed by our Board as Chairman of the Compensation Committee and a member of the Governance Committee. In addition, leveraging his board stewardship experience and decade-plus familiarity with our businesses and Board processes, Mr. Pyott has been selected by our non-management directors to serve as Lead Independent Director.

2012 DIRECTOR NOMINEES (cont.)

Dean A. Scarborough

Age 56

Director since May 2000

If elected, term will expire in 2013

Board Roles:

Chairman

Current Public Company Directorships:

Mattel Corporation

Public Company Directorships in Past 5 Years:

None

Business Experience:    Since April 2010, Mr. Scarborough has been our chairman, president and chief executive officer. From May 2005 to April 2010, he served as our president and chief executive officer, having served as our president and chief operating officer from May 2000 to April 2005. From November 1999 to April 2000, Mr. Scarborough served as group vice president of our Label and Packaging Materials division. Prior to November 1999, he held several other executive positions with our company.

Skills and Qualifications:    Our Board concluded that Mr. Scarborough should serve on our Board in light of his substantial leadership experience as our executive officer, including his accomplishments during the last seven years as our chief executive officer and the last twelve years as our president; his in-depth knowledge of our market-leading pressure-sensitive materials businesses; and his twenty-six years of experience managing our global operations. Our non-management directors recognize the importance of having a management voice on our Board, believing among other things that Mr. Scarborough has demonstrated expertise in the sectors in which we operate and can lead our Board with its oversight of our businesses and strategies, including mitigation of the risks related thereto.

Julia A. Stewart

Age 56

Director since January 2003

If elected, term will expire in 2013

Board Roles:

Governance Committee Chairman

Compensation Committee Member

Current Public Company Directorships:

DineEquity, Inc. (Chairman)

Public Company Directorships in Past 5 Years:

IHOP Corporation (DineEquity predecessor)

Business Experience:    Since June 2008, Ms. Stewart has been chairman and chief executive officer of DineEquity, Inc. which owns, operates and franchises the IHOP and Applebee’s restaurant chains. Ms. Stewart was chairman and chief executive officer of IHOP Corporation, DineEquity’s predecessor entity, from May 2006 to May 2008, having served as president, chief executive officer and chief operating officer from May 2002 to April 2006.

Skills and Qualifications:    Our Board concluded that Ms. Stewart should serve as a director on our Board in light of her strong senior leadership experience as chairman, president and chief executive officer of the world’s largest full-service restaurant company, as well as her substantial operational and marketing experience in the dining industry. As chairman and chief executive officer of DineEquity, Ms. Stewart is primarily responsible for brand positioning, risk assessment, financial reporting and corporate governance, and she brings her expertise in these areas to our Board not only as director, but also as Chairman of the Governance Committee and member of the Compensation Committee.

CONTINUING DIRECTORS

Bradley A. Alford

Age 55

Director since April 2010

Term expires in 2013

Board Roles:

Compensation Committee Member

Current Public Company Directorships:

None

Public Company Directorships in Past 5 Years:

None

Business Experience:    Since January 2006, Mr. Alford has been chairman and chief executive officer of Nestlé USA, a food and beverage company. From 2003 to 2005, Mr. Alford served as president and chief executive officer of Nestlé Brands Company, an operating unit of Nestlé USA, after holding various leadership positions in the U.S. and abroad since joining Nestlé SA, the world’s largest food and drinks maker, in 1980.

Skills and Qualifications:    Our Board concluded that Mr. Alford should serve as our director in light of his substantial senior leadership experience as chairman and chief executive officer of a consumer packaged goods company with over $10 billion in sales, his vast knowledge of the consumer goods industry and food and beverage sector into which our Label and Packaging Materials and Specialty Materials businesses sell, and his significant international experience gained from assignments outside the United States, including in geographic markets which we serve. In addition, our Board recognized that Mr. Alford’s significant experience integrating businesses can assist our Board in overseeing future acquisitions. As chief executive officer of a company with over 25,000 employees, Mr. Alford brings significant experience with executive compensation program design and succession planning to the Compensation Committee, to which our Board has appointed him.

Peter K. Barker

Age 63

Director since January 2003

Term expires in 2014

Board Roles:

Finance Committee Chairman

Audit Committee Member

Current Public Company Directorships:

Fluor Corporation

Public Company Directorships in Past 5 Years:

GSC Investment Corp.

Business Experience:    Since September 2009, Mr. Barker has served as chairman of California for, and a member of the executive committee of, JPMorgan Chase & Company, a global financial services firm. From November 1971 to November 2003, Mr. Barker was affiliated with Goldman Sachs & Co., an investment banking, securities and investment management firm, serving as a general partner from 1982 to 1998.

Skills and Qualifications:    Our Board concluded that Mr. Barker should serve as a director on our Board in light of his financial expertise cultivated during thirty-seven years of experience in the investment banking and investment management profession. Mr. Barker has advised companies on capital structure, strategic planning, financing, recapitalization, acquisitions and divestitures. In addition, Mr. Barker has substantial senior leadership experience, leading a division with over 18,000 employees and helping oversee a $100+ billion global organization. Our Board recognized Mr. Barker’s board experience, including his previous membership on the finance committees of two public companies and the audit committees of four public companies, in appointing him Chairman of the Finance Committee and a member of the Audit Committee.

CONTINUING DIRECTORS (cont.)

Rolf L. Börjesson

Age 69

Director since January 2005

Term expires in 2013

Board Roles:

Finance Committee Member

Governance Committee Member

Current Public Company Directorships:

None

Public Company Directorships in Past 5 Years:

None

Business Experience:    Since May 2008, Mr. Börjesson has been the retired chairman of Rexam PLC, a consumer packaging company traded on the London Stock Exchange. From May 2004 to April 2008, Mr. Börjesson was Rexam’s non-executive chairman, having served as chief executive officer from 1996 to May 2004.

Skills and Qualifications:    Our Board concluded that Mr. Börjesson should serve as a director on our Board in light of his in-depth understanding of Europe, a key geographic market for our businesses, as well as his forty-plus years of operational and marketing experience in the consumer packaging and manufacturing industries into which our Label and Packaging Materials and Specialty Materials divisions sell. In addition, Mr. Börjesson led a company with global operations for over a decade and has served on the board of directors of companies publicly traded in the United Kingdom, Sweden and Finland. Recognizing his prior service on the finance committee of Rexam and on the nominating committees of two other foreign-listed companies, our Board has appointed Mr. Börjesson a member of the Finance Committee and the Governance Committee.

Ken C. Hicks

Age 59

Director since July 2007

Term expires in 2014

Board Roles:

Audit Committee Member

Governance Committee Member

Current Public Company Directorships:

Foot Locker, Inc. (Chairman)

Public Company Directorships in Past 5 Years:

J.C. Penney Company, Inc.

Business Experience:    Since February 2010, Mr. Hicks has been chairman, president and chief executive officer of Foot Locker, Inc., a specialty athletic retailer, having served as president, chief executive officer and director since August 2009. From January 2005 to July 2009, Mr. Hicks was the president and chief merchandising officer of J.C. Penney Company, Inc., a retail company, having served as its president and chief operating officer from July 2002 to December 2004. From January 1999 to February 2002, Mr. Hicks was president of Payless ShoeSource, Inc., specialty family footwear retailer.

Skills and Qualifications:    Our Board concluded that Mr. Hicks should serve on our Board in light of his senior leadership experience as a president, chief executive officer and chief merchandising officer. Mr. Hicks’ twenty-eight years of senior marketing and operational experience in the retail industry into which our Retail Branding and Information Solutions division sells provides our Board and management with valuable insights that help us better assess our strategies for the business and mitigate any related risks. In light of his experience certifying financial statements as chief executive officer of a public company and overseeing governance-related matters as chairman of that company, our Board has appointed Mr. Hicks as a member of the Audit Committee and the Governance Committee.

CONTINUING DIRECTORS (cont.)

Peter W. Mullin

Age 71

Director since January 1988

Term expires in 2013

Board Roles:

Finance Committee Member

Current Public Company Directorships:

None

Public Company Directorships in Past 5 Years:

Mrs. Fields Holding Company, Inc.

Business Experience:    Since November 2008, Mr. Mullin has been chairman emeritus of MullinTBG, an executive compensation, benefit planning and corporate insurance consulting firm. In addition, Mr. Mullin has served as chairman of M Financial Holdings, Inc., one of the largest reinsurance companies in the United States, and its wholly-owned subsidiary, M Life Insurance Company, since June 1999. From March 2006 to October 2008, Mr. Mullin was chairman of MullinTBG. Mr. Mullin was chairman and chief executive officer of Mullin Consulting, Inc. from 1999 to February 2006.

Skills and Qualifications:    Our Board concluded that Mr. Mullin should serve as our director in light of his senior leadership experience as a chairman and chief executive officer, and his financial expertise developed during forty years of experience in the executive compensation and corporate insurance industries. In addition, Mr. Mullin’s service as director, trustee or in other leadership roles on several non-profit, educational and charitable organizations, demonstrates a commitment to social responsibility recognized by our Board. Our Board has determined that Mr. Mullin is not independent; as a result, he does not serve on any committee requiring only independent directors under NYSE listing standards. Mr. Mullin is, however, a member of the Finance Committee.

Charles H. Noski

Age 59

Director since November 2011

Term expires in 2014

Board Roles:

Audit Committee Member

Current Public Company Directorships:

Microsoft Corporation

Public Company Directorships in Past 5 Years:

Air Products & Chemicals, Inc.

Automatic Data Processing, Inc.

Morgan Stanley

Business Experience:    Mr. Noski has served as vice chairman of Bank of America Corporation since June 2011, having served as its executive vice president & chief financial officer from May 2010 to June 2011. From December 2003 to May 2005, Mr. Noski was corporate vice president & chief financial officer of Northrop Grumman Corporation, after serving as a senior advisor for The Blackstone Group from March to November 2003. Mr. Noski was senior executive vice president and chief financial officer of AT&T Corporation from December 1999 to February 2002, and served as AT&T’s vice chairman of from February to November 2002. Mr. Noski served Hughes Electronics Corp. in various leadership roles from 1990 to 1999, including president and chief operating officer and corporate senior vice president and chief financial officer. Mr. Noski began his career with Deloitte & Touche LLP in 1973, and served as an audit partner for seven years until 1990.

Skills and Qualifications:    Our Board concluded that Mr. Noski should serve as a director on our Board in light of his financial expertise as a former partner of a global independent registered public accounting firm and former chief financial officer of global financial services, telecommunications and aerospace companies. In addition, Mr. Noski brings valuable insights gained during his tenure on public company boards in a variety of global industries. Our Board recognized Mr. Noski’s service as chairman of the audit committees of two public companies and his chairmanship of the Financial Accounting Standards Advisory Council in appointing him to the Audit Committee.

CONTINUING DIRECTORS (cont.)

Patrick T. Siewert

Age 56

Director since April 2005

Term expires in 2013

Board Roles:

Audit Committee Member

Finance Committee Member

Current Public Company Directorships:

None

Public Company Directorships in Past 5 Years:

None

Business Experience:    Since April 2007, Mr. Siewert has been a managing director for The Carlyle Group, a global alternative investment firm. From February 2006 to March 2007, he was a senior advisor to The Coca-Cola Company, the world’s largest beverage company, having served as its group president for Asia from August 2001 to February 2006.

Skills and Qualifications:    Our Board concluded that Mr. Siewert should serve as a director on our Board in light of his financial expertise as managing director of an investment firm, his operational experience with a global company in the beverage sector of the consumer goods industry into which our Label and Packaging Materials division sells, and his background in the consumer and retail industries in Asia, a region in which we manufacture many of the products for our Retail Branding and Information Solutions division and a geographic market that is driving our sales growth in emerging markets. In addition, Mr. Siewert has served on the board of directors of several international companies. Because of his extensive financial and investment experience, as well as his experience with overseeing accounting and auditing matters in foreign jurisdictions, our Board has appointed Mr. Siewert to the Audit Committee and the Finance Committee.

BOARD OF DIRECTORS MATTERS

NON-EMPLOYEE DIRECTOR COMPENSATION

The table on the following page provides information regarding compensation earned by or awarded to our non-employee directors during 2011. The components of our non-employee director compensation are described below.

Deferrable Cash Compensation

Our non-employee directors earn an annual retainer of $65,000, which is prorated for the period of his or her service during the year, except that the Lead Independent Director earns an annual retainer of $85,000. In addition, the Chairman of the Audit, Compensation, Finance and Governance Committees receives an annual retainer of $15,000, $12,500, $7,500 and $7,500, respectively, for his or her service in that capacity. Non-employee directors also receive $1,500 per Board meeting attended; $2,000 per Committee meeting attended as Chairman; and $1,500 per Committee meeting attended as member. Directors are reimbursed for travel expenses incurred to attend Board meetings.

Non-employee directors may choose to receive their retainers and meeting fees in (i) cash; (ii) deferred stock units (“DSUs”) to an individual account established in their name under the Directors Deferred Equity Compensation Plan (“DDECP”), which are converted into shares of our common stock upon the director’s resignation or retirement; or (iii) a combination of cash and DSUs. Dividend equivalents, representing the value of dividends per share paid on shares of our common stock calculated with reference to the number of DSUs held as of a quarterly dividend record date, are credited in the form of additional DSUs to the accounts of directors who participate in the DDECP on the dividend payable date.

Messrs. Börjesson, Cardis and Siewert have elected to receive their retainers and meeting fees in cash; Mr. Hicks receives half of his retainer and meeting fees in cash and the other half in DSUs. The remaining directors receive their retainers and meeting fees in DSUs, except for Mr. Mullin who defers his fees to an individual account established under the Directors Variable Deferred Compensation Plan (“DVDCP”). Fees deferred under the DVDCP accrue earnings at the rate of return of certain bond and equity investment funds managed by an insurance company.

Equity Compensation

Each non-employee director who was a member of our Board on April 28, 2011 received an annual equity grant of approximately $100,000, denominated 50% in restricted stock units (“RSUs”) and 50% in stock options. Each such director received 1,170 RSUs and an option to purchase 4,664 shares of our common stock at an exercise price of $42.725, the closing price of our common stock on the date of grant. In connection with his election to our Board on November 14, 2011, Mr. Noski was awarded an equity grant that was prorated from the date of his election to the date of the Annual Meeting, resulting in his receipt of 797 RSUs and an option to purchase 3,177 shares of our common stock at an exercise price of $26.135, the closing price of our common stock on the date of grant. The RSUs and stock options vest ratably over three years, except that all unvested RSUs and stock options held by a director retiring from our Board at or after age 72 fully vest on the retirement date. The stock options expire after ten years.

The amount of RSUs granted to non-employee directors was determined using the aggregate grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”), adjusted for foregone dividends. The amount of stock options granted to non-employee directors was determined using the aggregate grant date fair value, without adjustment for forfeitures, using the Black-Scholes option-pricing model.

Stock Ownership

To further align our directors’ interests with those of our stockholders, our stock ownership policy requires that non-employee directors acquire and maintain a minimum equity interest in our company equal to the lesser of (i) five times the annual Board retainer (currently $325,000) divided by our stock price or (ii) 6,500 shares.

The Governance Committee reviewed non-employee director ownership levels in February 2012 and determined that nine of our directors had exceeded the minimum ownership level required by the policy and our two newest directors were on track to meet the minimum ownership level within five years of joining our Board, as required by our stock ownership policy.

To our knowledge, based solely on our review of their written representations, none of our directors purchased financial instruments designed to hedge or offset any decrease in the market value of our common stock held, directly or indirectly, by them.

Matching Gift Program

We match up to $10,000 per year of each non-employee director’s contributions to charitable organizations or educational institutions.

DIRECTOR COMPENSATION FOR 2011

Non-Employee Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and NQDC Earnings(4)	All Other Compensation(5)	Total
Mr. Alford	$81,500	$47,666	$49,718	—	$10,000	$188,884
Mr. Barker	$97,500	$47,666	$49,718	—	$10,000	$204,884
Mr. Börjesson	$84,500	$47,666	$49,718	—	—	$181,884
Mr. Cardis	$107,500	$47,666	$49,718	—	$10,000	$214,884
Mr. Hicks	$96,500	$47,666	$49,718	—	$10,000	$203,884
Mr. Mullin	$78,500	$47,666	$49,718	$33,053	$10,000	$218,937
Mr. Noski(6)	$8,500	$19,256	$21,565	—	$10,000	$59,321
Mr. Pyott	$126,500	$47,666	$49,718	$18,806	$10,000	$252,690
Ms. Reed(6)	$41,500	$47,666	$49,718	—	$10,000	$148,884
Mr. Siewert	$89,000	$47,666	$49,718	—	—	$186,384
Ms. Stewart	$103,000	$47,666	$49,718	—	$10,000	$210,384

(1)

Amounts represent retainers and meeting fees earned in 2011, as set forth in the following table. At their election, the following directors deferred their cash compensation through the DDECP, with the following balances in their accounts as of December 31, 2011: Mr. Alford – 4,283; Mr. Barker – 11,959; Mr. Cardis – 334; Mr. Hicks – 5,708; Mr. Noski – 304; Mr. Pyott – 27,502; and Ms. Stewart – 19,028. Effective as of her June 30, 2011 resignation, Ms. Reed’s DDECP account was valued and the equivalent 4,129 shares of our common stock were transferred from her DDECP account to her own account.

Director	Roles in Addition to Non-Employee Director	Board Retainer	Committee Chairman Retainer	Meeting Fees
Mr. Alford	Compensation Member	$65,000	–	$16,500
Mr. Barker	Finance Committee Chairman; Audit Committee Member	$65,000	$7,500	$25,000
Mr. Börjesson	Finance Committee Member; Governance Committee Member	$65,000	–	$19,500
Mr. Cardis	Audit Committee Chairman; Finance Committee Member	$65,000	$15,000	$27,500
Mr. Hicks	Audit Committee Member; Governance Committee Member	$65,000	–	$31,500
Mr. Mullin	Finance Committee Member	$65,000	–	$13,500
Mr. Noski	Audit Committee Member	$5,500	–	$3,000
Mr. Pyott	Lead Independent Director; Compensation Committee Chairman; Governance Committee Member	$85,000	$12,500	$29,000
Ms. Reed	Audit Committee Member; Compensation Committee Member	$32,500	–	$9,000
Mr. Siewert	Audit Committee Member; Finance Committee Member	$65,000	–	$24,000
Ms. Stewart	Governance Committee Chairman; Compensation Committee Member	$65,000	$7,500	$30,500

(2)

Amounts reflect the aggregate grant date fair value of RSUs granted during 2011, without adjustment for forfeitures. The fair value of RSUs was determined as of the date of grant based on the closing price of our common stock on such date, adjusted for foregone dividends. As of December 31, 2011, each director serving on that date, except for Mr. Noski, held a total of 2,043 RSUs; Mr. Noski held a total of 797 RSUs as of December 31, 2011. The unvested RSUs held by Ms. Reed were cancelled effective June 30, 2011 in connection with her resignation from our Board.

(3)

Amounts reflect the aggregate grant date fair value of options granted during 2011, without adjustment for forfeitures. The fair value of options was estimated as of the date of grant using the Black-Scholes option-pricing model. This model requires input assumptions for expected dividend yield, expected volatility, risk-free interest rate and the expected life of the option awards. Refer to footnote (3) of the Summary Compensation Table for information on these assumptions. As of December 31, 2011, the directors serving on that date held stock options, including vested and unvested options, as follows: Mr. Alford – 9,691; Mr. Barker – 26,691; Mr. Börjesson – 22,691; Mr. Cardis – 24,691; Mr. Hicks – 18,691; Mr. Mullin – 23,691; Mr. Noski – 3,177; Mr. Pyott – 23,691; Mr. Siewert – 22,691; and Ms. Stewart – 26,691. The unvested stock options held by Ms. Reed were cancelled effective June 30, 2011 in connection with her resignation from our Board; her vested stock options were cancelled effective December 30, 2011.

(4)

NQDC refers to nonqualified deferred compensation. For Mr. Mullin, amount includes $10,954 in above-market earnings during fiscal year 2011 on fees deferred prior to fiscal year 2011 under the DVDCP. For Messrs. Mullin and Pyott, amounts include the change in present value of their benefits under a director retirement plan that was frozen effective December 31, 2002, based on an interest rate of 4.75% as of December 31, 2011.

(5)	Amounts reflect our matching gifts for contributions made by directors to charitable organizations or educational institutions during 2011.

(6)

Mr. Noski was elected to our Board on November 14, 2011 and received cash compensation prorated for his period of service during the year and equity compensation prorated for his period of service until the Annual Meeting. Ms. Reed resigned from our Board effective June 30, 2011 and received cash compensation prorated for her period of service during the year.

EXECUTIVE COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) provides an overview and analysis of the principles and practices underlying our executive compensation program. In Tabular and Narrative Compensation Disclosures, we provide a series of tables with compensation information for our following named executive officers (our “NEOs”) for 2011:

•	Dean A. Scarborough,

Chairman, President and

Chief Executive Officer;

•	Mitchell R. Butier,

Senior Vice President and

Chief Financial Officer;

•	Timothy S. Clyde,

President,

Specialty Materials and

New Growth Platforms;

•	R. Shawn Neville,

President,

Retail Branding and

Information Solutions; and

•	Donald A. Nolan,

President,

Label and Packaging Materials.

Stockholders are urged to carefully review and consider this CD&A, together with the information contained in Tabular and Narrative Compensation Disclosures, in casting their advisory vote to approve our executive compensation. See Proposal 2 – Advisory Vote to Approve Executive Compensation.

THIS CD&A CONTAINS “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTED RESULTS,

PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS.

Executive Summary

Our 2011 Performance† and Link to Pay Decisions

Due to our entry into a definitive agreement to sell our Office and Consumer Products (“OCP”) business, unless otherwise indicated, the following discussion of our 2011 performance reflects only continuing operations.

Increased Cash Returns to Stockholders

In 2011, we returned more cash to stockholders by increasing our annual dividend by 25% to $1.00 per share from $0.80 per share in 2010. In addition, our Board authorized the repurchase of an additional five million shares of our common stock in January 2011, bringing the total number of shares available for repurchase under this and prior Board authorizations to approximately six million.

Despite the headwinds of challenging economic conditions and increased raw material inflation, we positioned ourselves in 2011 for greater future cash returns to stockholders by:

•	further strengthening our balance sheet, ending the year with a net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio of 1.9;

†

For complete information regarding our 2011 performance, including the definitions and limitations associated with our non-GAAP financial measures, stockholders should read “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” as well as the audited consolidated financial statements and accompanying notes thereto, contained in our 2011 Annual Report on Form 10-K filed with the SEC on February 27, 2012, which is being made available or mailed to stockholders with this proxy statement.

•

reducing our debt by $156 million, in addition to contributing $73 million to our pension plan (over $50 million more than required), both of which advance our efforts to increase our current credit ratings;

•

implementing restructuring actions to reduce our fixed costs. We anticipate approximately $55 million in annualized savings from these actions, approximately one-fourth of which were realized in 2011 and the remainder of which are expected to be realized in 2012;

•

executing the definitive agreement to sell our OCP business for gross cash proceeds of $550 million, subject to adjustment in accordance with the terms of the agreement. The transaction is subject to customary closing conditions and regulatory approvals, and is expected to be completed in the second half of 2012. We believe that the transaction presented the best opportunity to maximize the business’s value for our stockholders; and

•	selling a product line from our Performance Films business in October 2011, for which we received proceeds of $21 million.

As a result of our disciplined financial management, implementation of productivity improvements and portfolio rationalization efforts, as of January 31, 2012, we anticipated further increased return of cash to stockholders during 2012. To that end, our Board increased our quarterly dividend by 8% in January 2012 to $0.27.

Challenging 2011 Resulted in No 2011 Bonuses for NEOs or Payouts for Performance Units Eligible for Vesting

In 2011, we delivered results that reflected the impacts of challenging global economic conditions on the markets we serve and rising raw material costs. By countering these pressures with increased prices and further improvements in productivity, we achieved the following results:

•

adjusted organic sales growth of 1.7% over 2010. As a result of our actions during the year to increase pricing, we were able to offset modest volume decline. In addition, we increased our sales in higher-growth emerging markets to approximately 40% of our 2011 consolidated revenues;

•	free cash flow, including discontinued operations, of approximately $292 million, having sustained our working capital productivity improvements from 2009 and 2010; and

•	adjusted earnings per share (“EPS”), including discontinued operations, of $2.16.

These financial metrics served as the performance objectives under our 2011 bonus plan. Since we did not achieve the threshold level for any of the objectives, none of our NEOs received a bonus for 2011.

In addition, the threshold level for the relative total shareholder return (“TSR”) performance objective established by the Compensation Committee for the 2009-2011 MTIP was not achieved; as a result, the PUs granted thereunder were cancelled and no compensation related to the grant was received by eligible executives, including our NEOs.

Based on our 2011 performance, our CEO recommended to the Compensation Committee that his salary not be increased for 2012. The Compensation Committee approved our CEO’s recommendation.

2012 Outlook

We remain committed to the long-term profitable growth of our Pressure-sensitive Materials and Retail Branding and Information Solutions businesses on behalf of you, our stockholders. As of January 31, 2012, the date on which we announced our financial results for the 2011 fiscal year, we anticipated the following for 2012:

•	earnings improvement and solid free cash flow on modest organic sales growth driven largely by emerging markets;

•	continued strong balance sheet, with a net debt to EBITDA ratio of less than 2.0; and

•	increased return of cash to stockholders through share repurchases and our increased quarterly dividend.

Total Realized Compensation for 2011

While we provide consistent and competitive compensation opportunities for our NEOs, in furtherance of our pay-for-performance philosophy, the actual compensation realized by them varies year-to-year based on our performance.

The following Total Realized Compensation Table shows the compensation actually earned by our NEOs in each of the last three years. It is not intended as, nor should it be considered as, a substitute for the Summary Compensation Table required by SEC regulations. Whereas the Summary Compensation Table includes the change in the actuarial present value of pension benefits to which NEOs are entitled, the Total Realized Compensation Table excludes these amounts because they are based on the assumptions we use for financial reporting purposes and do not reflect amounts paid to or realized by our NEOs. In addition, amounts under the stock award and option award columns of the Summary Compensation Table reflect the fair value of these awards granted to NEOs in a particular year based on the awards’ grant date value for financial reporting purposes. The Total Realized Compensation Table instead includes any value realized by our NEOs from the exercise of stock options and vesting of RSUs and PUs (before payment of applicable withholding taxes and brokerage commissions), as shown in the Option Exercises and Stock Vested Table of this and prior proxy statements. See Tabular and Narrative Compensation Disclosures.

As shown in the table, the total compensation realized by our NEOs in each of the years presented was substantially lower than their total compensation as shown in the Summary Compensation Table. In addition, further to the Compensation Committee’s pay-for-performance philosophy, the compensation realized by our NEOs varied based on our overall performance during the period. Having not achieved the threshold level of performance for the objectives established for our 2011 bonus plan, our NEOs received no cash bonus for the year and therefore realized lower total compensation for 2011. Conversely, total realized compensation peaked in 2010 due to our having achieved more than the maximum level of performance for the objectives established for our 2010 bonus plan.

TOTAL REALIZED COMPENSATION TABLE

Name	Year	Salary	Non-Equity Incentive Compensation(1)	Performance Units or Performance- Based RSUs(2)	Time-Vested RSUs(3)	Stock Options	All Other Compensation(4)	Total
Mr. Scarborough	2011	$1,018,333	—	$570,179	—	—	$175,797	$1,764,309
	2010	$965,000	$2,150,000	—	—	—	$145,073	$3,260,073
	2009	$945,000	$1,700,000	—	—	—	$128,445	$2,773,445

Mr. Butier	2011	$491,688	—	$78,286	$281,087	—	$94,932	$945,993
	2010	$425,000	$530,414	—	$45,973	—	$56,518	$1,057,905

Mr. Clyde	2011	$525,334	—	$156,100	$462,686	—	$106,262	$1,250,382
	2010	$510,000	$618,000	—	—	—	$82,763	$1,210,763
	2009	$500,000	$408,000	—	—	—	$116,608	$1,024,608

Mr. Neville	2011	$520,000	—	—	—	—	$95,301	$615,301
	2010	$491,667	$600,000	—	—	—	$75,476	$1,167,143

Mr. Nolan	2011	$542,535	—	—	$277,620	—	$116,761	$936,916
	2010	$516,667	$630,000	—	—	—	$89,334	$1,236,001
	2009	$500,000	$612,000	—	—	—	$85,318	$1,197,318

(1)

Amounts reflect earnings under our bonus plan for the applicable year, which are determined in February and paid in March of the following year. None of our NEOs received a bonus for 2011 because we did not achieve the threshold levels for any of the performance objectives under our 2011 bonus plan.

(2)

If any, amounts reflect the value received upon vesting of PUs that were payable in shares of our common stock at the end of a three-year period provided that certain performance objectives are achieved as of the end of the period. We began granting PUs to our NEOs in 2008 as we transitioned from our former cash-based long-term incentive compensation program to our current equity-based long-term incentive compensation program. Because the threshold level of the respective performance objectives was not met, neither the PUs granted under the 2008-2010 MTIP nor the PUs granted under the 2009-2011 MTIP vested and no compensation was earned by the NEOs under those programs.

Amounts shown in 2011 for Messrs. Scarborough, Butier and Clyde include the value realized upon the vesting in February 2011 of performance-based RSUs granted in December 2005 and December 2006 because our return on total capital exceeded the 67th percentile of a peer group consisting of 50 publicly-traded U.S. companies selected by Mercer, the Compensation Committee’s former compensation consultant, on the basis of market diversity, international focus and investment, market volatility and product line mix. The component companies of this peer group were disclosed in our 2011 proxy statement. This peer group is no longer used. For information regarding the Compensation Committee’s current use of peer groups, see Use of Peer Groups in this CD&A.

(3)

Amounts for Messrs. Butier, Clyde and Nolan include the value realized upon the vesting of time-vested RSUs in 2011. Mr. Butier’s RSUs vested ratably over four years and were granted for retention purposes in September 2008, February 2009, February 2010 and June 2010. The RSUs of Messrs. Clyde and Nolan had a three-year cliff-vesting period and were granted in March 2008 to Mr. Clyde for retention purposes and to Mr. Nolan in connection with his initial hire.

(4)	For components of “All Other Compensation,” see footnote (6) of the Summary Compensation Table.

Effective Executive Compensation Governance Practices

Our executive compensation program incorporates the following governance practices, which we believe collectively ensure that the program serves the long-term interests of our stockholders:

•

Substantial Majority of NEO Compensation Is at Risk.    A substantial majority of our NEOs’ target total direct compensation opportunity is tied to corporate performance and at risk; for fiscal year 2011, approximately 85% of our CEO’s and approximately 71% of our other NEOs’ total direct compensation consisted of at risk performance-based compensation. Cash-based incentive compensation, if any, is based on our achievement of predetermined performance goals that are consistent with the metrics we use to measure our performance and communicate our performance to our stockholders. Our equity-based incentive compensation helps ensure alignment of the interests of our executives with stockholder interests by allowing them to build an equity stake in our company to the extent such compensation is realized.

•

Balanced Compensation Program. Executive compensation for 2011 consisted of a base salary, target incentive compensation, perquisites and benefits. Target incentive compensation consisted of an annual cash bonus and long-term equity incentives designed to deliver value equal to target percentages of total direct compensation, with the compensation actually realized by our executives only to the extent warranted by our performance. Beginning in 2011, the Compensation Committee replaced a number of perquisites previously provided for executives with a flat taxable executive benefit allowance that is not subject to any tax gross-up.

In addition, our NEOs are eligible to participate in our benefit programs.

•

Incentive Compensation Clawback. Incentive compensation is subject to clawback in the event of fraud or other intentional misconduct on the part of an employee that necessitates a restatement of our financial results.

•

Reasonable Severance Benefits.    In the event of termination not for cause in the absence of a change of control, no NEO is eligible to receive a payment in excess of one times the sum of his annual pay, highest annual bonus received in the preceding three years and the cash value of 12 months of his qualified medical and dental benefits, except for our CEO, who is eligible to receive a payment of two times that sum.

•	Reasonable Change of Control Severance Benefits.

•

Payment Limitations.    In the event of a qualifying termination of employment following a change of control, no NEO is eligible to receive a severance payment in excess of two times the sum of his annual pay, highest annual bonus received in the preceding three years and the cash value of 24 months of his qualified medical and dental benefits, except for our CEO, who is eligible to receive a payment of three times the sum of his annual pay, highest annual bonus received in the preceding three years and the cash value of 36 months of his qualified medical and dental benefits.

•	No Excise Tax Gross Ups. In the event of a qualifying termination of employment within 24 months of a change of control, no NEO is eligible to receive an excise tax gross-up on any payment received.

•	“Double Trigger” Equity Vesting. Subject to stockholder

approval (see Proposal 3 – Approval of Amended and Restated Stock Option and Incentive Plan), in the event of a change of control, the vesting of future equity awards would be accelerated only if an NEO experiences a separation of service within 24 months of the change of control.

•

Independent Oversight and Expertise.    The Compensation Committee, which is comprised solely of independent directors, manages our Board’s responsibilities relating to the compensation of our executive officers, including our NEOs. The Compensation Committee has engaged Towers Watson to provide it with executive compensation advice, and Towers Watson’s independence is affirmed and maintained by adherence to protocols established at the outset of its engagement, which include procedures designed to prevent conflicts of interest.

•

Robust Planning and Evaluation Process.    With the assistance of Towers Watson, the Compensation Committee begins planning executive compensation months in advance, giving consideration to the results of our prior year advisory stockholder vote to approve executive compensation, market trends, changes in laws and regulations, the proxy voting guidelines of our institutional investors and the voting policies of stockholder advisory firms. The Compensation Committee utilizes a total direct compensation positioning strategy that references market survey data and utilizes peer groups for measuring achievement of certain performance objectives. To determine executive compensation, the Compensation Committee performs an annual performance review of each of our NEOs and reviews tally sheets that summarize all elements of NEO compensation.

•

“At-will” Employment.    None of our NEOs have employment agreements; as a result, their continued employment remains at all times subject to our satisfaction with their individual performance. In addition, the terms and conditions of their employment are governed by approved plans, which ensures consistency among our executives and eliminates the need for us to individually negotiate their compensation packages.

•

Stringent Stock Ownership Requirements.     Our NEOs are required to obtain and maintain a significant amount of our common stock to ensure their interests remain aligned with those of our stockholders. If an NEO fails to comply with or make reasonable progress towards meeting his applicable requirement, he is required to retain all net shares acquired from the exercise of stock options or the vesting of stock awards.

•

Management of Excessive Risk-Taking.    As described in Oversight of Risks Associated with Compensation Policies and Practices, our program has several features that together mitigate excessive risk-taking behavior by our NEOs, including equity incentives that vest over three- and four-year periods and capped financial and individual modifiers under our annual bonus plan.

Pay for Performance

Executive Compensation Philosophy

The Compensation Committee has developed a strategy and supporting plans that tie a significant portion of executive compensation to our success in meeting specified performance objectives and positively influencing the appreciation of our stock price. The objectives of this strategy are to attract and retain the best possible executive talent, motivate these executives to achieve our near-

and long-term goals, link the interests of our executives with those of stockholders through equity-based compensation and recognize individual contributions in light of our overall business results.

The Compensation Committee believes that our incentive plans should balance our mid- and long-term corporate objectives by providing upside opportunity for exceeding performance targets and downside risk for missing performance targets. In addition, the program balances retention with reward for stockholder value creation, while also ensuring that the elements of the program, individually and in the aggregate, do not encourage excessive risk-taking.

Substantial Majority of NEO Compensation at Risk

The Compensation Committee establishes target NEO compensation to provide packages that align compensation with our financial performance over time, with reference to market practices. The Compensation Committee structures our performance-based compensation program to reward NEOs based on our corporate performance, as well as the individual executive’s contributions, to motivate our executives and align their compensation with stockholder interests. As shown in the following charts, the substantial majority of our NEOs’ total direct compensation opportunity in 2011 was performance-based and at risk.

Incentive Compensation Tied to Performance Objectives

The Compensation Committee allocates executive incentive compensation between cash and equity based on its assessment of our objectives and market practices.

Performance-Based Cash Compensation

In February 2011, the Compensation Committee established the performance objectives and weightings for our 2011 bonus plan, reflecting our 2011 operating plan. The target performance objectives (which included our OCP business, the results of which are now reflected as discontinuing operations in our financial statements) were as follows:

•	adjusted sales growth of 6.1% (weighted 30%);

•	adjusted earnings per share of $3.30 (weighted 50%); and

•	free cash flow of $350 million (weighted 20%).

Because we did not achieve the threshold level for any of these objectives, the financial modifier under our 2011 bonus plan was 0%. With corporate performance significantly below plan, none of our NEOs received a bonus for the year. See Annual Cash Bonus in this CD&A for more information.

Performance-Based Equity Compensation

The target 2011 long-term equity incentive opportunity represented approximately 77% and 75% of our CEO’s and other NEOs’ total performance-based compensation, respectively. At its regularly-scheduled February meeting, the Compensation Committee approved the long-term equity incentive compensation of our NEOs, which in 2011 was denominated 60% in an option to purchase shares of our common stock and 40% in PUs that are eligible to vest at the end of a three-year period only if we achieve the designated performance objective. The Compensation Committee believes that these long-term incentives appropriately align executive compensation with the long-term interests of stockholders because appreciation of our stock price directly impacts the realizable value of option exercises and the vesting of shares realizable upon the vesting of PUs. The vesting of PUs in 2011 was exclusively tied to the achievement of TSR. TSR measures the return that we have provided for our stockholders, including share price movements and dividends reinvested.

The PUs granted to our NEOs under the 2009-2011 MTIP were eligible for vesting based on our relative TSR compared to the other companies in the S&P 500 Industrials and Materials subsets at year-end 2011. The threshold level for the performance objective was not achieved; as a result, the PUs were cancelled and no compensation related to the grant was received by our NEOs.

Pay-for-Performance Alignment

In 2010, Towers Watson analyzed the alignment of NEO compensation with our financial performance in relation to 49 companies in the S&P 500 Industrials and Materials subsets ranging from one-half to two times our size. Based in part on this analysis, the Compensation Committee determined that our pay-for-performance alignment was strong because our:

•	Relative corporate performance was between the 25th and 50th

percentiles.    For this analysis, three-year corporate performance included the following measures: sales growth, return on total capital (which reflects both profitability and capital utilization), and TSR.

•

Relative NEO realizable compensation was also between the 25th and 50th percentiles.    For this analysis, NEO realizable compensation included aggregate salary, actual bonuses paid and realizable gains on long-term incentive awards received during the three-year period. Realizable gains on long-term incentive awards were comprised of the value of in-the-money stock options; the value of time-vested RSUs and other full-value share awards; the value of vested performance shares/units; and cash long-term incentive payouts.

Balanced Compensation Program

The key elements of our NEO compensation program in 2011 were:

•	base salary;

•	incentive compensation, consisting of cash and equity components;

•	perquisites, primarily in the form of a flat taxable executive benefit allowance; and

•	benefits.

Base Salary

Base salaries provide executives with monthly income to compensate them for services rendered during the year and are determined after consideration of the following factors:

•	the responsibilities of the position;

•	the experience and performance of the individual;

•	company and business group financial results;

•	other individual objectives, including leadership development, environmental health and safety, company values and ethics, and employee relations;

•	internal equity;

•	the competition for executive talent; and

•	salary information from market surveys.

During the last three fiscal years, our NEOs received the following changes in base salary:

•	2009. None of our NEOs received a base salary increase in 2009 as a result of global economic conditions and our outlook for performance.

•

2010.    Based on our improving performance and in recognition of our long-term goals, the Compensation Committee increased the base salaries of Messrs. Scarborough and Clyde by 3% in 2010, an amount proportional to the average percentage salary increase for the U.S. employee population. In recognition of the financial performance of his business group and to position his compensation around the market median, Mr. Nolan’s base salary was increased by 5% in 2010. Messrs. Butier and Neville were not NEOs prior to 2010.

•

2011.    Based on our strong 2010 performance and their individual contributions thereto and giving consideration to market survey data, our NEOs received the following increases in base salary in 2011 –Mr. Scarborough, 6.7%; Mr. Butier, 5.3%; Mr. Clyde, 3%; Mr. Nolan, 5%; and Mr. Neville, 6%.

Incentive Compensation

We structure our incentive compensation to reward our NEOs based on our performance, as well as the individual executive’s contributions, to motivate our executives and align their interests with those of stockholders generally. The Compensation Committee allocates compensation between cash and equity based on its assessment of our objectives and the competitive practices of other public companies.

Our performance-based compensation for 2011 consisted of a cash bonus opportunity based on performance against goals established in February 2011, and long-term equity-based incentives granted by the Compensation Committee in February 2011.

Annual Cash Bonus

The annual cash bonus is designed to compensate NEOs based on their achievement of individual and company performance objectives with targets established to enhance our NEOs’ motivation to achieve superior results.

The bonus awarded, if any, is calculated using the following formula:

Year-end Salary

X

Bonus Opportunity

X

Financial Modifier

X

Individual Modifier

Compared to 2010, a year in which we had strong corporate performance, the bonus of each NEO in 2011 was zero, as shown in the following table.

NEO	2010 Bonus	2011 Bonus
Mr. Scarborough	$2,150,000	$0
Mr. Butier	$530,414	$0
Mr. Clyde	$618,000	$0
Mr. Neville	$600,000	$0
Mr. Nolan	$630,000	$0

Bonus Opportunity

The Compensation Committee uses a bonus opportunity based on market survey data and consistent with its total direct compensation positioning strategy. For 2011, the target bonus opportunities were 125% for our CEO and 60% for our other NEOs, in each case of year-end base salary. Our CEO’s target bonus opportunity was increased by the Compensation Committee from 110% in 2010 to 125% in 2011 based on the recommendation of Towers Watson and giving consideration to market practices.

Financial Modifier

The financial modifier is the amount payable under our annual bonus plan based on our performance against performance objectives selected and weighted by the Compensation Committee at the beginning of the year. The objectives for the financial modifier are selected to further our pay-for-performance strategy and give management additional incentive to provide for long-term stockholder value creation. Consistent with the way in which we measure our financial performance, in evaluating our achievement of the performance objectives, the Compensation Committee has the discretion to exclude the impact, positive or negative, of extraordinary items such as: currency translation; acquisitions and divestitures; changes in accounting principles, tax codes or related regulations and rulings; natural disasters, terrorism and war; costs related to the early extinguishment of debt; costs of litigation outside the normal course of business; and non-cash charges. The interpolation between threshold and maximum performance objectives is linear, with the total financial modifier capped at 200%.

The performance objectives for 2011 were based on the following financial metrics, which were established and weighted by the Compensation Committee in consultation with

Towers Watson in February 2011 based on the corporate strategies and objectives established for our 2011 annual operating plan approved by our Board at that time:

•	“adjusted sales growth” (weighted 30%), which means sales growth, excluding the estimated impact of currency translation, acquisitions and divestitures;

•	“adjusted EPS” (weighted 50%), which means reported net income per common share, assuming dilution, adjusted for the full year estimated tax effect of restructuring costs and other items; and

•

“free cash flow” (weighted 20%), which means cash flow from operations, less net payments for capital expenditures, software and other deferred charges, plus net proceeds from sale (purchase) of investments.

The performance objectives were designed as stretch goals achievable if we significantly improved upon our 2010 performance despite the strong headwinds of raw material inflation and global economic conditions. For 2011, the Compensation Committee increased the weighting of the adjusted EPS metric from 40% in 2010 to 50% and decreased the weighting of the adjusted sales growth metric to 30%, reflecting a shift in management’s focus to increasing profitability and improving productivity.

As shown in the following table, we did not achieve the threshold level for any of these performance objectives, resulting in a financial modifier of 0%.

2011 BONUS PLAN RESULTS(1)

	Adjusted Sales Growth (weighted 30%)	Adjusted EPS (weighted 50%)	Free Cash Flow ($MM) (weighted 20%)	Financial Modifier
Bonus Plan Threshold	4.0%	$3.00	$325.0	50%
Bonus Plan Target	6.1%	$3.30	$350.0	100%
Bonus Plan 150% Upside	8.2%	$3.55	$400.0	150%
Bonus Plan 200% Upside (Maximum)	10.4%	$3.65	$425.0	200%

As reported (including discontinued operations)	2.9%	$1.78	$292.0
Impact of currency translation(2)	(2.4)%	—	—
As adjusted for impact of currency translation	0.5%	$1.78	$292.0
Restructuring costs and other items(3)	—	$0.38	—
Bonus Plan Performance	0.5%	$2.16	$292.0	0%

(1)	Targets, results and bonus plan performance include discontinued operations.
(2)	Impact of currency translation excluded for adjusted sales growth measure only.
(3)	Includes gain on sale of product line and an investment, loss from debt extinguishments, legal settlements, loss from curtailment and settlement of pension obligations, and transaction costs.

The Compensation Committee believes the historical variability in the financial modifier demonstrates that our annual bonus plans have operated as intended to deliver performance-based compensation. As shown in the following chart, over the last five fiscal years, including 2011, the financial modifier under our annual bonus plan has averaged 89%.

Year	Financial Modifier
2007	88%
2008	19%
2009	136%
2010	200%
2011	0%
Average	89%

Individual Modifier

Our NEOs have individual performance objectives that are designed to supplement our annual financial goals and enhance our long-term performance. Achievement of individual objectives is evaluated and translated into an individual modifier, which ranges from 0% to 150%.

The Compensation Committee determines the individual modifier for our CEO based on its assessment of his performance. Our CEO recommends the individual modifiers for our other NEOs based on his assessment of their performance and the Compensation Committee considers our CEO’s recommendations before independently determining individual modifiers for our other NEOs, giving consideration to the totality of the individual’s performance rather than assigning specific weights to any of the applicable performance criteria.

For 2011, the Compensation Committee evaluated the performance of our NEOs and determined that they met some or all of their respective performance objectives established at the beginning of the year. However, given the financial modifier of 0%, our NEOs’ individual performance against their previously-established objectives did not impact their 2011 compensation.

Long-Term Equity Incentives

To align executive compensation more closely with the interests of the stockholders, our long-term incentives for 2011 consisted solely of stock-based awards that were designed to:

•	enhance the link between the creation of stockholder value and long-term incentive compensation;

•	provide our NEOs with an opportunity for increased equity ownership; and

•	maintain competitive levels of target total direct compensation.

Equity Incentive Opportunity

The Compensation Committee uses an equity incentive opportunity based on market reference data consistent with its total direct compensation positioning strategy. For 2011, the target equity incentive opportunities were 420% for our CEO and 180% for our other NEOs, in each case of prior year-end base salary.

NEO	Target Equity Incentive Opportunity	Actual Equity Grant
Mr. Scarborough	$4,368,000	$4,383,000
Mr. Butier	$855,000	$1,026,000
Mr. Clyde	$927,000	$1,019,700
Mr. Neville	$900,000	$1,170,000
Mr. Nolan	$945,000	$1,175,000

2011 Equity Awards

In 2011, after discussions with Towers Watson, the Compensation Committee awarded our NEOs long-term incentives in the following forms:

•

60% in an option to purchase shares of our common stock, which option vests ratably over four years and expires in ten years. The option was granted at an exercise price equal to the price of our common stock on the date of grant; and

•

40% in PUs awarded under our MTIP, which are payable in shares of our common stock after the end of a three-year period to the extent our company has met at least the threshold levels for the designated performance objective. The performance objective was determined by the Compensation Committee in February 2011 and established at threshold (50% payout), target (100% payout) and maximum (200% payout) levels. PUs do not accrue dividends or dividend equivalents during the performance period.

For the 2011-2013 MTIP, the Compensation Committee selected relative TSR compared to other companies in the S&P 500 Industrials and Materials subsets as the sole performance objective, with a threshold payout for TSR above the 40th percentile, target payout for TSR above the 55th percentile and maximum payout for TSR above the 80th percentile. Consistent with its pay-for-performance philosophy, the Compensation Committee designed the PUs to provide realized compensation only if we deliver greater value creation and higher stockholder returns.

The Compensation Committee believes that these incentives appropriately align executive compensation with the long-term interests of stockholders because appreciation of our stock price directly impacts the value realizable upon the exercise of stock options and the number of shares that may be payable with respect to the vesting of PUs given that TSR is the sole performance objective.

2009-2011 MTIP Performance Units Eligible for Vesting

The sole performance objective established by the Compensation Committee in February 2009 for the 2009-2011 MTIP also was relative TSR compared to the other companies in the S&P 500 Industrials and Materials subsets. The threshold, target and maximum levels required for the 2009-2011 MTIP to vest were as follows:

2009-2011 MTIP

Relative TSR
Threshold (50%)	40th percentile
Target (100%)	55th percentile
Maximum (200%)	80th percentile

We did not achieve the performance objective required for the PUs granted under the 2009-2011 MTIP to vest at any level. Accordingly, these PUs were cancelled and our NEOs realized no compensation from the grant.

Incentive Compensation Clawback

In the event of fraud or other intentional misconduct on the part of an employee that necessitates a restatement of our financial results, the employee will be required to reimburse us for any bonus awards or other incentive compensation paid or issued to the employee in excess of the amount that would have been paid or issued based on the restated financial results. These remedies would be in addition to, not instead of, any actions imposed by law enforcement agencies, regulators or other authorities. The Compensation Committee approved our incentive compensation clawback policy in December 2009 to further align the interests of our employees with our stockholders and expects that it will review and modify the policy as may be required to comply with NYSE listing standards to be issued based on final SEC rules expected in 2012.

Perquisites

We provide our NEOs with modest perquisites consistent with market practices. In 2011, our NEOs received an average of $77,121 in perquisites, making them a relatively insignificant component of compensation. We do not reimburse our NEOs for the tax consequences of their receipt of perquisites.

The Compensation Committee periodically reviews the perquisites provided to our NEOs and makes any changes it determines are appropriate to reflect market trends and governance best practices.

Executive Benefit Allowance

Based on its review of the perquisites and supplemental medical and dental benefits provided by us during 2010, our executives’ actual usage of the benefits, market practices, the range of alternative approaches to deliver these benefits, and the recommendation of Towers Watson, the Compensation Committee replaced our previously enumerated perquisites with a flat executive benefit allowance for executives based in the United States effective January 1, 2011.

The Compensation Committee believes that the revised program reduces the expenses associated with administering a variety of separate perquisites and provides senior executives with greater flexibility to select perquisites based on their needs or preferences rather than the specific options we previously made available. The Compensation Committee administers the program and, in its discretion, may adjust the annual allowance amount.

The executive benefit allowance provides our CEO with $70,000 per year and our other NEOs with $65,000 per year. These amounts are taxable and are not grossed-up for taxes.

Payments in Addition to Executive Benefit Allowance

Financial Counseling Reimbursement

Our CEO and other NEOs are eligible for a separate reimbursement for financial counseling and tax preparation expenses of up to $25,000 and $15,000 per year, respectively. These amounts are paid only to the extent actually used, and are taxable compensation to the NEO. These amounts are also not subject to gross-up for taxes.

Annual Physical Examination

Our NEOs are strongly encouraged to have an annual physical examination, which is paid for by our company. This benefit is not subject to the executive benefit allowance described above and is not taxable to the NEO.

Benefits

The Compensation Committee works with Towers Watson and management to provide a benefit program that is competitive with other companies in the industries in which we compete for executive talent to support the recruiting and retention of our NEOs. NEOs are eligible for benefits made available to all our eligible employees in the United States, including benefits under retirement, savings, health and welfare, and disability plans, most of which are not administered by the Compensation Committee.

Defined Retirement Benefits

We provide retirement benefits for eligible employees, including our NEOs, under our pension plan. We also provide eligible employees with additional retirement benefits under our benefit restoration plan. These plans are administered by our Retirement Planning Committee, consisting of members of management, and not the Compensation Committee. We froze benefits for the active participants under these plans as of December 31, 2010, so no retirement benefits were accrued thereunder by our NEOs during 2011.

All NEOs, except Mr. Neville, currently have benefits in at least one of these plans. For additional information regarding these plans and accrued NEO benefits thereunder, see Pension Benefits in Tabular and Narrative Compensation Disclosures.

Executive Retirement Benefits

We have a supplemental executive retirement plan that provides designated executives with certain supplemental benefits upon retirement to induce them to remain with our company. Of our NEOs, only our CEO is a participant under the plan, and the Compensation Committee does not currently intend to designate any of our other NEOs as a participant in the plan.

Our CEO’s benefits under the supplemental executive retirement plan were frozen based on his average compensation as of December 31, 2010. As a result, his plan benefits generally would commence upon the earlier of his turning 60 and his separation from service at a benefit level of 62.5% of his average compensation as of December 31, 2010, reduced by the benefits to which he would be entitled from our other retirement plans, our company match to his contributions to our employee savings plan, fixed amounts representative of contributions plus interest to the deferred compensation plans and estimated Social Security payments.

The Compensation Committee determined to freeze these benefits to: (i) be consistent with our decision to freeze the accrual of benefits under our defined retirement plans effective December 31, 2010; (ii) reduce our overall exposure to accounting and cash flow volatility; and (iii) more closely align our CEO’s compensation with our performance by issuing him an option to purchase shares of our common stock in exchange for his contractual agreement to the freezing of benefits as a further incentive to grow long-term stockholder value.

For additional information on the supplemental executive retirement plan and our CEO’s accrued benefits thereunder, see Pension Benefits in Tabular and Narrative Compensation Disclosures.

Defined Contribution Benefits

Our NEOs are eligible to participate in our tax-qualified retirement savings plan, which permits all U.S. employees to defer the lesser of 25% of their eligible earnings and the limit prescribed by the Internal Revenue Service, to the plan on a before-tax basis. Employee deferrals are immediately vested upon contribution and we currently make a contribution in an amount up to 6% of an employee’s eligible compensation, 3% of which is an automatic contribution and up to 3% of which is a match of 50% of employee contributions up to 6%, subject to certain other Internal Revenue Code (“Code”) limits. After two years of service, participants vest in our contributions to their savings account.

Employees are immediately eligible to participate in the savings plan, and all our NEOs currently participate in the plan. The plan is administered by our Retirement Planning Committee, consisting of members of management, and not the Compensation Committee.

Nonqualified Deferred Compensation Benefits

Our NEOs are eligible to participate in our executive variable deferred retirement plan, which allows eligible employees to defer up to 75% of their base salary and up to 90% of their cash bonus. The plan provides NEOs and other eligible employees with a long-term capital accumulation opportunity with a number of investment opportunities, including fixed income and mutual fund alternatives. Deferrals are 100% vested.

In connection with the freezing of our U.S. defined retirement benefit plans, we determined to make an annual contribution for 2011 to the deferred compensation account of any employee who earned eligible compensation over the Code compensation limit in 2011 equal to 6% of 401(k) eligible earnings in excess of the Code compensation limit. This benefit was designed to supplement 401(k) contributions that are limited under the Code. This contribution was added to the account of each active employee as of December 31, 2011 who met the eligibility criteria, which included all our NEOs.

Our CEO also participated in deferred compensation plans that are no longer available for new deferrals. None of our currently open plans offer investment options that provide above-market interest rates.

For additional information regarding our deferred compensation plans and accrued NEO benefits thereunder, see Nonqualified Deferred Compensation Benefits in Tabular and Narrative Compensation Disclosures.

Retiree Medical Benefits

Under our retiree medical plan, certain retirees, including our NEOs, may be eligible for medical coverage until they are eligible for Medicare provided they meet the following criteria: (i) elect to retire immediately following separation of service; (ii) receive a benefit from the defined benefit retirement plan; and (iii) are age 55 or older with 15 or more years of service. We share the cost for this coverage with retirees who are at least age 60 and have 20 years of service.

In October 2011, we made certain changes to our retiree medical plan. As a result of these changes, medical premiums for eligible retirees who retire after December 31, 2013 will no longer be subsidized. In addition, beginning January 1, 2012, retiree medical premiums will generally be based on the claims expense of the retiree group, resulting in a higher premium rate for retirees and lower claims expense for our company.

Life Insurance Benefits

In addition to the $50,000 in life insurance benefits we provide for all U.S. employees, our NEOs are provided with supplemental life insurance benefits equal to three times the NEO’s base salary less $50,000, up to a maximum coverage of $1,000,000.

Reasonable Severance Benefits

The rights of our executive officers in the event of termination not for cause are governed by our Executive Severance Plan (the “Severance Plan”) and our Key Employee Change of Control Severance Plan (the “COC Severance Plan”). We use these plans, rather than individually negotiated agreements, to provide us with the flexibility to change the severance benefits for which our executive officers are eligible to reflect evolving market and governance practices without the need to obtain the individual consent of our executive officers. In addition, this plan-based approach eliminates the need for us to individually negotiate separation payments and assures that our executive officers are eligible for benefits that are comparable to employees with similar levels of responsibility.

For additional information regarding the Severance Plan, the COC Severance Plan and potential NEO benefits under these plans, see Potential Payments Upon Termination or Change of Control in Tabular and Narrative Compensation Disclosures.

Severance Following Involuntary Termination Not for Cause

Under the Severance Plan, our NEOs are eligible to receive severance benefits upon involuntary termination of employment not for “cause,” determined in accordance with the terms and subject to the conditions of the plan.

In the event of a qualifying termination of employment, our CEO would be eligible to receive two times the sum of his annual pay, his highest annual bonus received in the preceding three years and the cash value of 12 months of his qualified medical and dental benefits, and each of our other NEOs would be eligible to receive one times this sum. All NEOs would also be eligible to receive up to $25,000 in outplacement services for up to one year following termination of employment. Any payments made under the Severance Plan would be offset by any payments received by the NEO under any statutory, legislative and regulatory requirement or any other company severance plan or arrangement (including the COC Severance Plan).

Severance Following Change of Control

Under the COC Severance Plan, our NEOs are eligible for severance payments upon termination of employment not for “cause” or by the executive for “good reason” within 24 months of a “change of control” of our company, determined in accordance with the terms and subject to the conditions of the plan.

In the event of a qualifying termination of employment following a change of control, our CEO would be eligible to receive three times the sum of his annual pay and his highest annual bonus received in the preceding three years, as well as the cash value of 36 months of his qualified medical and dental benefits. Each of our other NEOs would be eligible to receive two times the sum of his annual pay and his highest annual bonus received in the preceding three years, as well as the cash value of 24 months of his qualified medical and dental benefits. Each of our NEOs would also be eligible to receive a pro-rata bonus for the year of termination based on the highest annual bonus received by the participant in the preceding three years and up to $25,000 in outplacement services for up to one year following the termination of employment.

Our NEOs are not eligible to receive any excise tax gross-up on amounts payable under the COC Severance Plan. However, if an NEO would otherwise incur excise taxes under Section 4999 of the Code, the NEO’s payments under the COC Severance Plan may be reduced to the “safe harbor amount” so that no excise taxes would be due. In addition, payments under the COC Severance Plan are offset by payments received by the participant under any other company severance plan or agreement (including the Severance Plan) and any other statutory, legislative and regulatory requirement.

Independent Board Oversight and Expertise

Our Board believes that hiring and retaining effective leaders and providing appropriate incentives for executives are essential to our success in the marketplace and to creating an attractive investment for stockholders. The Compensation Committee, which is comprised solely of independent directors, has responsibility for establishing and implementing our executive compensation program. For a detailed description of the Compensation Committee’s responsibilities, see Compensation and Executive Personnel Committee in Corporate Governance Policies and Practices.

The Compensation Committee has retained Towers Watson, an independent executive compensation consultant, to assist with establishing the level of executive compensation, designing our incentive compensation programs and providing information regarding compensation best practices. Representatives of Towers Watson were present at every Compensation Committee meeting held in 2011, and may be consulted in between meetings at the Committee’s discretion.

During 2011, in addition to providing assistance with establishing the elements of our annual executive compensation program,

Towers Watson performed the following services for the Compensation Committee:

•

undertaking a review of our CEO’s 2010 annual cash bonus and 2011 long-term equity incentive package, including testing our CEO’s compensation package against the pay-for-performance methodology of a stockholder advisory firm;

•	assisting with the design of our 2011 incentive program;

•	reviewing the CD&A contained in our 2011 proxy statement;

•	evaluating the results of our 2011 advisory vote to approve executive compensation, including by providing an analysis of the commentary and vote recommendations of stockholder advisory firms; and

•	assisting with the design of our 2012 incentive program.

Robust Planning and Evaluation Processes

Executive Compensation Planning

Consideration of Prior Year Say-on-Pay Vote Results

We provide our stockholders with the opportunity annually to vote to approve our executive compensation. Although the vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process.

At the 2011 Annual Meeting, approximately 75% of the votes cast on the executive compensation proposal approved the compensation of our NEOs. While we believe approval by a substantial majority of our stockholders affirms our executive compensation practices, the Compensation

Committee evaluated the results with Towers Watson and management, considering the voting guidelines of our institutional investors and the voting policies of stockholder advisory firms. In addition, our management continued its long-standing practice of transparency and open dialogue with stockholders, which includes not only discussion of our financial results but also solicitation of stockholder views on corporate governance and executive compensation matters.

The Compensation Committee believes that the vote result was primarily driven by stockholder disappointment with our 2010 TSR. The Compensation Committee noted, however, that the threshold levels for the performance objectives established by the Committee for the PUs granted under the 2008-2010 MTIP, which included TSR, were not achieved and that these PUs were cancelled, demonstrating pay-for-performance alignment.

No specific component of 2011 NEO compensation was altered based on the Compensation Committee’s review of the 2011 vote results and engagement with stockholders since the vote occurred after the program had been determined in February 2011. However, as part of its overall review of our executive compensation program and its ongoing commitment to employing best practices, the Compensation Committee determined to require separation of service within 24 months of a change of control for the accelerated vesting of equity (“double-trigger” vesting). As approved by the Compensation Committee and subject to stockholder approval at the Annual Meeting (see Proposal 3 – Approval of Amended and Restated Stock Option and Incentive Plan), our stock option and incentive plan will provide for “double-trigger” vesting for future awards granted under the Equity Plan. We also enhanced the disclosure in this CD&A to improve clarity and understanding of our executive compensation program.

As disclosed in a Form 8-K filed with the SEC on April 28, 2011, at least until the next vote on the frequency of these votes, we will hold annual advisory stockholder votes to approve our executive compensation, as approved by a majority of our stockholders at the 2011 Annual Meeting. The Compensation Committee will continue to consider the outcome of advisory stockholder say-on-pay votes when planning and determining executive compensation and disclose the nature and extent of such consideration in future proxy statements.

The Compensation Committee welcomes feedback regarding our executive compensation program. Stockholders may communicate with the Compensation Committee on these matters by writing to:

David E. I. Pyott, Chairman

Compensation Committee

c/o Corporate Secretary

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

Total Direct Compensation Positioning

The Compensation Committee sets the target incentive opportunities and total compensation of our NEOs so that they are market competitive and based on company and individual performance. The Compensation Committee aims to position “total direct compensation” for NEOs within the third quartile of companies similar in size, global scope and complexity with which we compete for executive talent. “Total direct compensation” includes base salary plus annual cash bonus opportunity (based on market reference data) and long-term incentive opportunity (which in 2011 consisted of stock options and PUs). The Compensation Committee believes this positioning is appropriate given our business portfolio mix, product diversity and the global nature of our operations, which require our executives to have a wide range of business leadership experience and skills.

The Compensation Committee aims to have base salaries at the lower end of the third quartile and closer to the market median, with the substantial majority of NEO compensation consisting of performance-based incentive compensation to advance the Compensation

Committee’s pay-for-performance philosophy. This methodology drives higher realizable total direct executive compensation positioning when our financial performance is relatively strong and lower realizable total direct executive compensation positioning when our financial performance is weaker.

Use of Market Survey Data

The Compensation Committee regularly reviews market survey data to assess NEO compensation, looking at a broad cross section of U.S.-based companies to reflect the broad talent market across which we seek our executives, as disclosed in response to executive compensation surveys. Each year, the Compensation Committee reviews results from surveys prepared by independent third parties to understand market compensation practices and assess our competitiveness, in some cases narrowing the scope of the results to account for variations resulting from company size.

In February 2011, the Compensation Committee reviewed industry-wide data from the following published compensation surveys, with executive matches based on job and functional responsibility: (i) the most recent Towers Watson U.S. Compensation Database General Industry Database, which was narrowed in scope to focus on the data of the 82 participants with $6 billion to $10 billion in annual global corporate revenues, and (ii) the most recent Hewitt Total Compensation Measurement Survey, which included data for 616 public and private companies that had not been further narrowed in scope. The Compensation Committee believed it was appropriate to use the Hewitt survey data, in conjunction with the more narrowly focused Towers Watson survey data, as a second point of reference. The Compensation Committee reviewed the data from each survey on an aggregated basis, with no individual consideration of either survey’s respective component companies, which were not determined or known by the Compensation Committee.

The Compensation Committee does not benchmark to a particular percentile in setting executive compensation, rather it uses the comparative data as a reference point in determining the types and amount of compensation realizable by our NEOs, giving consideration to such factors as tenure, individual performance, any unique circumstances of the NEO’s position based on the individual’s responsibilities or market factors, and succession and retention considerations. In 2011, the target total direct compensation of our NEOs fell around the median of the Hewitt and Towers Watson data.

Use of Peer Groups

For determining our relative TSR for purposes of vesting PUs granted under the 2009-2011 MTIP and the 2011-2013 MTIP, the Compensation Committee uses a peer group comprised of companies in the S&P 500 Industrials and Materials subsets, the constituents of which are publicly available. We are a member of the S&P 500 Industrials subset.

Executive Compensation Decision-Making

Annual Performance Review

The Compensation Committee reviews and evaluates our CEO’s annual performance and determines any base salary adjustment and incentive awards, taking into account our performance, his performance against objectives agreed upon by the Compensation Committee and him at the beginning of the year, his annual self-assessment of his performance and market reference and other data provided by Towers Watson. Our CEO makes compensation recommendations, including proposed salary adjustments and incentive awards, to the Compensation Committee for our other NEOs based on his annual review of their performance. These recommendations are presented to the Compensation Committee for review and approval, with the Committee retaining the discretion to modify recommended salary adjustments or incentive awards.

Our CEO, Chief Financial Officer and Chief Human Resources Officer participate during portions of Compensation Committee meetings to assist the Committee in reviewing and recommending performance objectives for our long-term incentive plans; analyzing performance against these objectives; and reviewing and recommending changes to our executive compensation program. Our CEO is not involved in the recommendations or decisions involving his own compensation, which are determined by the Compensation Committee meeting in executive session with Towers Watson.

Use of Tally Sheets

In determining executive compensation, the Compensation Committee reviews tally sheets for each NEO designed to assist the Committee with understanding the actual value of the compensation and benefits to which our NEOs are eligible. The tally sheets include the following information for the most recently completed year, as well as the previous two years:

•	compensation history, including annual cash compensation, long-term compensation, value of vested equity, and annualized cost of benefits and perquisites;

•	the expected value of annual cash compensation for the year, including annual cash compensation and the fair value of long-term compensation at grant;

•

accumulated value of compensation, including total accumulated value of equity grants, accumulated benefit values at retirement and value of deferred compensation, as well as whether the executive has achieved his applicable requirement under our stock ownership policy; and

•

a summary of contingent benefits under different separation scenarios, as applicable and including involuntary termination not for cause, qualifying termination following a change of control, death, disability, or retirement.

The Compensation Committee believes that tally sheets are useful in determining compensation because they provide a historical perspective on NEO compensation and reflect information that will be included in our proxy statement.

“At-Will” Employment

In October 2010, the Compensation Committee approved the termination of any then-current employment agreement we had with our executive officers. The employment agreements of Messrs. Butier, Neville and Nolan had terminated effective December 31, 2009; the employment agreements of Messrs. Scarborough and Clyde terminated effective December  1, 2010.

Tax and Accounting Implications of Executive Compensation

The Compensation Committee aims to compensate our NEOs in a manner that is tax effective for our company. We account for executive compensation as required by generally accepted accounting principles in the Unites States.

Code Section 162(m)

Under the 1993 Omnibus Budget Reconciliation Act and Code Section 162(m), our federal income tax deductions for executive compensation are limited to the extent total compensation for certain executive officers exceeds $1 million in any one year, unless it qualifies as “performance-based.” To qualify as performance-based, compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Compensation Committee. In addition, the material terms of the plan must be disclosed to and approved by the stockholders and the Compensation Committee must certify that the performance goals were achieved before payments can be made.

Under our Senior Executive Annual Incentive Plan, which was designed to comply with the provisions of Section 162(m) and was approved by our stockholders in 2009, our NEOs are eligible to receive a maximum cash bonus based on a specified percentage of our gross profit less marketing, general and administrative expenses, in each case as reported on our consolidated statement of operations for the applicable fiscal year, subject to the Compensation Committee’s review and exercise of discretion to decrease, but not increase, the award.

The Compensation Committee has designed certain of our compensation programs to comply with Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) generally should not exceed $1 million in any one year, except for compensation payments that qualify as “performance-based.”

Code Section 409A

Nonqualified deferred compensation must be deferred and paid under plans or arrangements that satisfy the requirements of Code Section 409A with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements could expose individuals to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under these plans. As a general matter, we design and administer our compensation and benefit plans and arrangements so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Code Section 280G disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Code Section 4999 imposes a 20% penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting under long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation.

In approving the compensation arrangements for our NEOs, the Compensation Committee periodically considers the elements of the cost to us of providing executive compensation, including the potential impact of Section 280G.

Accounting Standards

ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of these awards are accounted for under ASC Topic 718. The Compensation Committee periodically considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION MATTERS

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE REPORT

The Compensation and Executive Personnel Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and these discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included or incorporated by reference in the Company’s 2011 Annual Report on Form 10-K and 2012 proxy statement.

David E. I. Pyott, Chairman

Bradley A. Alford

Julia A. Stewart

This Compensation and Executive Personnel Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

EXECUTIVE COMPENSATION MATTERS

TABULAR AND NARRATIVE COMPENSATION DISCLOSURES

SUMMARY COMPENSATION TABLE

The following table shows the compensation earned by or awarded to our NEOs during 2011, 2010 and 2009 in accordance with SEC regulations. Compensation as shown in the table does not necessarily reflect the compensation actually realized by our NEOs in these years. For example, the amounts set forth under “stock awards” do not represent the actual amounts realized by our NEOs for these awards; rather they represent the aggregate grant date fair value for financial reporting purposes of PUs granted under our MTIP in those years, which are subject to our achievement of certain performance objectives measured at the end of a three-year period and ultimately may result in no such compensation being realized by the NEO. In addition, the amounts under “Change in Pension Value and NQDC Earnings” primarily reflect the change in the actuarial present value of accumulated pension benefits based on the assumptions we use for financial reporting purposes, and do not reflect amounts paid to or realized by our NEOs. The Total Realized Compensation Table in our CD&A contains information regarding the compensation realized by our NEOs in these years and is provided as a supplement to, not as a substitute for, the Summary Compensation Table prepared in accordance with SEC regulations.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and NQDC Earnings(5)	All Other Compensation(6)	Total
Dean A. Scarborough	2011	$1,018,333	$1,766,940	$2,357,500	—	$1,953,764	$175,797	$7,272,334
Chairman, President &	2010	$965,000	$1,010,217	$3,822,160	$2,150,000	$4,051,215	$145,073	$12,143,665
Chief Executive Officer	2009	$945,000	$627,120	$1,924,478	$1,700,000	$2,733,704	$128,445	$8,058,747

Mitchell R. Butier(7)	2011	$491,688	$343,796	$614,298	—	$41,437	$94,932	$1,586,151
Senior Vice President &	2010	$425,000	$540,788	$378,472	$530,414	$165,872	$56,518	$2,097,064
Chief Financial Officer

Timothy S. Clyde	2011	$525,334	$372,740	$582,774	—	$258,350	$106,262	$1,845,460
President, Specialty	2010	$510,000	$277,001	$464,116	$618,000	$299,076	$82,763	$2,250,956
Materials and New	2009	$500,000	$147,325	$540,207	$408,000	$166,753	$116,608	$1,878,893
Growth Platforms

R. Shawn Neville(7)	2011	$520,000	$361,886	$727,458	—	$(2,086)	$95,301	$1,702,559
President,	2010	$491,667	$263,176	$1,085,518	$600,000	$1,933	$75,476	$2,517,770
Retail Branding and Information Solutions

Donald A. Nolan	2011	$542,535	$379,976	$715,784	—	$43,749	$116,761	$1,798,805
President, Label and	2010	$516,667	$277,001	$1,323,593	$630,000	$121,187	$89,334	$2,957,782
Packaging Materials	2009	$500,000	$147,325	$455,800	$612,000	$48,806	$85,318	$1,849,249

(1)	Amounts include any salary saved or deferred under our employee savings plan or deferred compensation plans, respectively.

(2)

Amounts reflect the aggregate grant date fair value of stock awards granted, without adjustment for forfeitures, and do not reflect compensation actually received by our NEOs. For values actually received by our NEOs during 2011, see the “Value Realized on Vesting” column under “Stock Awards” of the Option Exercises and Stock Vested for 2011 table.

Amounts include the grant date fair value of PUs that are payable in shares of our common stock at the end of a three-year period provided that certain performance objectives are achieved as of the end of the period. Over the period, the number of shares of our common stock issuable is adjusted upward or downward based upon the probability of our achieving these performance objectives. The actual number of shares issued can range from 0% to 200% of the target shares at the time of grant. The grant date fair values based on target amounts are reflected in the table above; maximum amounts are as follows: Mr. Scarborough – $3,533,880; Mr. Butier – $687,592; Mr. Clyde – $745,480; Mr. Neville – $723,772; and Mr. Nolan – $759,952. The fair value of stock awards is determined as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the target performance objectives established by the Compensation Committee for the award.

Amount for Mr. Butier in 2010 also includes the grant date fair value of stock awards granted in the form of RSUs, without adjustment for forfeitures. The fair value of these RSUs was determined based on the closing price of our common stock as of the grant date, adjusted for foregone dividends. The RSUs vest ratably over four years.

(3)

Amounts reflect the aggregate grant date fair value of option awards, without adjustment for forfeitures, and do not reflect compensation actually received by our NEOs. For values actually received by our NEOs during 2011, see the “Value Realized on Exercise” column under “Option Awards” of the Option Exercises and Stock Vested for 2011 table.

Amounts include option awards that vest ratably over four years. The fair value of stock option awards is estimated as of the date of grant using the Black-Scholes option-pricing model. The following underlying assumptions were used for this model in 2011: risk-free interest rate of 2.22%; expected stock price volatility of 30.70%; expected dividend yield of 2.76%; and expected option term of 6.2 years.

(4)

Amounts reflect earnings under our annual bonus plan for the applicable year, which are determined in February and paid in March of the following year. None of our NEOs received a bonus for 2011 because we did not achieve the required minimum thresholds for any of the performance objectives under our 2011 bonus plan.

(5)

Amounts primarily reflect the increase in the actuarial present value of each NEO’s accumulated retirement benefits under our pension plan, benefit restoration plan and supplemental executive retirement plan, as applicable. Increases in pension values are based on increases in age and changes in actuarial assumptions used to calculate changes in pension value, rather than the result of any changes in the actual compensation. With respect to Mr. Scarborough, amount reflects above-market earnings of $7,039 earned in 2011 based on his participation in a legacy deferred compensation plan that is no longer open for additional contributions. Above-market earnings mean a crediting interest rate in excess of 120% of the applicable federal rate, which was 3.99% for 2011. The crediting rate under the legacy plan was 5.27% from January 1, 2011 to November 30, 2011 and 4.99% for December 2011. The present value of Mr. Scarborough’s accumulated pension benefits increased by $2.1 million in 2011, $0.6 million of which was due to the passage of time and $1.5 million of which was from the impact of calculating benefits using December 31, 2011 discount rate and mortality assumptions. Since all applicable plans were frozen effective December 31, 2010, none of the increases were due to additional accruals.

(6)	The table below describes the components of amounts shown under “All Other Compensation.”

	Perquisites			Benefits
Name	Executive Benefit Allowance	Financial Planning	Other*	Company Match Employee Savings Plan	Company Match Deferred Compensation Plan	Excess Life Insurance	Executive Long-Term Disability	Total
Mr. Scarborough	$70,000	$22,805	$570	$7,350	$72,600	$1,392	$1,080	$175,797

Mr. Butier	$65,000	—	$4,000	$7,350	$16,110	$1,392	$1,080	$94,932

Mr. Clyde	$65,000	$11,250	—	$7,350	$20,190	$1,392	$1,080	$106,262

Mr. Neville	$65,000	—	—	$7,350	$21,559	$1,392	—	$95,301

Mr. Nolan	$65,000	$15,000	$1,979	$7,350	$24,960	$1,392	$1,080	$116,761

*   Amounts for Messrs. Scarborough and Nolan reflect our payments for their annual physical examinations. Amount for Mr. Butier reflects a housing allowance in connection with his relocation, which allowance terminated in February 2011.

(7)	Messrs. Butier and Neville became NEOs in 2010.

GRANTS OF PLAN-BASED AWARDS FOR 2011

The following table provides information regarding grants of plan-based incentive awards made to the NEOs during 2011.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Scarborough	Stock Options	2/24/11	—	—	—	—	—	—	—	250,000	$39.32	$2,357,500

	PUs	2/24/11	—	—	—	21,000	42,000	84,000	—	—	—	$1,766,940

	Bonus	—	$650,000	$1,300,000	$3,900,000	—	—	—	—	—	—	—
Mr. Butier	Stock Options	2/24/11	—	—	—	—	—	—	—	65,143	$39.32	$614,298

	PUs	2/24/11	—	—	—	4,086	8,172	16,344	—	—	—	$343,796

	Bonus	—	$142,500	$285,000	$855,000	—	—	—	—	—	—	—
Mr. Clyde	Stock Options	2/24/11	—	—	—	—	—	—	—	61,800	$39.32	$582,774

	PUs	2/24/11	—	—	—	4,430	8,860	17,720	—	—	—	$372,740

	Bonus	—	$154,500	$309,000	$927,000	—	—	—	—	—	—	—
Mr. Neville	Stock Options	2/24/11	—	—	—	—	—	—	—	77,143	$39.32	$727,458

	PUs	2/24/11	—	—	—	4,301	8,602	17,204	—	—	—	$361,886

	Bonus	—	$150,000	$300,000	$900,000	—	—	—	—	—	—	—
Mr. Nolan	Stock Options	2/24/11	—	—	—	—	—	—	—	75,905	$39.32	$715,784

	PUs	2/24/11	—	—	—	4,516	9,032	18,064	—	—	—	$379,976

	Bonus	—	$157,500	$315,000	$945,000	—	—	—	—	—	—	—

(1)

Amounts represent threshold, target and maximum amounts under our 2011 bonus plan. Target bonuses were established by multiplying base salary at time of grant by the following target bonus opportunities: 125% for Mr. Scarborough and 60% for Messrs. Butier, Clyde, Neville and Nolan. Payout levels range from 50% of the target amounts for threshold performance to 300% of the target amounts for maximum performance (reflecting capped company performance of 200% and capped individual performance of 150%). In February 2012, the Compensation Committee determined that we had not achieved the threshold level for any of the performance objectives established for the 2011 bonus plan; accordingly, none of our NEOs received a bonus for 2011, as reflected under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Amounts represent threshold, target and maximum payout opportunities for PUs granted under the 2011-2013 MTIP. These PUs are payable in shares of our common stock at the end of a three-year period provided that the performance objectives established by the Compensation Committee are achieved as of the end of the period. During the period, the number of shares issuable is adjusted upward or downward based upon the probability of our achieving these performance objectives. The actual number of shares issued may range from 0% to 200% of the target number of shares at the time of grant.

(3)

The fair value of PUs is determined as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the market condition target stipulated in the award. The fair value of option awards is estimated as of the date of grant using the Black-Scholes option-pricing model. For a description of the assumptions used for these calculations, see footnotes (2) and (3) to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides summary information regarding NEO equity awards outstanding at December 31, 2011.

Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Yet Vested(1)	Market Value of Shares or Units of Stock Held That Have Not Yet Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested(1)
Mr. Scarborough	12/05/02	55,000	—	$62.87	12/05/12	—	—	—		—
	12/04/03	55,000	—	$55.55	12/04/13	—	—	—		—
	12/02/04	90,000	—	$59.19	12/02/14	—	—	—		—
	05/02/05	50,000	—	$52.08	05/02/15	—	—	—		—
	12/01/05	100,000	—	$59.47	12/01/15	—	—	—		—
	12/07/06	100,000	—	$67.80	12/07/16	—	—	—		—
	02/28/08	172,500	57,500	$52.12	02/28/18	—	—	—		—
	02/26/09	150,000	150,000	$20.64	02/26/19	—	—	26,000	(3)	$745,680
	02/26/10	50,000	150,000	$31.67	02/26/20	—	—	17,500	(4)	$501,900
	12/13/10	50,000	150,000	$41.57	12/13/20	—	—	—		—
	02/24/11	—	250,000	$39.32	02/24/21	—	—	21,000	(4)	$602,280
Total		872,500	757,500					64,500		$1,849,860
Mr. Butier	12/05/02	3,000	—	$62.87	12/05/12	—	—	—		—
	12/04/03	1,424	—	$55.55	12/04/13	—	—	—		—
	12/02/04	16,400	—	$59.19	12/02/14	—	—	—		—
	12/01/05	12,363	—	$59.47	12/01/15	—	—	—		—
	12/07/06	15,070	—	$67.80	12/07/16	—	—	—		—
	02/28/08	15,435	5,145	$52.12	02/28/18	—	—	—		—
	09/02/08	11,250	3,750	$49.44	09/02/18	—	—	—		—
	02/26/09	11,974	11,973	$20.64	02/26/19	2,316	$66,423	3,088	(3)	$88,564
	02/26/10	3,493	10,478	$31.67	02/26/20	4,128	$118,391	2,426	(4)	$69,578
	06/01/10	7,000	21,000	$33.61	06/01/20	5,625	$161,325	—		—
	02/24/11	—	65,143	$39.32	02/24/21	—	—	4,086	(4)	$117,186
Total		97,409	117,489			12,069	$346,139	9,600		$275,328
Mr. Clyde	12/05/02	25,000	—	$62.87	12/05/12	—	—	—		—
	12/04/03	33,250	—	$55.55	12/04/13	—	—	—		—
	12/02/04	37,000	—	$59.19	12/02/14	—	—	—		—
	12/01/05	28,187	—	$59.47	12/01/15	—	—	—		—
	12/07/06	26,373	—	$67.80	12/07/16	—	—	—		—
	02/28/08	41,523	13,840	$52.12	02/28/18	—	—	—		—
	03/03/08	32,625	10,875	$50.98	03/03/18	—	—	—		—
	02/26/09	42,107	42,104	$20.64	02/26/19	—	—	6,108	(3)	$175,177
	02/26/10	13,818	41,453	$31.67	02/26/20	—	—	4,799	(4)	$137,635
	02/24/11	—	61,800	$39.32	02/24/21	—	—	4,430	(4)	$127,052
Total		279,883	170,072					15,337		$439,864
Mr. Neville	06/01/09	50,000	50,000	$27.94	06/01/19	—	—	7,500	(3)	$215,100
	02/26/10	32,319	96,954	$31.67	02/26/20	—	—	4,559	(4)	$130,752
	02/24/11	—	77,143	$39.32	02/24/21	—	—	4,301	(4)	$123,353
Total		82,319	224,097					16,360		$469,205
Mr. Nolan	03/03/08	125,035	41,678	$50.98	03/03/18	—	—	—		—
	02/26/09	35,527	35,526	$20.64	02/26/19	—	—	6,108	(3)	$175,177
	02/26/10	39,407	118,218	$31.67	02/26/20	—	—	4,799	(4)	$137,635
	02/24/11	—	75,905	$39.32	02/24/21	—	—	4,516	(4)	$129,519
Total		199,969	271,327					15,423		$442,331

(1)	Options and RSUs vest ratably over four years.

(2)	Market value calculated based on the closing price of our common stock on December 30, 2011, the last trading day of our 2011 fiscal year, which was $28.68.

(3)

PUs are eligible for vesting as of the end of a three-year period, subject to our achievement of predetermined performance objectives. We did not achieve the threshold level for the performance objective required for the PUs granted under the 2009-2011 MTIP to vest. As a result, these PUs were cancelled as of February 23, 2012.

(4)

PUs are eligible for vesting as of the end of a three-year period, subject to our achievement of predetermined performance objectives. Amounts reflect achievement of the threshold level of performance, which reflects our actual performance as of December 31, 2011 for the performance objectives established by the Compensation Committee for the PUs granted under the 2010-2012 MTIP and the 2011-2013 MTIP.

OPTION EXERCISES AND STOCK VESTED FOR 2011

The following table provides summary information regarding the number of shares acquired and the value realized by our NEOs on vesting of stock awards during 2011. None of our NEOs acquired any shares or realized any value on exercise of stock options during 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Scarborough	—	—	14,501	$570,179

Mr. Butier	—	—	9,901	$359,373

Mr. Clyde	—	—	15,153	$618,786

Mr. Neville	—	—	—	—

Mr. Nolan	—	—	6,710	$277,620

(1)	Amounts reflect the number of shares acquired on vesting multiplied by the closing price of our common stock on the applicable vesting date.

PENSION BENEFITS

Pension Plan

We provide qualified retirement benefits for eligible U.S. employees under the Avery Dennison Pension Plan (as amended, the “Pension Plan”). All NEOs, except Mr. Neville, are eligible to receive benefits under the Pension Plan.

The Pension Plan was closed to new employees effective January 1, 2009. Benefits under the Pension Plan were frozen as of December 31, 2010; as a result, no additional accruals were made under the Pension Plan during 2011.

Compensation covered by the Pension Plan includes both salary and annual bonus, up to the applicable statutory limitations each plan year. Employees vest in the Pension Plan after five years of service.

Benefits under the Pension Plan are based on pensionable earnings, length of service, when benefits commence and how they are paid. Benefits are calculated separately for each year of applicable service using the formula 1.25% times compensation up to the breakpoint (which for each year prior to the freezing of the plan was the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the Pension Plan for an employee at normal retirement (age 65), which is not subject to reduction for Social Security payments. The annual pension benefit payable as of December 31, 2011 was limited under the Code to $195,000.

Eligible participants may elect to receive their benefits in one of several payment forms. All forms of payment available under the plan are payable in monthly payments. The amount of monthly benefit each eligible participant may receive from each of the forms of payment is adjusted based on the plan’s definition of actuarial equivalence.

Eligible participants who retire after reaching age 55 may elect to commence their benefits before reaching age 65. Benefits are generally payable without reduction after participants reach age 65; however, certain participants may be eligible to receive an unreduced benefit at age 62. All of our NEOs, except Mr. Neville who is not eligible to receive benefits under the Pension Plan, are eligible for an unreduced benefit at age 62. Prior to age 62, the Pension Plan requires a 15% reduction in a participant’s benefits for commencement of benefits at age 61, and an additional 5% reduction for each additional year early the participant elects to receive benefits, provided that no benefit may commence before a participant reaches age 55.

SHARE Plan

Employees who participated in the Pension Plan between December 1, 1986 and November 30, 1997, may also have a benefit under the Stock Holding and Retirement Enhancement Plan of Avery Dennison Corporation (as amended, the “SHARE Plan”). Of our NEOs, only Messrs. Scarborough and Clyde have a SHARE Plan account.

The Pension Plan is a floor offset plan that coordinates the amount of retirement benefit payable to an eligible participant with the SHARE Plan. The total benefit payable to an eligible participant equals the greater of the value of the participant’s benefit from the Pension Plan or the value of the participant’s SHARE Plan account.

Upon termination of employment, each eligible participant may elect to take a lump-sum distribution of his SHARE Plan account and have any remaining benefit paid in the form of a lifetime annuity benefit from the Pension Plan, or transfer all or a portion of his SHARE Plan account into the Pension Plan in order to receive a larger annuity benefit thereunder.

Benefit Restoration Plan

The Benefit Restoration Plan (as amended, the “BRP”) is a nonqualified excess benefit plan that provides for the payment of supplemental retirement benefits to eligible participants whose benefits under the Pension Plan are limited under the Code. Benefits are payable under the BRP in an amount equal to the amount by which a participant’s benefits otherwise payable under the Pension Plan are reduced under the Code. All NEOs, except Mr. Neville, are eligible to receive benefits under the BRP.

The BRP was closed to new employees effective January 1, 2009. Benefits under the BRP were frozen as of December 31, 2010; as a result, no additional accruals were made under the BRP during 2011.

Because the BRP is designed to mirror the Pension Plan, the information concerning the compensation covered, benefit formula, early retirement provisions, and payment forms is similar to that of the Pension Plan described above except that (i) the BRP provides for payment in the form of a lump-sum distribution, unless a timely election is made for monthly payments over the lifetime of the participant and a designated beneficiary, and (ii) the BRP benefit is generally payable upon the later of separation from service and age 55.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (as amended, the “SERP”) provides designated key executives with additional incentives to further our long-term growth and induce them to remain with our company. Under the SERP, we contractually agreed to provide designated participants with certain supplemental benefits upon their retirement.

The vesting age for a designated participant is determined based on the target retention date for the executive. As currently in effect, benefits under the SERP would commence at the same time, and in the same form of payment, as the BRP, at a benefit level which – when added to the benefits to which a designated participant would be entitled from the Pension Plan, the BRP and the SHARE Plan at the time of retirement, certain company contributions (plus interest) to the 401(k) Plan, fixed amounts representative of contributions to the deferred compensation plans and estimated Social Security benefits – would equal a specified percentage of the participant’s average compensation as of December 31, 2010 (average of the highest 36 months of the last 60 months of base salary and annual bonuses earned or paid by December 31, 2010). No benefits would be provided under the SERP to a participant who voluntarily terminates employment before reaching the specified vesting age. Survivor and disability benefits are payable under the SERP under certain circumstances.

Mr. Scarborough is the only NEO designated as a participant under the SERP. His designated vesting age is 60, and his specified percentage of average compensation is 62.5%. Mr. Scarborough would also become vested in his SERP benefits in the event of his separation of service due to “disability,” death, termination not for “cause” (whether or not as a result of a “change in control”) or for “good reason,” as such terms are defined under the SERP. If Mr. Scarborough elects to retire and begin receiving benefits after his vesting age but before reaching age 62, his SERP benefit would be reduced in the same manner as described under Pension Plan above.

2011 NEO Pension Benefits

The following table provides summary information regarding pension benefits for our NEOs under the pension plans in which they are eligible to participate.

NEO PENSION BENEFITS FOR 2011

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Mr. Scarborough(2)	Pension Plan	26.83	$864,127	–
	BRP	16.08	$2,982,709	–
	SERP	6.67	$10,283,033	–

Total			$14,129,869
Mr. Butier	Pension Plan	9.33	$155,628	–
	BRP	9.33	$134,681	–

Total			$290,309
Mr. Clyde	Pension Plan	21.58	$493,336	–
	BRP	14.08	$649,962	–

Total			$1,143,298
Mr. Neville	Pension Plan	–	–	–
	BRP	–	–	–
Total
Mr. Nolan	Pension Plan	2.83	$64,659	–
	BRP	2.83	$134,167	–

Total			$198,826

(1)

Amounts reflect the lump-sum value of the applicable pension benefit earned as of December 31, 2011. Since all of the plans were frozen effective December 31, 2010, the present values did not benefit from additional accruals in 2011. The annual pension benefit is assumed to commence on the earliest retirement age for which there is an unreduced benefit, which is age 62 for each of our eligible NEOs. The following assumptions were used to determine lump-sum value:

•	Interest rate for present values: 4.75% as of December 31, 2011.

•	Mortality: 2012 Static Mortality Table for Annuitants per Code Section 1.430(h)(3)-1(e) as of December 31, 2011.

•	Pre-retirement decrements: None.

•	The maximum benefit under the Pension Plan as of December 31, 2011 was $195,000.

•

Each of Messrs. Scarborough and Clyde, the only NEOs with accounts under the SHARE Plan, transfers his SHARE Plan account into the Pension Plan to receive his total benefit as a lifetime annuity under the Pension Plan.

(2)

The present value of Mr. Scarborough’s accumulated benefits increased by $2.1 million in 2011, $0.6 million of which was due to the passage of time and $1.5 million of which was from the impact of calculating benefits using December 31, 2011 discount rate and mortality assumptions.

NONQUALIFIED DEFERRED COMPENSATION BENEFITS

Executive Variable Deferred Retirement Plan

Our Executive Variable Deferred Retirement Plan (“EVDRP”) is the only deferred compensation plan we currently offer. Account earnings are based on a fixed rate and/or the performance of certain variable funds selected by the participant from bond and equity funds that are managed by an insurance company. The EVDRP does not offer investment options that provide above-market interest rates.

Eligible Employee Contributions

Under the EVDRP, eligible employees could defer up to 75% of their salary and 90% of their bonus in 2011.

Company Contribution

In the beginning of 2011, we made an annual contribution to the deferred compensation accounts of certain executives in order to supplement their pre-tax contributions to our employee savings plan in 2010. The company contribution was equal to 3% of an eligible executive’s annual 401(k) eligible earnings in excess of the Code limit; however, based on a different 401(k) match formula in effect on the date of his hire, Mr. Neville received a company contribution equal to 4% of such amount. The company contribution was added to the deferred compensation accounts of eligible executives who were employed at year-end 2010 and who in 2010 contributed into our employee savings plan (i) at least 6% of their pre-tax eligible compensation or (ii) up to the Code pre-tax limit.

Effective January 1, 2011, the annual contribution to the deferred compensation account of any employee who earned eligible compensation over the Code compensation limit was changed to 6% of 401(k) eligible earnings in excess of the Code compensation limit.

Capital Accumulation Plan

The Capital Accumulation Plan (“CAP”) is a legacy deferred compensation plan that last received deferrals in 2005. Of the NEOs, only Mr. Scarborough is a participant in the CAP.

The CAP has a fixed rate of return designated by Pacific Life Insurance Company, which is subject to enhancement by our company in accordance with the terms of the CAP. The CAP’s enhanced annual rate of return for 2011 was 4.41%.

Executive Deferred Retirement Plan

The Executive Deferred Retirement Plan (“EDRP”) is a legacy deferred compensation plan that last received deferrals in 2000. Of the NEO’s, only Mr. Scarborough is a participant in the EDRP.

The EDRP has a fixed rate of return based on the September 10-year Treasury note rate. The EDRP’s annual rate of return was 5.27% from January 1, 2011 to November 30, 2011 and 4.99% from December 1, 2011 to December 31, 2011.

2011 NEO Nonqualified Deferred Compensation

The following table provides summary information regarding the nonqualified deferred compensation of our NEOs for 2011.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011(1)

Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11(3)
Mr. Scarborough(4)	–	$72,600	$(190,160)	–	$3,008,415
Mr. Butier	–	$16,110	$(28,785)	–	$489,848
Mr. Clyde	–	$20,190	$35,990	–	$437,995
Mr. Neville	–	$21,559	$(2,086)	–	$30,773
Mr. Nolan	$27,127	$24,960	$7,478	–	$199,865

(1)

Except for Mr. Scarborough, amounts reflect only the NEOs’ participation in the EVDRP. Under the EVDRP, participants may choose from a group of funds ranging from money market and bond funds to index and other equity/mutual funds. The rate of return depends on the funds selected by the participant, who may make changes via an online database provided by the plan administrator. The funds available for investment under the EVDRP during 2011, and their respective annual rate of return for the calendar year ended December 31, 2011, are set forth in the table below.

Name of Fund	2011 Rate of Return
Avery Fixed Account EVDRP	4.55%
Pacific Life Cash Management	0.40%
PIMCO Inflation Managed	12.30%
PIMCO Managed Bond	4.25%
BlackRock Equity Index	2.23%
Fidelity VIP Contrafund – Service Class 2	-2.40%
American Funds Growth	-4.28%
Janus Growth LT	-5.69%
M Large Cap Growth	-0.41%
Lazard Mid Cap Equity	-5.02%
Fidelity VIP Mid Cap – Service Class 2	-10.50%
BlackRock Small Cap Index	-4.13%
M Capital Appreciation	-6.85%
M International Equity	-13.22%
Janus Aspen Series Overseas – Service Shares	-32.07%
Oppenheimer Emerging Markets	-17.64%
MFS VIT Utilities – Service Class	6.93%
Van Eck VIP Global Hard Assets	-16.12%
Columbia Management Technology	-4.52%

Amounts for Mr. Scarborough also reflect his participation in the CAP and the EDRP. The CAP and EDRP have fixed rates of return; as a result, Mr. Scarborough may not make any changes to impact his rates of return thereunder. The fixed rate of return for the CAP is designated by Pacific Life Insurance Company, which is subject to enhancement by our company in accordance with the terms of the CAP; the annual rate of return for 2011 was 4.41%. The fixed rate of return for the EDRP was 5.27% from January 1, 2011 to November 30, 2011 and 4.99% from December 1, 2001 to December 31, 2011.

(2)	Company contributions to the EVDRP are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Amounts reflect EVDRP account balances as of December 31, 2011. The amounts that were previously reported as compensation for each NEO in the Summary Compensation Table in previous years are as follows:

Name of NEO	Aggregate Company Contributions Previously Reported
Mr. Scarborough	$224,161
Mr. Butier	$21,466
Mr. Clyde	$68,042
Mr. Neville	$9,367
Mr. Nolan	$22,128

(4)	Above-market earnings of $7,039 credited to Mr. Scarborough’s EDRP account are included under the “Change in Pension Value and NQDC Earnings” column of the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Executive Severance Plan

Each of our NEOs is a designated participant under the Severance Plan. The key terms of the Severance Plan are as follows:

•	Trigger for Benefits. Involuntary termination, which excludes termination in any of the following events:

•	for “cause”;

•	due to disability;

•	due to death;

•	due to voluntary resignation; or

•	with simultaneous or continuing employment in a comparable position, or resulting from an executive declining such employment.

•	Definition of Cause. “Cause” is defined as:

•	commission of a crime or other act that could materially damage our reputation;

•	theft, misappropriation, or embezzle-ment of company property;

•	falsification of company records;

•	substantial failure to comply with written policies and procedures;

•	misconduct; or

•	substantial failure to perform material job duties, which failure is not cured within 30 days after written notice.

•	Benefits. Upon involuntary termination not for cause, our NEOs would be entitled to the following benefits:
•	Lump-sum payment equal to annual base salary and highest annual bonus during the last three years, times:

-	Two, for our CEO; and

-	One, for our other NEOs;

•	Lump-sum payment equal to the cash value of employer and employee paid qualified medical and dental benefits for 12 months; and

•	Outplacement assistance of up to $25,000.

•	Benefits Not Subject to Gross-up. Benefits are subject to withholding for all applicable taxes and may not be grossed-up for taxes.

Key Executive Change of Control Severance Plan

Each of our NEOs is also a designated participant under the COC Severance Plan. The key terms of the COC Severance Plan are as follows:

•	Trigger for Benefits. Participants are entitled to benefits upon the following:

•	a “change of control” of our company; and

•	within 24 months of the change of control, termination of employment for reasons other than “cause” or termination of employment for “good reason.”

•	Definition of Change of Control. “Change of control” is defined as:

•	replacement of a majority of our Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board; or

•

acquisition by any person, group or corporation that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with our company, of:

-	more than 50% of (i) the total fair market value or (ii) the total voting power, in each case of our company’s stock;

-	30% or more of the total voting power of our company’s stock for a 12-month period; or

-	assets of our company having a total gross fair market value of 40% or more of the total gross fair market value of all of our company’s assets for a 12-month period.

•	Definition of cause. “Cause” is defined as it is under the Severance Plan.

•	Definition of good reason. “Good reason” is defined as follows:

•	material diminution in base compensation;

•	material diminution in authority, duties, or responsibilities or supervisor’s authority, duties, or responsibilities;

•	material change in geographic job location; or

•	any other action or inaction that constitutes a material breach by our company.

•	Benefits. Upon involuntary termination not for cause or termination for good reason within 24 months of a change of control, our NEOs would be entitled to the following benefits:

•	Lump-sum payment equal to his annual base salary and highest annual bonus during the last three years, times:
-	Three, for our CEO; and

-	Two, for our other NEOs;

•

Lump-sum payment equal to the product of highest annual bonus during the last three years and a fraction, the numerator of which is the number of days which have elapsed in the fiscal year through the date of termination:

•	Lump-sum payment equal to the cash value of employer and employee paid qualified medical and dental benefits for:

-	36 months, for our CEO; and

-	24 months, for our other NEOs; and

•	Outplacement assistance of up to $25,000.

•

Benefits Not Subject to Gross-up.    Benefits are subject to withholding for all applicable taxes and may not be grossed-up for excise or other taxes. However, if the payment would trigger an excise tax, our NEOs would receive whichever of the following results in the greater benefit to him, on an after-tax basis: (i) his full benefits, with him responsible for payment of any and all related excise taxes; or (ii) reduction of his benefits in an amount sufficient to ensure that no excise tax is required.

Stock Option and Incentive Plan

Under the Equity Plan, unvested equity awards held by our NEOs on the date of termination would be cancelled, except as otherwise provided below. Of the NEOs, only Mr. Scarborough was retirement eligible as of the end of our 2011 fiscal year.

•	Unvested stock options.

•	Retirement. Unvested stock options would vest on qualifying

retirement and be exercisable by our CEO for the full term of the option and by our other NEOs for the lesser of five years and the full term of the option.

•

Change in control.    Under the current Equity Plan, unvested stock options would vest on a change in control. If the Equity Plan, as amended and restated by the Compensation Committee, is approved by stockholders at the annual meeting, future awards of stock options would vest only in the event of termination of service within 24 months of the change in control.

•	Unvested PUs.

•	Death. Unvested PUs would vest on termination for death on a pro-rated basis based on 100% target performance.

•	Disability. Unvested PUs would vest on termination for disability on a pro-rated basis based on 100% target performance.

•	Retirement. Unvested PUs would vest on qualifying retirement after the end of the performance period on a pro-rated basis based on the number of months worked during the performance period.

•

Change in control.    Under the current Equity Plan, unvested PUs would vest on a change in control based on 100% performance. If the Equity Plan, as amended and restated by the Compensation Committee, is approved by stockholders at the annual meeting, future awards of PUs would vest only in the event of termination of service within 24 months of the change in control.

•	Unvested RSUs

•	Death. Unvested RSUs would vest on termination for death.

•	Disability. Unvested RSUs would vest on termination for disability.

•	Retirement. Unvested RSUs would vest on qualifying retirement.

•

Change in control.    Under the current Equity Plan, unvested RSUs would vest on a change in control. If the Equity Plan, as amended and restated by the Compensation Committee, is approved by stockholders at the annual meeting, future awards of RSUs would vest only in the event of termination of service within 24 months of the change in control.

NEO Termination Under Various Termination Scenarios

The following table provides information regarding potential benefits that may be paid to our NEOs in the event of termination. The amounts shown in the table are estimates and assume that each NEO was terminated on December 31, 2011, the last day of our 2011 fiscal year, and, as applicable, upon the occurrence of termination in connection with a change of control or other termination on that date. The actual amounts that would be paid to our NEOs can only be determined at the time of termination or change of control.

In addition to the amounts shown in the table, our NEOs would be entitled to receive all amounts accrued and vested under our pension and savings plans and any deferred compensation plans in which they participate. These amounts would be determined and paid in accordance with the applicable plan, and are not included in the table. See Pension Benefits and Nonqualified Deferred Compensation Benefits for additional information.

PAYMENTS UPON TERMINATION AS OF DECEMBER 31, 2011

		Termination Scenarios as of the End of Fiscal Year 2011
Name	Benefit	Death	Disability	Retirement	Involuntary Termination not for Cause	Termination on Change of Control
Mr. Scarborough	Severance Payment	–	–	–	$6,380,000	$11,720,000
	Unvested Stock Options(1)	$1,206,000	$1,206,000	$1,206,000	–	$1,206,000
	Unvested RSUs	–	–	–	–	–
	Unvested PUs	$2,562,080	$2,562,080	$2,562,080	–	$3,699,720
	Qualified Health Benefits	–	–	–	$23,960	$35,940
	Outplacement	–	–	–	$25,000	$25,000

Total		$3,768,080	$3,768,080	$3,768,080	$6,428,960	$16,686,660

Mr. Butier	Severance Payment	–	–	–	$1,030,533	$2,591,565
	Unvested Stock Options	$96,263	$96,263	–	–	$96,263
	Unvested RSUs	$346,139	$346,139	–	–	$346,139
	Unvested PUs	$348,022	$348,022	–	–	$550,656
	Qualified Health Benefits	–	–	–	$17,292	$34,584
	Outplacement	–	–	–	$25,000	$25,000

Total		$790,424	$790,424	–	$1,072,825	$3,644,207

Mr. Clyde	Severance Payment	–	–	–	$1,148,502	$2,915,004
	Unvested Stock Options	$338,516	$338,516	–	–	$338,516
	Unvested RSUs	–	–	–	–	–
	Unvested PUs	$618,551	$618,551	–	–	$879,702
	Qualified Health Benefits	–	–	–	$17,292	$34,584
	Outplacement	–	–	–	$25,000	$25,000

Total		$957,067	$957,067	–	$1,190,794	$4,192,806

Mr. Neville	Severance Payment	–	–	–	$1,130,000	$2,860,000
	Unvested Stock Options	$37,000	$37,000	–	–	$37,000
	Unvested RSUs	–	–	–	–	–
	Unvested PUs	$686,771	$686,771	–	–	$938,410
	Qualified Health Benefits	–	–	–	$17,292	$34,584
	Outplacement	–	–	–	$25,000	$25,000

Total		$723,771	$723,771	–	$1,172,292	$3,894,994

Mr. Nolan	Severance Payment	–	–	–	$1,181,303	$2,992,606
	Unvested Stock Options	$285,629	$285,629	–	–	$285,629
	Unvested RSUs	–	–	–	–	–
	Unvested PUs	$620,195	$620,195	–	–	$884,635
	Qualified Health Benefits	–	–	–	$17,292	$34,584
	Outplacement	–	–	–	$25,000	$25,000

Total		$905,824	$905,824	–	$1,223,595	$4,222,454

(1)

Because he has reached the age of 55, Mr. Scarborough is deemed retirement-eligible under the Equity Plan. As a result, in every termination scenario, all his unvested stock options would vest, which accelerated amounts are shown in the table above. Accordingly, the COC Severance Plan provides no incremental enhancement related to Mr. Scarborough’s unvested stock options.

EXECUTIVE COMPENSATION MATTERS

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our Board has determined to hold stockholder advisory votes to approve our executive compensation on an annual basis.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in Compensation Discussion and Analysis and Tabular and Narrative Compensation Disclosures sections of the Company’s 2012 proxy statement.

Recommendation of Board of Directors

Your Board of Directors recommends that you vote FOR approval, on an advisory basis, of our 2011 executive compensation. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Meaning of Vote

The advisory vote to approve executive compensation is a non-binding vote to approve the compensation of our NEOs, as described in the CD&A and the accompanying tabular and narrative compensation disclosures contained in this proxy statement. The advisory vote to approve executive compensation is not a vote on our general compensation policies or any specific element thereof, the compensation of our directors, or our compensation policies as they relate to risk management as described in Oversight of Risks Associated with Compensation Policies and Practices.

The advisory vote to approve executive compensation is not binding on our Board. However, in accordance with SEC regulations, the Compensation Committee will disclose the extent to which it takes into account the results of the vote in the CD&A of our 2013 proxy statement.

Executive Compensation Program

Our executive compensation program is designed to attract, motivate and retain highly-qualified executives who are able to achieve our corporate objectives and create stockholder value. See Compensation Discussion and Analysis on pages 32 to 52 of this proxy statement for a detailed discussion of our 2011 NEO compensation, including the compensation actually realized by our NEOs in 2011 and the elements of our 2011 compensation program, which together advance the Compensation Committee’s pay-for-performance philosophy.

Pay for Performance

We believe our 2011 executive compensation reflects our strong pay-for-performance philosophy and aligns the long-term interests of our executives with those of stockholders generally. NEO compensation is dependent on our achievement of specific annual and long-term strategic and corporate goals and the realization of increased stockholder value. In 2011, approximately 85% of our CEO’s and 71% of our other NEOs’ target compensation consisted of at risk performance-based compensation in the form of an annual bonus and long-term equity incentives (stock options and PUs), as shown in the following graph.

The target 2011 long-term equity incentive opportunity represented approximately 77% and 75% of our CEO’s and our other NEOs’ total performance-based compensation, respectively.

The compensation actually realized by our NEOs in 2011 was considerably lower than prior years, reflecting the alignment of executive compensation with our overall company performance. Because the performance objectives under our 2011 bonus plan were not realized, none of our NEOs received a bonus for the year. Furthermore, the threshold level for the relative TSR performance objective established by the Compensation Committee for the PUs granted under the 2009-2011 MTIP was not achieved; as a result, these PUs were cancelled and our NEOs received no compensation related to the grant.

Best Practice Executive Compensation Governance

As described in further detail in the CD&A, we employ a variety of executive compensation practices that together ensure that the overall program is aligned with our goals and strategies and promotes best practice corporate governance.

•	Executive compensation is overseen by the Compensation Committee, which is comprised solely of independent directors and benefits from the advice of an independent compensation consultant.

•	Our target total direct compensation is determined with reference to market survey data, and actual total compensation is reviewed using tally sheets for each of our NEOs.

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Our cash-based incentive compensation is based primarily on our company’s achievement of predetermined performance goals that are consistent with metrics used by our stockholders to measure our performance.

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Our long-term incentive compensation is wholly stock-based and granted on predetermined dates scheduled without regard to earnings or other announcements by our company; the amount of compensation, if any, actually realized by our NEOs from the stock options and PUs they are granted depends on increased stockholder value.

•	Rather than a number of perquisites, we provide a flat executive benefit allowance to our executives, which is taxable to them and not grossed-up by us.

•	Our executives are employed “at will” and not under employment contracts.

•	In the event of termination not for cause, our executives would be entitled to receive only reasonable severance benefits.

•	We do not allow for excise tax gross-ups on compensation payable in the event of a change of control.

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The Compensation Committee approved the Equity Plan, subject to stockholder approval, to provide that the vesting of future equity awards following a change in control would be accelerated only if an employee is terminated within 24 months.

•	Underwater stock options may not be repriced without stockholder approval.

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We have stringent stock ownership guidelines to further align the interests of our executives with those of our stockholders and we impose retention requirements on executives who fail timely to satisfy their respective requirement.

•	We mitigate excessive risk taking through a number of methods, including:

•	capped incentive compensation awards;

•	use of multiple performance measures for our incentive plans;

•	our incentive compensation clawback policy; and

•	robust Board and management processes to identify and mitigate risk.

EQUITY COMPENSATION MATTERS

PROPOSAL 3 – APPROVAL OF AMENDED AND RESTATED

STOCK OPTION AND INCENTIVE PLAN

Our stockholders first approved our stock option and incentive plan in March 1990. In February 1991, January 1994, September 1995, February 2003, February 2005, February 2008 and February 2010, we adopted certain amendments to the plan, which were approved by our stockholders in March 1991, April 1994, April 1996, April 2003, April 2005, April 2008 and April 2010, respectively.

In February 2012, the Compensation Committee approved an amendment and restatement of the stock option and incentive plan in the form attached to this proxy statement as Exhibit A (as amended and restated, the “Equity Plan”). Our Board has ratified the Equity Plan, subject to stockholder approval. If approved by our stockholders at the Annual Meeting, the Equity Plan will become effective as of April 26, 2012.

THIS PROPOSAL IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACTUAL TERMS AND CONDITIONS OF THE EQUITY PLAN, WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT.

Recommendation of Board of Directors

Your Board of Directors recommends that you vote FOR approval of the Equity Plan.    Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

2012 Plan Amendments

The principal purpose of the Equity Plan is to provide incentives to our employees and non-employee directors in the form of stock options and other equity awards to stimulate their personal and active interest in our financial success, and induce them to remain in our service. The material amendments to the Equity Plan approved by the Compensation Committee are described below.

Increase in Share Limits

The following changes were approved by the Compensation Committee to enable us to continue to offer mid- and long-term incentives to our employees and non-employee directors to ensure their interests remain aligned with the interests of our stockholders:

•	increasing the total number of shares of common stock authorized for issuance under the Equity Plan by 6,000,000. Of the total number of shares authorized for issuance under the Equity Plan:

•	increasing the total number of shares represented by full-value awards that may be granted under the Equity Plan by 3,000,000; and

•	increasing the total number of shares represented by qualified performance-based awards that may be granted under the Equity Plan by 3,000,000.

Full-value awards are awards other than (i) stock options, (ii) stock appreciation rights (“SARs”), and (iii) any other award for which the awardee pays the intrinsic value existing as of the grant date. Full-value awards include RSUs and PUs.

Changes to Reflect Governance Best Practices

The following changes were approved based on the Compensation Committee’s ongoing efforts to incorporate evolving best practices into our executive compensation program, as well as the recommendations of management, Towers Watson and other advisors:

•	expressly providing for conservative share counting, consistent with our ordinary course practices;

•	adding a 10-year term limit for SARs;

•	adopting a “double trigger” requirement for the accelerated vesting of future equity awards in the event of a change in control;

•	providing minimum vesting periods for full-value awards, consistent with our ordinary course practices;

•	expressly providing that all awards are subject to our clawback policy, consistent with the terms and conditions of the agreements signed by awardees; and

•	expressly prohibiting dividend equivalents from being paid on unvested performance awards, consistent with our ordinary course practices.

Overview of the Equity Plan

The principal terms and conditions of the Equity Plan are summarized below.

Authorized Shares and Outstanding Grants

As of February 27, 2012, there were (i) approximately 12,350,417 shares subject to outstanding stock options (with a weighted average exercise price of $44.77 and a weighted average remaining term of 6.01 years), of which approximately 8,286,884 were exercisable, and (ii) approximately 2,648,428 full-value awards outstanding under the Equity Plan. Assuming that all outstanding options were exercised as of February 27, 2012, approximately 674,295 shares remained available for the grant of new awards under the Equity Plan, which includes approximately 255,083 full-value awards. As of February 27, 2012, the closing price of a share of common stock on the NYSE was $31.03.

Subject to stockholder approval, effective as of April 26, 2012, the number of shares available for issuance under the Equity Plan would be increased by 6,000,000, for a total of 6,674,295 shares available for issuance. Of the total number of shares authorized for issuance under the Equity Plan, the number of full-value awards issuable would be increased by 3,000,000, for a total of 3,255,083 shares available for issuance as full-value awards.

Currently, shares issued under the Equity Plan upon the exercise of stock options and the vesting of other equity awards may be previously unissued shares or issued shares we have repurchased and hold as treasury shares. The Equity Plan provides for appropriate adjustments in the number and kind of shares subject to the Equity Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations or reorganizations.

Share-Counting Provisions

The following shares may not be added back to the number of shares available for issuance under the Equity Plan: (i) shares tendered to pay the exercise price of a stock option; (ii) shares withheld for payment of taxes for an award; (iii) shares subject to SARs that are not issued in connection with stock settlement; and (iv) shares purchased on the open market with cash proceeds from the exercise of stock options. However, if any portion of a stock option or other equity award terminates or lapses unexercised or unvested, or is canceled, the shares that were subject to the option or award become available for reissuance under the Equity Plan.

Plan Administration

The Compensation Committee oversees administration of the Equity Plan. The Compensation Committee is authorized to select from among eligible participants the individuals to whom awards are to be granted, the amount of those awards, and the terms and conditions thereof, consistent with the terms and conditions of the Equity Plan. The Compensation Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Equity Plan.

Subject to certain limitations, the Equity Plan authorizes the Compensation Committee to delegate certain specified authority and administrative duties to our CEO or Corporate Secretary, or both.

Award Eligibility and Grant-Making Process

Awards may be made to officers and employees of our company and its subsidiaries, as well as to our non-employee directors. Currently, we have approximately 30,400 employees and ten non-employee directors. Subject to certain limitations, awards under the Equity Plan are currently made as described below.

The Compensation Committee reviews and approves the total annual pool of stock options, PUs and RSUs. In addition, the Compensation Committee approves the annual equity awards to our executive officers, including the size of the awards and related terms and conditions.

The Compensation Committee has delegated the authority to the CEO to grant annual and special equity awards to employees other than executive officers. Following approval by the Compensation Committee or the CEO, as appropriate, special equity awards are granted on the first business day of March, June, September and December. Special equity awards, which may be granted in connection with initial hire or promotion or for retention or special recognition purposes, may have different terms than our annual equity grants depending on the purpose of the grant and provided that they comply with the terms and conditions of the Equity Plan.

Award Types

The Compensation Committee may award stock options, RSUs, PUs, SARs, restricted stock, dividend equivalents, performance stock, stock payments, deferred stock, or DSUs, or any combination thereof. Each award or issuance is subject to any restrictions or requirements as the Compensation Committee may determine. The terms and conditions governing the award or issuance are set forth in a written agreement between our company and the awardee.

Awards may be made subject to our achievement of the level specified by the Compensation Committee for one or more of the following performance goals: net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), EPS, adjusted EPS, price per share of common stock, gross sales, net sales, return on sales, net income, net income after tax, adjusted net income, gross income, operating income, gross or net profit or operating margin, return on sales, cash flow, expenses, economic profit, unit volume, market share, return on equity, return on assets or return on net assets, working capital, change in working capital, return on capital, total stockholder return, productivity, operating efficiency, implementation or completion of critical projects, regulatory body approval for commercialization of products, customer satisfaction or net sales less the sum of direct material costs and purchase price variances. The Compensation Committee may provide that one or more objectively determinable adjustments be made to these performance goals.

Awards Currently Being Granted Under the Equity Plan

During 2011, we granted approximately 1,550,271 nonqualified stock options, 599,365 RSUs and 340,950 PUs under the Equity Plan.

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Nonqualified Stock Options. Nonqualified stock options generally provide for the right to purchase our common stock at an exercise price equal to the fair market value of our common stock on the grant date and have a term of ten years. Stock options are currently only granted to officers and non-employee directors and vest ratably over four and three years, respectively.

Currently, unvested options that remain outstanding as of the date of termination of service are generally cancelled, even in the event of death or disability; however, unvested options that remain outstanding on the date of the qualified retirement of an employee (defined as retirement on or after age 55 with 10 or more years of service) or director (defined as retirement on or after age 72) may become fully exercisable as of that date. In addition, unvested stock options currently would vest in the event of a change in control.

Options generally must be exercised within six months following termination of service. However, the period of exercisability following a qualified retirement is (i) the full term of the option for a Level 1 executive; (ii) the lesser of 60 months or the full term of the option for options granted to a Level 2 through Level 4 executive or director; and (iii) the lesser of 36 months or the full term of the option for all other optionees. The period of exercisability following death or disability is 12 months and 36 months, respectively.

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Restricted Stock Units.    RSUs represent the right to receive, at a specified time or times, a number of shares of our common stock or a cash payment equal to the fair market value of a specified number of shares of our common stock. RSUs may be granted subject to performance-based criteria. RSUs must vest over a period of not less than three years; currently, RSUs granted to officers and employees vest ratably over four years and RSUs granted to non-employee directors vest ratably over three years. The Compensation Committee may impose restrictions on an awardee’s ability to sell, assign, transfer or pledge the shares underlying RSUs.

Currently, unvested RSUs that remain outstanding as of the date of termination of service are cancelled, except that unvested RSUs outstanding as of the date of qualified retirement, death or disability generally vest as of such date. In addition, unvested RSUs currently would vest in the event of a change in control.

•	Performance Units. PUs represent the right to receive, at a specific time or times based on performance criteria established at the time of grant, either a specified number of shares of our common stock or a cash payment equal to the fair market value of a specified number of shares of our common stock. Currently, PUs are granted only to our officers and vest, if at all, at the end of a three-year period provided that the performance objectives established by the Compensation Committee at the time of grant have been achieved. The Compensation Committee may impose restrictions on an awardee’s ability to sell, assign, transfer or pledge the shares underlying PUs.

Currently, unvested PUs that remain outstanding as of the date of termination of service are cancelled, except that unvested PUs outstanding as of the date of qualified retirement vest after the end of the performance period to the extent we achieved the applicable performance objectives on a pro-rated basis, starting with the beginning of the performance period through the end of the month of retirement, divided by the total number of months in the performance period. In the event of death or disability, unvested PUs vest on such date on a pro-rated basis based on 100% target performance. In addition, unvested PUs currently would vest at target performance in the event of a change in control.

Other Awards That May Be Granted Under the Equity Plan

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Incentive Stock Options.    Incentive stock options (“ISOs”) are stock options that have been designed to comply with certain provisions of the Code and expressly designated as ISOs by the Compensation Committee. ISOs are subject to certain restrictions contained in the Code, including an exercise price equal to no less than 100% of the fair market value of common stock on the grant date (or 110% of the fair market value of common stock if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all classes of our stock (“10% stockholders”)) and a ten-year restriction on their term (or five-year restriction if granted to 10% stockholders). ISOs may be subsequently modified to disqualify them from treatment as an ISO. ISOs may only be granted to officers and employees under the Code. We have not historically granted ISOs.

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Stock Appreciation Rights.    SARs provide for payments to the holder based upon increases in the price of our common stock over the exercise price of a related stock option and may be granted in connection with stock options. SARs may not have a term exceeding ten years from the date the stock options to which they relate are granted and terminate upon the termination or exercise of the stock option to which they relate. SARs may be paid in cash or common stock, or a combination of both. There are currently no SARs outstanding under the Equity Plan.

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Restricted Stock.    Restricted stock consists of shares of our common stock that may not be sold, assigned, transferred or pledged until certain restrictions or other requirements have expired or been removed. Recipients of restricted stock, unlike recipients of options and other equity awards, have voting rights and are credited with dividends prior to the time when the restrictions lapse. There is currently only one outstanding restricted stock grant under the Equity Plan.

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Dividend Equivalents.    Dividend equivalents represent the value of dividends per share paid by our company, calculated with reference to the number of shares covered by restricted stock, RSUs or other awards expressly designated as awards eligible for dividend equivalents. Dividend equivalents for a performance-based award are only paid to the extent the performance-based conditions are satisfied and the award vests. Dividend equivalents may not be granted in conjunction with stock options or SARs.

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Performance Stock.    Performance stock awards are awards denominated in shares of our common stock that are linked to satisfaction of certain performance criteria established by the Compensation Committee. If the Compensation Committee determines that a performance stock award is intended to meet the requirements of “qualified performance based compensation” under Code Section 162(m), then the performance criteria would include one or more of the performance goals described above.

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Stock Payments.    Stock payments are payments in the form of shares of our common stock or an option or other right to purchase those shares as part of a bonus, deferred compensation or other arrangement. Stock payments may be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to an awardee. The number of shares may be based on performance criteria. Recipients of stock payments have voting rights.

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Deferred Stock.    Deferred stock is a right to receive shares of our common stock on a specified date or dates or over any period or periods and may be based on performance criteria. Deferred stock may constitute, or provide for, a deferral of compensation subject to Code Section 409A.

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Deferred Stock Units.    DSUs represent the right to receive at a specified time or times a specified number of shares of our common stock or a cash payment equal to the fair market value of a specified number of shares of our common stock.

Award Limitations

Terms of Options and SARs

More than one option or other award may be granted to an employee or director, but the aggregate fair market value (determined at the time of grant) of shares with respect to which an ISO is first exercisable during any calendar year may not exceed $100,000, and the Compensation Committee may not grant options and SARs to any optionee during any calendar year covering more than 600,000 shares.

No option, SAR or other award granted under the Equity Plan may be assigned or transferred by the awardee, except by will or the laws of intestate succession, or to a properly designated beneficiary or transferee. During the lifetime of the holder, the option or right may be exercised only by the holder, its guardian or legal representative, or its properly designated transferee.

No Repricing Without Stockholder Approval

The Company has not repriced and will not reprice any stock option or SAR issued under the Equity Plan without prior approval from our stockholders.

Minimum Vesting Periods for Full-Value

Awards

Full-value awards subject to time-based vesting granted under the Equity Plan must vest over a minimum of three years. Currently, the Compensation Committee grants RSUs to non-employee directors that vest ratably over three years, whereas RSUs granted to officers and employees generally vest ratably over four years.

Full-value awards subject to performance-based vesting must vest over a period of at least one year. To date, all PUs granted under the Equity Plan have utilized a three-year performance period.

“Double-Trigger” Vesting in Change in Control

Accelerated vesting of future equity awards under the Equity Plan in the event of a change in control requires that the awardee’s employment or service be terminated by us without “cause” within 24 months following the change in control, subject to any acceleration of full-value awards immediately upon a change in control as determined by the Compensation Committee in its discretion.

Awards Subject to Clawback

Awards issued under the Equity Plan are subject to clawback in the event of fraud or other intentional misconduct on the part of an employee (or any other event or circumstances set forth in any clawback policy implemented by us or our subsidiaries) that necessitates a restatement of our financial results. Our current clawback policy requires employees to reimburse us for the value of any equity awards granted to them in excess of the amount that would have been granted based on the restated financial results.

Miscellaneous Provisions

Adjustment Upon Certain Events

The number and kind of securities subject to an award, the terms and conditions (including performance targets or criteria) and the grant price or exercise price of outstanding awards will be equitably adjusted as the Compensation Committee deems appropriate in its discretion to reflect any stock dividend, stock split, reverse stock split, combination or exchange of shares, recapitalization, merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation of a subsidiary or other distribution (other than normal cash dividends) of our assets to stockholders, or other similar changes affecting the shares other than an equity restructuring. In the event of any other change in our capitalization, including an equity restructuring, the Compensation Committee will make adjustments in the number shares and the exercise price for outstanding options and other appropriate and equitable adjustments to outstanding awards to prevent dilution or enlargement of rights. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares or share price of common stock, including an equity restructuring, we may in our sole discretion refuse to permit the exercise of any award for a period of 30 days prior to the completion of the transaction.

Payment for Shares

The exercise or purchase price for all options and other rights to acquire shares of our common stock, together with any applicable taxes required to be withheld, must be paid in full at the time of award exercise or purchase. Payment may, subject to certain limitations, be made in whole or in part in shares of our common stock that are owned or surrendered as part of the transaction by the awardee and have a fair market value equal to the applicable taxes. The Compensation Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of an award.

Tax Withholding

We require participants to satisfy their tax withholding obligations in connection with the exercise of any option or vesting of any full-value award granted under the Equity Plan or the lapse of restrictions on restricted stock as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant as a result of an award may also be used to discharge the minimum tax withholding obligations related to exercise of options or receipt of other awards, subject to the Compensation Committee’s discretion.

Plan Amendment and Termination

The following plan amendments or plan-related actions require approval by our stockholders:

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increases in the number of shares reserved under the Equity Plan or in the number of shares as to which options and other equity awards may be granted (except for adjustments resulting from stock splits, stock dividends, etc.);

•	changes in the classes of persons eligible to participate in the Equity Plan;

•	the grant of options (other than substitute awards) at an exercise price below the fair market value of a share of our common stock on the date of grant; and

•	the repricing of previously-issued options or SARs.

In all other respects, the Equity Plan can be amended, modified, suspended or terminated at the discretion of the Compensation Committee, unless the action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. However, amendments to the Equity Plan may not impair an awardee’s rights under a previously granted award without the awardee’s consent. No termination date is specified for the Equity Plan.

Federal Income Tax Consequences

This discussion regarding federal tax consequences is intended for the general information of our stockholders, not Equity Plan participants. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Code Section 162(m)

The Equity Plan has been designed to meet the requirements of Code Section 162(m) regarding deductibility of executive compensation.

Under Code Section 162(m), income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits paid in 1994 and thereafter) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. The Code Section 162(m) deduction limit does not apply to qualified “performance-based” compensation that is established by an independent compensation committee and adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs satisfy the performance-based requirement only if the maximum number of shares that can be granted to any particular participant within a specified period is limited under the plan, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

It is our policy to design our compensation programs to conform with Code Section 162(m) so that the deductibility of compensation paid to senior executives thereunder is not disallowed. We believe that we have complied with the performance-based compensation requirements of Code Section 162(m), including the option pricing requirements and the requirements governing the administration of the Equity Plan, so we do not expect the deductibility of awards granted to senior executives to be disallowed.

Code Section 409A

Certain awards under the Equity Plan may be considered “nonqualified deferred compensation” subject to Code Section 409A, which imposes additional requirements on the payment of deferred compensation. These requirements generally provide that, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Code Section 409A or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the then-current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Code Section 409A, the amount will be subject to income tax at regular income tax rates plus a 20 percent penalty, as well as potential premium interest tax.

Federal Tax Treatment of Awards

Awards Currently Being Granted Under the

Equity Plan

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Nonqualified Stock Options.    An awardee of nonqualified stock options does not realize taxable income upon receiving an option, nor are we entitled to any deduction at the time of grant. Upon exercise of a nonqualified stock option, the optionee realizes ordinary income, and we are entitled to a deduction, in an amount equal to the difference between the option’s exercise price and the fair market value of the stock on the date of exercise. An optionee’s basis for the stock for the purpose of determining gain or loss on the subsequent disposition of the shares is the fair market value of the stock on the date of exercise.

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Restricted Stock Units.    An awardee of RSUs does not realize taxable income until he or she receives stock or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, we are allowed a deduction equal to the compensation taxable to the recipient, subject to Code restrictions.

•	Performance Units. An awardee of PUs does not realize taxable income until he or she receives stock or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, we are allowed a deduction equal to the compensation taxable to the recipient, subject to Code restrictions.

Other Awards That May Be Granted Under

the Equity Plan

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Incentive Stock Options.    There is no taxable income to an awardee of ISOs either at the time of grant or upon exercise; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price is an “‘item of tax preference’” for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us unless the optionee disposes of the shares within two years after the date of grant or within one year of the date the shares were transferred to the optionee. In that event, the difference between the option exercise price and the fair market value of the shares on the date of the exercise is taxed at ordinary income rates, and we are entitled to a deduction to the extent the employee must recognize ordinary income. An ISO that is exercised more than three months after retirement is taxed as a nonqualified stock option, with the optionee deemed to have received income upon the exercise taxable at ordinary income rates. We are entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

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Stock Appreciation Rights.    An awardee of SARs realizes no taxable income at the time of receipt. Upon exercise, the fair market value of the shares (or cash in lieu of shares) received is taxable as ordinary income. We are entitled to a deduction in the same amount that the awardee realizes as ordinary income.

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Restricted Stock.    Unless an election is made under Section 83(b) of the Code, an awardee of restricted stock does not have taxable income upon receipt of restricted stock and we are not entitled to a deduction upon issuance. However, when the restrictions lapse such that the shares are no longer subject to forfeiture or, if applicable, repurchased by us, the recipient realizes ordinary income, and we are entitled to a deduction, in an amount equal to the fair market value of the shares at the date the restrictions lapse, less the purchase price thereof. If an election is made under Section 83(b), the awardee realizes ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price thereof and we are entitled to a deduction in the same amount.

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Dividend Equivalents.    An awardee of dividend equivalents does not realize taxable income at the time of grant, and we are not entitled to a deduction at that time. When a dividend equivalent is paid, the awardee recognizes ordinary income and we are entitled to a corresponding deduction.

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Performance Stock.    An awardee of performance stock recognizes taxable ordinary income on the fair market value of the shares of performance stock when they are delivered and we are entitled to a corresponding deduction.

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Stock Payments.    An awardee of a stock payment in lieu of a cash payment that would otherwise have been made is taxed as if the cash payment had been received, and we are entitled to a deduction in the same amount.

•	Deferred Stock. An awardee of deferred stock generally does not have taxable income upon receipt of deferred stock nor are we entitled to a deduction upon issuance. When the deferred stock vests and is issued to the awardee, the awardee realizes ordinary income and we are entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred stock. Deferred stock may be subject to Code Section 409A, and the failure of any award of deferred stock that is subject to Code Section 409A to comply therewith may result in taxable income to the awardee upon the grant or vesting of the award, as well as interest and penalties.

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Deferred Stock Units.    An awardee of DSUs generally does not have taxable income upon receipt of DSUs nor are we entitled to a deduction upon issuance. When the shares underlying the DSUs are issued to the awardee (or payment is made equal to the fair market value of such shares), the awardee generally realizes ordinary income and we are entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance (or the amount of payment) over the DSUs. DSUs may be subject to Code Section 409A, and the failure of any award of DSUs to comply therewith may result in taxable income to the awardee upon the grant or vesting of the award, as well as interest and penalties.

Estimate of Benefits; New Plan Benefits

Awards under the Equity Plan are subject to the discretion of the Compensation Committee, and no determination has been made as to the types or amounts of awards that will be granted in the future pursuant to the Equity Plan. It is therefore not possible to determine the future benefits that will be received by participants.

Equity Award Grants Under the Equity Plan

The following table sets forth summary information concerning the number of shares of our common stock subject to awards made under the Equity Plan from the plan’s inception through February 27, 2012.

EQUITY COMPENSATION MATTERS

Equity Award Grants Under the Equity Plan

Name and Position	Number of shares subject to stock options	Number of shares subject to restricted stock	Number of shares subject to RSUs and PUs
Named Executive Officers:
Dean A. Scarborough Chairman, President & Chief Executive Officer	2,091,473	—	267,705

Mitchell R. Butier Senior Vice President & Chief Financial Officer	260,530	—	74,885

Timothy S. Clyde President, Specialty Materials & New Growth Platforms	575,637	—	82,116

R. Shawn Neville President, Retail Branding and Information Solutions	356,451	—	61,714

Donald A. Nolan President, Label and Packaging Materials	523,342	—	74,983
All current executive officers, as a group (10 persons)	4,811,331	—	790,628
All current directors who are not executive officers, as a group (10 persons)	90,396	—	23,117

Director nominees:
John T. Cardis	9,691	—	2,480
David E. I. Pyott	9,691	—	2,480
Dean A. Scarborough	See above	See above	See above
Julia A. Stewart	9,691	—	2,480
All employees, including all current officers who are not executive officers, as a group (1,769 persons)	22,728,659	30,000	4,433,502

EQUITY COMPENSATION MATTERS

PLAN INFORMATION AS OF DECEMBER 31, 2011

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
Equity Plan(1)	12,356,813	$45.85	2,861,231
Director Equity Plan(2)	140,000	$54.17	–

Equity compensation plans not approved by security holders
1996 Stock Incentive Plan(3)	433,150	$62.66	–
Paxar Corporation Plan(4)	310,655	$34.15	–

Total	13,240,618	$46.27	2,861,231

(1)

The Equity Plan was last approved by stockholders in April 2010, and an amendment and restatement of the plan has been approved by the Compensation Committee and is proposed for stockholder approval at the Annual Meeting. Under the Equity Plan, equity awards have included (i) for non-employee directors, stock options, RSUs and DSUs; and (ii) for officers and employees, stock options, restricted stock, RSUs and PUs. Amounts in column (a) include 11,345,732 stock options, 1,119,215 RSUs, 15,000 shares of restricted stock, and 760,671 PUs (with PUs from the 2009-2011 MTIP excluded because the performance objective thereunder was not achieved; PUs from the 2010-2012 MTIP included based two-thirds on maximum performance and one-third on target performance; and PUs from the 2011-2013 MTIP included based on target performance). Prices in column (b) do not account for RSUs, PUs or restricted stock.

(2)

Under the Director Equity Plan, equity awards included stock options and stock units. We last issued awards under the Director Equity Plan in April 2009 and thereafter began issuing our non-employee directors awards under the Equity Plan described above. Amounts in column (a) for the Director Equity Plan include only stock options.

(3)

The 1996 Stock Incentive Plan was adopted by our Board in December 1996 to provide for grants of stock options, stock payments and other awards to employees and officers. No equity awards were granted under the 1996 Stock Incentive Plan after December 2002. Only nonqualified stock options were granted under the 1996 Stock Incentive Plan, which options generally vest ratably over four years and expire in ten years. The options were granted at fair market value on the grant date and underwater options may not be repriced. Amounts in column (a) for the 1996 Stock Incentive Plan include only stock options.

(4)

We acquired Paxar Corporation (“Paxar”) in June 2007. Outstanding awards granted to Paxar employees under the Paxar Corporation Plan, many of whom became our employees at closing, were converted into awards of our company as a result of the acquisition. We have not issued and will not issue any awards under the Paxar Corporation Plan. Amounts in column (a) for the Paxar Corporation Plan include only stock options.

AUDIT MATTERS

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2012 fiscal year, and our Board is seeking stockholder ratification of the appointment. Stockholder ratification of the appointment of PwC is not required by our Bylaws or applicable law. However, our Board is submitting the appointment for stockholder ratification as a matter of good corporate governance.

PwC has been our independent registered public accounting firm since 1998, and served in that capacity during the fiscal year ended December 31, 2011. Prior to 1998, Coopers & Lybrand, LLP, a predecessor firm of PwC, served as our independent registered public accounting firm.

Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

Recommendation of Board of Directors

Your Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for the 2012 fiscal year. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Auditor Independence

We have been advised by PwC that neither the firm nor any member thereof has any financial interest, direct or indirect, in any capacity in our company or its subsidiaries. As a result, PwC has confirmed that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board (“PCAOB”) and the regulations of the SEC governing auditor independence.

The Audit Committee considers at least annually whether PwC’s provision of non-audit services is compatible with maintaining auditor independence. In February 2012, the Audit Committee reviewed the non-audit services provided by PwC in 2011 and determined that the firm’s provision of these services did not impair PwC’s independence.

PwC Fee Summary

During fiscal years 2011 and 2010, PwC provided the following services, all of which were approved by the Audit Committee and for which we paid the following fees:

(In millions)	2011	2010
Audit Fees	$7.0	$7.5
Audit-Related Fees	2.2	0.3
Tax Fees:
Compliance	2.2	2.0
Planning	2.4	1.1
Other Fees	—	—

Total Fees	$13.8	$10.9

Audit Fees

Audit fees include fees for services performed to comply with the standards established by the PCAOB, including the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of our SEC filings.

Audit-Related Fees

Audit-related fees include fees associated with assurance and related services traditionally performed by the independent registered public accounting firm and reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, accounting consultations, consultations concerning financial accounting and reporting standards, general advice with implementation of SEC and Sarbanes-Oxley Act requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information technology systems and general internal controls unrelated to the audit of the financial statements.

Tax Fees

Tax fees relate to fees associated with tax compliance (preparation of tax returns, tax audits and transfer pricing) and tax planning (domestic and international tax planning, tax planning on restructurings, mergers and acquisitions).

Audit Committee Approval/Pre-Approval of Fees

In approving PwC’s fees and services, the Audit Committee considers whether PwC is best positioned to provide the services effectively and efficiently for reasons including its familiarity with our businesses, accounting policies and practices, internal controls, information technology systems and risk profile, as well as whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee periodically monitors the services rendered and fees paid to PwC to ensure that the services are within the parameters approved by the Audit Committee. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee for services that were not included in the budget; these services are then reviewed at the next Audit Committee meeting.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, and the fees paid to PwC in 2011 were pre-approved. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and an estimated amount for, audit services and for particular categories of non-audit services that are recurring in nature and therefore are anticipated at the time the budget is reviewed. Additional Audit Committee approval is required for non-audit services not included in the budget or substantially in excess of the budgeted amount for the particular category of services.

AUDIT MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee is composed of the independent directors named below, each of whom meets the independence standards of the New York Stock Exchange. The Audit Committee has a written charter adopted by the Board of Directors, which is available on the Company’s website.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made by management and PwC.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended December 31, 2011 with management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. PwC has also provided to the Audit Committee the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding PwC’s communications with the Audit Committee concerning the firm’s independence. The Audit Committee has discussed with PwC its independence from the Company and management.

Based on the Audit Committee’s discussions with management and PwC and the Audit Committee’s review of the representations of management and the report of PwC, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements for the year ended December 31, 2011 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

John T. Cardis, Chairman

Peter K. Barker

Ken C. Hicks

Charles H. Noski

Patrick T. Siewert

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

SECURITY OWNERSHIP AND RELATED MATTERS

The following tables show the number of shares of our common stock beneficially owned by (i) each of our current directors; (ii) each of our NEOs; (iii) all of our current directors and executive officers as a group; and (iv) each of our greater than 5% stockholders, in each case as of the February 27, 2012 record date for the Annual Meeting. “Beneficial ownership” indicates only that the individual, group or entity, directly or indirectly, has or shares with others the power to vote (or direct the voting of) or the power to dispose of (or direct the disposition of) the shares; the individual, group or entity may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that the individual, group or entity is, for the purpose of Section 13 or 16 of the Exchange Act, the “beneficial owner” of the shares shown.

SECURITY OWNERSHIP OF MANAGEMENT

Name of Beneficial Owner	Common Stock(1)	Number of Shares Subject to DSUs and Options Exercisable and RSUs Vesting Within 60 days(2)	Number of Shares Beneficially Owned	Percent of Class(3)
Dean A. Scarborough	108,950	1,117,500	1,226,450	1.2%
Bradley A. Alford	437	8,072	8,509	*
Peter K. Barker	11,337	32,748	44,085	*
Rolf Börjesson	6,488	16,789	23,277	*
John T. Cardis	10,937	19,123	30,060	*
Ken C. Hicks	8,937	18,497	27,434	*
Peter W. Mullin	91,499	17,789	109,288	*
Charles H. Noski(4)	2,000	304	2,304	*
David E. I. Pyott	4,937	45,291	50,228	*
Patrick T. Siewert	11,287	16,789	28,076	*
Julia A. Stewart	4,660	39,817	44,477	*
Mitchell R. Butier	12,097	128,319	140,416	*
Timothy S. Clyde	25,919	354,918	380,837	*
R. Shawn Neville	1,181	133,922	135,103	*
Donald A. Nolan	5,612	317,792	323,404	*
All current directors and executive officers as a group (20 persons)	334,799	2,881,233	3,216,032	3.1%

(1)

Includes the following number of shares held by our NEOs in various employee savings plans as of December 31, 2011: Mr. Scarborough – 35,268; Mr. Butier – 2,368; Mr. Clyde – 12,982; Mr. Neville – 1,181; and Mr. Nolan – 1,057. For Mr. Scarborough, also includes 2,848 shares held in the CAP as of December 31, 2011 and 148 shares held by Mrs. Scarborough as to which Mr. Scarborough disclaims beneficial ownership. For Mr. Mullin, includes 7,750 shares held in a trust for the benefit of his children; 7,750 shares held in a trust for the benefit of his grandchildren; and 3,000 shares held by Mrs. Mullin (405 of which are held in a trust), all as to which Mr. Mullin disclaims beneficial ownership, as well as 827 shares held in the CAP as of December 31, 2011.

(2)

Includes DSUs deferred through the DDECP for the following directors as of December 31, 2011, as to which they have no voting or investment power: Mr. Alford – 4,283; Mr. Barker – 11,959; Mr. Cardis – 334; Mr. Hicks – 5,708; Mr. Noski – 304; Mr. Pyott – 27,502; and Ms. Stewart – 19,028. DSUs are included as beneficially owned because, if any of these directors were to resign from our Board, their DDECP account would be valued and the equivalent number of shares of our common stock would be transferred from his or her DDECP account to his or her own account as of the date of resignation.

(3)	Percent of class based on 105,350,114 shares of our common stock outstanding as of February 27, 2012. Individuals with an (*) beneficially own less than 1% of our outstanding common stock.

(4)	Mr. Noski joined our Board in November 2011.

SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)

FMR LLC. 82 Devonshire Street Boston, Massachusetts 02109	11,551,081	(2)	11.0%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,538,828	(3)	7.2%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,335,713	(4)	5.1%

Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	5,310,000	(5)	5.0%

(1)	Percent of class based on 105,350,114 shares of our common stock outstanding as of February 27, 2012.

(2)

Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2012. FMR LLC has sole voting power with respect to 119,481 shares and sole dispositive power with respect to all shares. FMR LLC is a parent holding company, in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act.

(3)

Based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2012. BlackRock, Inc. has sole voting and dispositive power with respect to all shares. BlackRock, Inc. is a parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act.

(4)

Based on information contained in a Schedule 13G filed with the SEC on February 8, 2012. The Vanguard Group, Inc. has sole voting power with respect to 147,812 shares; sole dispositive power with respect to 5,187,901 shares; and shared dispositive power with respect to 147,812 shares. The Vanguard Group, Inc. is an investment adviser, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act.

(5)

Based on information contained in Schedule 13G filed with the SEC on February 14, 2012. Capital Research Global Investors has sole voting and dispositive power with respect to all shares. Capital Research Global Investors is an investment advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, our “Insiders”), to file initial reports of ownership and reports of changes in ownership with the SEC. Our Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us and written representations from certain of our Insiders that no other reports were required to have been filed, we believe that all of our Insiders complied with the Section 16(a) filing requirements applicable to them during 2011.

Related Person Transactions

Policies and Procedures for Approval of Related Person Transactions

Both our Code of Conduct and our written Conflict of Interest Policy (the “COI Policy”), which applies to our officers and employees, provide that all conflicts of interest should be avoided. The COI Policy proscribes any officer (including our executive officers) or employee, or any of their immediate family members, from directly or indirectly doing business, seeking to do business or owning an interest in an entity that does business or seeks to do business with us without approval in writing from the Governance Committee. On an annual basis, employees at the level of manager and above or who have spending authority of $1,000 or more complete a survey in which they must disclose whether they or any of their immediate family members have a job, contract or other position with an entity that has commercial dealings with us. Any disclosures are reviewed by senior management with the advice of counsel to determine whether the activity significantly influences our business. The Governance Committee receives a full report on the disclosures elicited from the annual survey and, in the event that a disclosure potentially gives rise to a conflict of interest, determines whether a conflict of interest exists or whether there is no reasonable likelihood that the activity, transaction or situation will influence the individual’s judgment or actions in performing his or her duties to the company. Under the COI Policy, any officer or employee who has a question as to the interpretation of the policy or its application to a specific activity, transaction or situation must submit the question in writing, setting forth all facts, to our General Counsel for review and approval by the Governance Committee.

In addition, each of our directors and executive officers annually completes a questionnaire designed to elicit information about any potential related person transactions. Transactions involving directors are reviewed with the Governance Committee by the General Counsel in connection with the annual assessment of director independence. Responses from executive officers are reviewed by the Office of the General Counsel with oversight by the Governance Committee in the event any transactions are identified. In addition, executive officers participate in the annual COI Policy survey process, which is also overseen by the Governance Committee.

Senior management reviews information about security holders known by us from information contained in Schedules 13D or 13G filed with the SEC to be beneficial owners of more than five percent of any class of our voting securities to determine whether we have any relationships with the security holders that might constitute related person transactions under Item 404(a) of Regulation S-K.

We are not aware of any related person transactions with any director, executive officer or greater-than-five-percent security holder that did not require review, approval or ratification under our policies and procedures, nor are we aware of any situations where the policies and procedures described above with regard to related person transactions were not followed during the previous fiscal year.

Transactions with Related Persons in 2011

Mr. Mullin, one of our directors, is the chairman, chief executive officer and majority stockholder in various entities (collectively referred to as the “Mullin Companies”) that previously provided executive compensation, benefits consulting and insurance agency services to our company. In October 2008, the assets of the Mullin Companies were sold to a subsidiary of Prudential Financial, Inc. (“Prudential”). During 2011, we paid premiums to insurance carriers for life insurance originally placed by the Mullin Companies in connection with our various employee benefit plans. Mr. Mullin received approximately $88,000 in 2011 from the commissions earned by Prudential from those insurance carriers. Mr. Mullin’s share of the commissions was determined in accordance with the terms of a commission sharing agreement entered into between Mr. Mullin and Prudential at the time of the sale. In addition, substantially all of the life insurance policies we originally placed through the Mullin Companies were issued by insurance carriers that participated in reinsurance agreements with M Life Insurance Company (“M Life”), a wholly-owned subsidiary of M Financial Holdings, Inc., a company in which the Mullin Companies own a minority interest and for which Mr. Mullin serves as chairman. Mr. Mullin received approximately $86,000 in 2011 from the net reinsurance gains of M Life. A portion of the reinsurance gains received by Mr. Mullin are subject to forfeiture in certain circumstances.

EXHIBIT A

AVERY DENNISON CORPORATION

STOCK OPTION AND INCENTIVE PLAN

Amended and Restated

The purposes of this Stock Option and Incentive Plan are as follows:

(1)	To provide additional incentive for Employees and Directors to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights, which recognize such growth, development and financial success.

(2)	To enable the Company to recruit and retain Employees and Directors considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights, which will reflect the growth, development and financial success of the Company.

ARTICLE 1    DEFINITIONS

Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

1.1	Award

“Award” shall mean Deferred Stock, Deferred Stock Unit, Dividend Equivalent, Option, Performance Stock, Performance Unit, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right or Stock Payment granted under this Plan.

1.2	Award Agreement

“Award Agreement” shall mean an agreement setting forth the terms and conditions of an Award.

1.3	Awardee

“Awardee” shall mean any Employee or Director who has received an Award under the Plan.

1.4	Beneficiary

“Beneficiary” shall have the meaning given in Article 11.8.

1.5	Board

“Board” shall mean the Board of Directors of the Company.

1.6	Cause

“Cause” shall mean, with respect to any Awardee’s Termination of Service, unless otherwise provided by the Committee or the Company, (i) “Cause” as defined in any Individual Agreement or Award Agreement to which the applicable Awardee is a party, or (ii) if there is no such Individual Agreement or Award Agreement or if it does not define Cause: (A) conviction of the Awardee for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Awardee to perform his employment duties in any material respect, or (C) prior to a Change in Control, such other serious events as shall be determined by the Committee or the Company. Prior to a Change in Control, the Committee or the Company shall, unless otherwise provided in an Individual Agreement with a particular Awardee, have the discretion to determine on a reasonable basis whether “Cause” exists, and its determination shall be final.

1.7	Change in Control

“Change in Control” has the meanings set forth in Article 9.2.

1.8	CEO

“CEO” shall mean the Chief Executive Officer of the Company.

1.9	Code

“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.10	Committee

“Committee” shall mean committee of the Board designated to administer the Plan as contemplated by Article 10.1.

1.11	Commission

“Commission” shall mean the Securities and Exchange Commission or any successor agency.

1.12	Common Stock

“Common Stock” shall mean the common stock of the Company.

1.13	Company

“Company” shall mean Avery Dennison Corporation or any successor company.

1.14	Covered Employee

“Covered Employee” shall mean an Awardee designated by the Committee in connection with any Award as an individual who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which an Award is expected to be taxable to such Awardee.

1.15	Deferred Stock

“Deferred Stock” shall mean shares of Common Stock awarded under Article 7.

1.16	Deferred Stock Unit

“Deferred Stock Unit” shall mean a right to receive shares of Common Stock awarded under Article 7.

1.17	Director

“Director” shall mean a member of the Board who is not an Employee.

1.18	Disability

“Disability” shall mean, with respect to any Awardee, unless otherwise provided by the Committee, (i) “Disability” as defined in any Individual Agreement or Award Agreement to which the Awardee is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as defined in Section 22(c)3 of the Code.

1.19	Disaffiliation

“Disaffiliation” shall mean, with respect to any Subsidiary, the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the majority of the stock of the Subsidiary).

1.20	Dividend Equivalent

“Dividend Equivalent” shall mean a right to receive a number of shares of Common Stock or an amount of cash, determined as provided in Article 8.1.

1.21	Employee

“Employee” shall mean any officer or other employee of the Company, or of any corporation, which is then a Subsidiary.

1.22	Equity Restructuring

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

1.23	Expiration Date

“Expiration Date” shall have the meaning given in Article 4.3.

1.24	Exchange Act

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.25	Fair Market Value

“Fair Market Value” of a share of Common Stock as of a given date shall be (i) the mean between the highest and lowest selling price of a share of Common Stock during normal business hours on the principal exchange on which shares of Common Stock are then trading, if any, on such date, or if shares were not traded on such date, then the mean between the highest and lowest sales on the nearest date before and the nearest date after such valuation date; or (ii) if Common Stock is not traded on an exchange, the mean between the closing representative bid and asked prices for the Common Stock during normal business hours on such date as reported by NYSE or, if NYSE is not then in existence, by its successor quotation system; or (iii) if Common Stock is not publicly traded, the Fair Market Value of a share of Common Stock as established by the Committee acting in good faith.

1.26	Full Value Award

“Full Value Award” shall mean any Award other than: (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Awardee pays the intrinsic value existing as of the date of grant (whether directly or by forgoing the right to receive a payment from the Company or any Subsidiary).

1.27	Greater Than 10% Stockholder

“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or any affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

1.28	Incentive Stock Option

“Incentive Stock Option” shall mean an Option that both meets the requirements to be an “incentive stock option” under Section 422A of the Code and is designated as an Incentive Stock Option by the Committee.

1.29	including or includes

“including” or “includes” shall mean including without limitation, or includes, without limitation.

1.30	Individual Agreement

“Individual Agreement” shall mean an employment, severance or similar agreement between an Awardee and the Company or one of its Subsidiaries.

1.31	Involuntary Termination

“Involuntary Termination” shall mean Termination of Service other than for Cause, death, Disability, Retirement or voluntary termination by the Awardee.

1.32	Nonqualified Stock Option

“Nonqualified Stock Option” shall mean an Option that either is not an Incentive Stock Option or is designated as a Nonqualified Stock Option by the Committee or the Company.

1.33	Option

“Option” shall mean a stock option granted pursuant to this Plan. An Option shall be either a Nonqualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Directors shall only be Nonqualified Stock Options.

1.34	Optionee

“Optionee” shall mean an Employee or Director granted an Option under this Plan.

1.35	Performance Goals

“Performance Goals” shall mean the performance goals established by the Committee or the Company in connection with the grant of Performance Stock, Performance Units, Restricted Stock, Restricted Stock Units, Stock Payments, Deferred Stock or Deferred Stock Units. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation and (d) amortization), EPS, adjusted EPS, price per share of Common Stock, gross sales, net sales, return on sales, net income, net income after tax, adjusted net income, gross income, operating income, gross or net profit or operating margin, return on sales, cash flow, expenses, economic profit, unit volume, market share, return on equity, return on assets or return on net assets, working capital, change in working capital, return on capital, total stockholder return, productivity, operating efficiency, implementation or completion of critical projects, regulatory body approval for commercialization of product, customer satisfaction or throughput (i.e., net sales less the sum of (x) direct material costs and (y) purchase price variances) and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, without limitation, one or more of the following: (A) items related to a change in accounting principles; (B) items relating to financing activities; (C) expenses for restructuring or productivity initiatives; (D) other non-operating items; (E) items related to acquisitions; (F) items attributable to the business operations of any entity acquired by the Company or any Subsidiary during the Performance Period; (G) items related to the divestiture of a business or segment of a business; (H) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (I) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (J) any other items of significant income or expense which are determined to be appropriate adjustments; (K) items relating to unusual or extraordinary corporate transactions, events or developments, (L) items related to amortization of acquired intangible assets; (M) items that are outside the scope of the Company’s core, on-going business activities; (N) items related to acquired in-process research and development; (O) items relating to changes in tax laws; (P) items relating to major licensing or partnership arrangements; (Q) items relating to asset impairment charges; (R) items relating to gains or losses for litigation, arbitration and contractual settlements; or (S) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions. For all Awards intended to qualify as a Qualified Performance-Based Award, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

1.36.	Performance Period

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining an Awardee’s right to, and the payment of, an Award.

1.37	Plan

“Plan” shall mean the Avery Dennison Corporation Stock Option and Incentive Plan, as amended and restated.

1.38	Qualified Performance-Based Award

“Qualified Performance-Based Award” shall mean an Award of Performance Stock, Performance Unit, Restricted Stock, Restricted Stock Units, Stock Payments, Deferred Stock or

Deferred Stock Units designated as such by the Committee at the time of grant, based upon a determination that (i) the Awardee is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption. Notwithstanding any other provision of the Plan, no Award shall be considered a Qualified Performance-Based Award unless it is granted subject to or after obtaining stockholder approval satisfying the requirements of Section 162(m)(4)(C)(ii) of the Code and the Department of Treasury Regulations thereunder.

1.39	Performance Stock

“Performance Stock” shall mean a right to receive Common Stock pursuant to Article 7.

1.40	Performance Unit

“Performance Unit” shall mean a right to receive Common Stock pursuant to Article 7.

1.41	Restricted Stock

“Restricted Stock” shall mean Common Stock issued pursuant to Article 7.

1.42	Restricted Stock Unit

“Restricted Stock Unit” shall mean a right to receive Common Stock pursuant to Article 7.

1.43	Restriction Period

“Restriction Period” shall have the meaning given in Article 7.3(b).

1.44	Retirement

“Retirement” shall mean (a) with respect to an Employee, unless otherwise determined by the Committee, a Termination of Service with the Company or a Subsidiary, on or after age 55 with 10 or more years of service, provided that, in no event shall a Termination of Service with the Company or a Subsidiary be deemed a Retirement if such Termination of Service results from (or is in connection with) the disaffiliation from the Company or a Subsidiary of all or part of the assets or stock of the Company, a Subsidiary or a business unit thereof in which such Employee is employed or provides services (including, without limitation, as a result of a public offering, spin-off or sale), and (b) with respect to a Director, Termination of Service by reason of retirement at or after age 72 years.

1.45	Rule 16b-3

“Rule 16b-3” shall mean Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

1.46	Secretary

“Secretary” shall mean the Secretary of the Company.

1.47	Section 162(m) Exemption

“Section 162(m) Exemption” shall mean the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

1.48	Section 409A

“Section 409A” shall mean Section 409A of the Code along with the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any related regulations or other guidance that may be issued.

1.49	Section 409A Award

“Section 409A Award” shall have the meaning given in Article 11.3(e).

1.50	Stock Appreciation Right

“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 6.

1.51	Stock Payment

“Stock Payment” shall mean (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, either (a) or (b) as part of a bonus, deferred compensation or other arrangement, awarded under Article 7.

1.52	Subsidiary

“Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 33% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, as well as partnerships and limited liability companies in which the Company holds a 33% or more interest.

1.53	Substitute Award

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

1.54	Termination of Service

“Termination of Service” of (a) an Employee shall mean the termination of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including a termination by resignation, discharge, death, Disability or Retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment by the Company or a Subsidiary and (ii) temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and Subsidiaries, and (b) a Director shall mean the termination of service between the Director and the Company for any reason, including a termination by resignation, failure to be elected, discharge, death, Disability or Retirement; but excluding (i) terminations where there is a simultaneous commencement of or continuing service by the Company and (ii) temporary absences from service because of illness, vacation or leave of absence. In addition, an Employee employed by a Subsidiary shall be deemed to incur a Termination of Service upon a Disaffiliation of that Subsidiary, unless the Employee immediately thereafter becomes or remains an Employee of the Company or one of its continuing Subsidiaries. The Committee or the Company shall determine the effect of all other matters and questions relating to Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an Employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service of an Employee only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

1.55	Gender and Number

Wherever the masculine gender is used it shall include the feminine and neuter, and wherever a singular pronoun is used it shall include the plural, unless the context clearly indicates otherwise.

ARTICLE 2    SHARES SUBJECT TO PLAN

2.1	Shares Subject to Plan

As of December 31, 2011, there were approximately 2,861,231 shares available for future Awards under the Plan. As of the Effective Date, as defined in Article 11.13 below and subject to stockholder approval, the aggregate number of shares deliverable pursuant to Awards shall be increased by 6,000,000 for a total of 8,861,231 shares. Shares of Common Stock issued under the Plan may be authorized and unissued shares, previously outstanding shares held as treasury shares, or treasury shares that have been transferred to and held in a grantor trust of the Company.

2.2	Unexercised Options and Other Rights

If any shares of Common Stock subject to an Award are forfeited or expire or such Award is settled in cash (in whole or in part), the number of shares subject to such Award, to the extent of such forfeiture, expiration or cash settlement, may again be optioned, granted or awarded hereunder, subject to the limitations of Article 2.1. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under Article 2.1 and will not be available for future grants of Awards: (a) shares of Common Stock tendered by an Awardee or withheld by the Company in payment of the exercise price of an Option; (b) shares of Common Stock tendered by an Awardee or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (c) shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (d) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares of Common Stock available for issuance under the Plan. Notwithstanding the provisions of this Article 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

2.3	Substitute Awards

Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or a Subsidiary immediately prior to such acquisition or combination.

2.4	Full Value Award Vesting Limitations

Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Awardees shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, the Committee may provide that such vesting restrictions may lapse or be waived upon the Awardee’s death, disability, Retirement, any other specified Termination of Service or the consummation of a Change in Control (including as set forth in Article 7.3(e)).

ARTICLE 3    GRANTING OF OPTIONS

3.1	Eligibility

Options may be granted to Employees and Directors of the Company or of a Subsidiary.

3.2	Granting of Options

The Committee shall from time to time, in its discretion:

(a) Select the Employees and Directors who will be granted Options;

(b) Determine the number of shares to be subject to such Options or Stock Appreciation Rights granted to the selected Employees; provided, however, that no Employee shall be granted Options or Stock Appreciation Rights covering in excess of an aggregate of 600,000 shares and rights during any calendar year; and

(c) Determine the terms and conditions of such Options, consistent with this Plan (including whether they are Incentive Stock Options or Nonqualified Stock Options, subject to Article 4.5(g)).

ARTICLE 4    TERMS OF OPTIONS

4.1	Option Agreement

Each Option and the terms and conditions thereof shall be evidenced by an Award Agreement, which shall be executed by the Optionee and an authorized officer of the Company. Upon grant of an Option, the Committee or the Company shall instruct the Secretary to issue an Award Agreement evidencing such Option, and to deliver such Award Agreement to the Optionee. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.2	Option Price

The exercise price per share of the shares of Common Stock subject to each Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Once Options are granted, they may not be repriced, and this Article 4.2 may not be amended without the consent of the stockholders. In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

4.3	Option Term

The term of an Option shall be set by the Committee in its discretion; provided that the term shall not exceed ten years or five years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The last day of the term of the Option shall be the Option’s “Expiration Date.”

4.4	Option Vesting

(a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee (and Option vesting shall be set forth in Award

Agreements), and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Except as limited by the Plan, at any time after the grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests or extend the period during which it may be exercised (but not beyond the Expiration Date thereof).

(b) No portion of an Option which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the applicable Award Agreement evidencing the grant of an Option or by action of the Committee following the grant of the Option; provided, however that all Options held by a Director that are not yet exercisable on the date of such Director’s Retirement shall become fully exercisable on that date.

4.5	Exercise of Options after Termination of Service

(a) Termination by Death.    Unless otherwise determined by the Committee, if an Optionee has a Termination of Service by reason of the Optionee’s death, any Option held by such Optionee may thereafter be exercised by the Optionee’s Beneficiaries, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of 12 months (or such other period as the Committee may specify in the applicable Award Agreement) from the date of such death or until the Expiration Date thereof, whichever period is the shorter.

(b) Termination by Reason of Disability.    Unless otherwise determined by the Committee, if an Optionee has a Termination of Service by reason of the Optionee’s Disability, any Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable immediately before the Termination of Service, or on such accelerated basis as the Committee may determine, for a period of 36 months (or such shorter period as the Committee may specify in the applicable

Award Agreement) from the date of such Termination of Service or until the Expiration Date thereof, whichever period is the shorter; provided, however, that if the Optionee dies within such period, any unexercised Stock Option held by such Optionee shall, notwithstanding the expiration of such period, continue to be exercisable by the Optionee’s Beneficiaries to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the Expiration Date thereof, whichever period is the shorter.

(c) Termination by Reason of Retirement.    Unless otherwise determined by the Committee in an Award Agreement and subject to Article 4.4(b), if an Optionee has a Termination of Service by reason of the Optionee’s Retirement, any Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, as follows: (i) if the Optionee was, at such Retirement, a Level 1 executive, for the period ending on the Expiration Date of such Option; (ii) if the Optionee was, at such Retirement, a Director or a Level 2 through Level 4 executive, for the period ending on the earlier of 60 months from such Retirement or the Expiration Date of such Option; and (iii) in all other cases, for a period ending on the earlier of 36 months from such Retirement or the Expiration Date of such Option.

(d) Other Termination.    Unless otherwise determined by the Committee: (i) if an Optionee incurs a Termination of Service for Cause, all Options held by such Optionee shall thereupon terminate; and (ii) if an Optionee incurs a Termination of Service for any reason, other than death, Disability, Retirement or for Cause, any Stock Option held by such Optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of 6 months from the date of such Termination of Service or until the Expiration Date of such Stock Option; provided, however, that if the Optionee dies within such period, any unexercised Stock Option held by such Optionee shall, notwithstanding the expiration of such period, continue to be exercisable by the Optionee’s Beneficiaries to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the Expiration Date of such Stock Option, whichever period is the shorter.

(e) Transferability of Stock Options.    No Option shall be transferable by the Optionee other than (i) by designation of a Beneficiary, by will or by the laws of descent and distribution, or (ii) as otherwise expressly permitted under the applicable Award Agreement including, if so permitted, pursuant to a gift to such Optionee’s family, whether directly or indirectly or by means of a trust or partnership or otherwise. All Options shall be exercisable, subject to the terms of this Plan, only by the Optionee, by the guardian or legal representative of the Optionee if the Optionee is incapacitated, by the Optionee’s Beneficiaries, legal representative or heirs after the Optionee’s death, or any person to whom such option is transferred pursuant to clause (ii) of the preceding sentence.

(f) Cashing Out of Stock Option.    On receipt of written notice of exercise, the Committee or the Company may elect to cash out all or part of the portion of the shares of Common Stock for which an Option is being exercised by paying the Optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

(g) Qualification of Incentive Stock Options.    No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Optionee, to disqualify such

Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year under the Plan, and all other plans of the Company and any affiliate or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Nonqualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

4.6	Substitute Awards

Notwithstanding the foregoing provisions of this Article 4 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the shares of Common Stock subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares of Common Stock subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (i) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (ii) the aggregate exercise price of such shares.

ARTICLE 5    EXERCISE OF OPTIONS

5.1	Partial Exercise

An Option may be exercised in whole or in part at any time after it has become vested and exercisable and before its Expiration Date, subject to Article 4. However, an Option shall not be exercisable with respect to fractional shares and the Committee or the Company may impose a minimum number of shares for which a partial exercise will be permitted.

5.2	Manner of Exercise

All or a portion of an exercisable Option may be exercised upon delivery to the Secretary or the Secretary’s designee of all of the following:

(a) A written notice complying with the applicable rules established by the Committee or the Company, stating that the Option, or a portion thereof, is being exercised, and signed by the Optionee or other person then entitled to exercise the Option or such portion or an appropriate notice from the Optionee’s stock broker, provided that, in the event of a disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (i) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Optionee, or (ii) one year after the transfer of such shares to such Optionee, the Optionee shall also give the Company prompt written or electronic notice of such disposition;

(b) Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded or any other applicable law. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) Full payment for the shares and taxes described in Article 11.7 with respect to which the Option, or portion thereof, is exercised in whole or in part by (i) cash; (ii) certified or bank check or such other instrument as the Company may accept; (iii) delivery (either by surrender of the shares or by attestation) of unrestricted shares of Common Stock already owned by the Optionee of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that such already-owned shares either were acquired by the Optionee in an open-market transaction or have been held by the Optionee for at least six months at the time of exercise; (iv) if permitted by the Committee, the surrender of shares of Common Stock then issuable upon exercise of the Option; (v) if permitted by the Committee, by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a stock broker acceptable to the Company to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the option price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes; provided that payment of such proceeds is then made to the Company upon settlement of such sale or (vi) other form of legal consideration acceptable to the Committee in its sole discretion. Notwithstanding anything to the contrary, no Awardee who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act; and

(d) In the event that the Option shall be exercised by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Committee.

ARTICLE 6    STOCK APPRECIATION RIGHTS

6.1	Grant and Exercise

(a) Subject to Article 3.2(b), Stock Appreciation Rights may be granted in conjunction with all or part of any Option granted under the Plan, either at or after the time of grant of such Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(b) A Stock Appreciation Right may be exercised by an Optionee in accordance with Article 6.2(b) by surrendering the applicable portion of the related Option in accordance with procedures established by the Committee or the Company. Upon such exercise and surrender, the Optionee shall be entitled to receive an amount determined in the manner prescribed in Article 6.2(b). Once Stock Appreciation Rights are granted, they may not be repriced, and this Article 6.1(b) may not be amended without the consent of the stockholders. Options that have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

6.2	Terms and Conditions

Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate are exercisable in accordance with the provisions of the Plan.

(b) Upon the exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee or the Company having the right to determine the form of payment. Notwithstanding the foregoing provisions of Article 6.2(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the option price per share specified in the related Option and used for purposes of the Stock Appreciation Right may be less than Fair Market Value per share on the date of grant, provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares of Common Stock subject to the Substitute Award, over (ii) the aggregate option price per share specified in the related Option may not exceed the excess of: (A) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (B) the aggregate exercise price of such shares.

(c) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Option in accordance with the provisions of the Plan and the applicable Award Agreement.

(d) The term of a Stock Appreciation Right shall be set by the Committee in its discretion; provided that the term shall not exceed (i) ten years from the date the Option (other than an Incentive Stock Option granted to a Greater Than 10% Stockholder) to which it relates is granted or (ii) five years from the date the Incentive Stock Option to which it relates is granted to a Greater Than 10% Stockholder.

ARTICLE 7    RESTRICTED STOCK, RESTRICTED STOCK UNITS, PERFORMANCE STOCK, PERFORMANCE UNITS, STOCK PAYMENTS, DEFERRED STOCK AND DEFERRED STOCK UNITS

7.1	Administration

Shares of Restricted Stock, Stock Payments and Deferred Stock and Awards of Restricted Stock Units, Performance Stock, Performance Units or Deferred Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee or the Company shall determine the Awardees to whom and the time or times at which grants of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Stock Payments, Deferred Stock and/or Deferred Stock Units will be awarded, the number of shares to be awarded to any Awardee, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Article 7.3. The total number of shares of (i) Restricted Stock, any Stock Payments and Deferred Stock and (ii) the total number of shares represented by Restricted Stock Units, Performance Stock, Performance Units, Deferred Stock Units and Dividend Equivalents granted under the Plan shall not exceed 7,000,000.

7.2	Awards and Certificates

(a) Shares of Restricted Stock, Stock Payments and Deferred Stock shall be evidenced in such manner, as the Committee or the Company may deem appropriate, for example book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock, shares underlying any Stock Payments and shares of Deferred Stock shall be registered in the name of such Awardee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Avery Dennison Corporation Stock Option and Incentive Plan, as amended and restated, and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103.”

The Committee or the Company may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, Stock Payments and Deferred Stock, the Awardee shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b) Restricted Stock Units, Performance Stock, Performance Units and Deferred Stock

Units shall represent the right, subject to the terms and conditions of the Award, to receive, at a specified time or times, either a specified number of shares of Common Stock, or a cash payment equal to the Fair Market Value of a specified number of shares of Common Stock, as the Committee or the Company shall determine.

7.3	Terms and Conditions

Subject to Article 2.4, the terms and conditions of an Award of Restricted Stock or Restricted Stock Units, Performance Stock or Performance Units, Stock Payments, Deferred Stock or Deferred Stock Units as established by the Committee or the Company shall be set forth in an Award Agreement (or other documentation), including the following:

(a) The Committee may, in connection with the grant, designate an Award of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Stock Payments, Deferred Stock or Deferred Stock Units as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Award upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Stock Payments, Deferred Stock or Deferred Stock Units as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Stock Payments, Deferred Stock or Deferred Stock Units is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the Awardee. The conditions for grant or vesting and the other provisions of Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Stock Payments, Deferred Stock or Deferred Stock Units (including any applicable Performance Goals) need not be the same with respect to each Awardee. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that in the case of an Award that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied. The total number of shares represented by Qualified Performance Based Awards granted under the Plan shall not exceed 7,000,000.

(b) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Award for which such Awardee’s continued service is required and until the later of (i) the date through which such Awardee’s continued service is required and (ii) the date the applicable Performance Goals (if any) are satisfied (such period, the “Restriction Period”), the Awardee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock, shares underlying any Stock Payment or shares of Deferred Stock or an Award of Restricted Stock Units, Performance Stock, Performance Units or Deferred Stock Units; provided, however, that, if so permitted under the applicable Award Agreement, the rights to receive shares of Common Stock pursuant to an Award of Restricted Stock Units, Performance Units or Deferred Stock Units may be transferred pursuant to a gift to such Awardee’s family, whether directly or indirectly or by means of a trust or partnership or otherwise.

(c) Except as provided in this paragraph (c) and Articles 7.3(a) and 7.3(b) and the applicable Award Agreement, the Awardee shall have, with respect to shares of Restricted Stock or shares underlying any Stock Payment (but not Restricted Stock Units), all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock or any Stock Payment, including, if applicable, the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee and subject to the terms of individual Award Agreements, Article 11.3(e) and the next sentence, (A) cash dividends on the class or series of Common Stock that are the subject of the Award of Restricted Stock or Restricted Stock Units, the subject of any Stock Payment or the subject of any Deferred Stock or Deferred Stock Units, shall be automatically deferred and reinvested in additional Restricted Stock, Restricted Stock Units, Stock Payments or Deferred Stock or Deferred Stock Units, as applicable, held subject to the vesting of the underlying Award, and (B) dividends payable in Common Stock shall be paid in the form of additional Restricted Stock, Restricted Stock Units, Stock Payments, Deferred Stock or Deferred Stock Units, as applicable, held subject to the vesting of the underlying Award. Notwithstanding the foregoing or any provision of an Award Agreement, reinvestment of dividends in additional Restricted Stock, Restricted Stock Units, Stock Payments, Deferred Stock or Deferred Stock Units shall only be permissible if sufficient shares of Common Stock are available under the Plan for such reinvestment (taking into account then outstanding Awards).

(d) Except to the extent otherwise provided in the applicable Award Agreement and Articles 7.3(a), 7.3(b), 7.3(e) and 9.1(b), upon an Awardee’s Termination of Service for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares of Restricted Stock, shares underlying any Stock Payments and shares of Deferred Stock and all Restricted Stock Units, Performance Stock, Performance Units and Deferred Stock Units still subject to restriction shall be forfeited by the Awardee.

(e) Except to the extent otherwise provided in Article 9.1(b), in the event of an Awardee’s Retirement or Termination of Service other than for Cause, the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which an Awardee is a Covered Employee, satisfaction of the applicable Performance Goals unless the Termination of Service was by reason of the Awardee’s death, Disability or Involuntary Termination) with respect to any or all of such Awardee’s shares of Restricted Stock, Restricted Stock Units, Performance Stock,

Performance Units, shares underlying any Stock Payments, shares of Deferred Stock and Deferred Stock Units.

(f) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the Awardee upon surrender of the legended certificates.

ARTICLE 8    DIVIDEND EQUIVALENTS

8.1	Dividend Equivalents

Dividend Equivalents may be granted under this Plan in conjunction with other Awards, except Options and Stock Appreciation Rights. Dividend Equivalents shall represent the right to receive cash payments, shares of Common Stock, or a combination thereof, having a value equal to the dividends declared on Common Stock during a specified period, and subject to such other terms and conditions as the Committee shall determine. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid to the Awardee to the extent the performance-based vesting conditions are subsequently satisfied and the Award vests.

ARTICLE 9    CHANGE IN CONTROL PROVISIONS

9.1	Impact of Event

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

(a) Any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall continue in effect or be assumed or an equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an Option or Stock Appreciation Right continues in effect or is assumed or an equivalent Award is substituted, and the surviving or successor corporation or parent or subsidiary thereof terminates the relevant Optionee’s employment or service without Cause upon or within 24 months following the Change in Control, then such Option or Stock Appreciation Right shall become fully exercisable and vested, and shall remain exercisable until its Expiration Date.

(b) The restrictions and deferral limitations applicable to any Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Dividend Equivalents, Stock Payments, Deferred Stock or Deferred Stock Units shall continue in effect or an equivalent Award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event Restricted Stock, a Restricted Stock Unit, Performance Stock, a Performance Stock Unit, a Dividend Equivalent, a Stock Payment, Deferred Stock or a Deferred Stock Unit continues in effect or an equivalent Award is substituted, and the surviving or successor corporation or parent or subsidiary thereof terminates the relevant Awardee’s employment or service without Cause upon or within 24 months following the Change in Control, then the restrictions and deferral limitations applicable to such Award shall lapse, and such Award shall become free of all restrictions and become fully vested and transferable at the target amount.

(c) Any restrictions or deferral or forfeiture limitations applicable to any Dividend Equivalents shall lapse.

9.2	Definition of Change in Control

For purposes of the Plan, “Change in Control” shall mean “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” the Company, within the meaning of Section 409A, and shall include any of the following events as such concepts are interpreted under Section 409A:

(a) the date on which a majority of members of the Board is replaced during any twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(b) the acquisition, by any one Person, or by Persons acting as a group, or by a corporation owned by a group of Persons that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with the Company, of:

(i) ownership of stock of the Company, that, together with any stock previously held by such Person or group, constitutes more than fifty percent (50%) of either (i) the total fair market value or (ii) the total voting power of the stock of the Company;

(ii) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company, during the twelve-month period ending on the date of such acquisition; or

(iii) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined under Section 409A shall not constitute a Change in Control.

ARTICLE 10    ADMINISTRATION

10.1	Committee

The Plan shall be administered by the Compensation and Executive Personnel Committee of the Board or such other committee of the Board, as may from time to time be selected by the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded, provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Article 10.l or otherwise provided in any charter of the Committee.

10.2	Powers of Committee

(a) The Committee shall have the authority to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to make Awards and set the terms and conditions for such Awards (including the option price, any vesting condition, restriction or limitation (which may be related to the performance of the Awardee, the Company or any Subsidiary) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto), based on such factors as the Committee shall determine; to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including Performance Goals, provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith except as specifically permitted by the Plan; to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and to determine under what circumstances an Award may be settled in cash or Common Stock. The Committee shall have the power to interpret this Plan and the Awards made hereunder, to adopt such rules and procedures for the administration, interpretation, and application of this Plan as are consistent therewith, and to interpret, amend or revoke any such rules and procedures. Any Award under this Plan need not be the same with respect to each Awardee.

(b) Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Awardees and Beneficiaries.

10.3	Action by Committee

(a) The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting, or by a memorandum, minutes or other written instrument signed by the Chairman of the Committee or by a majority of the Committee. The Committee may delegate to (i) the CEO the authority to make decisions pursuant to, and interpretations of, the Plan (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause Qualified Performance-Based Awards to fail to qualify for the Section 162(m) Exemption), and the authority to grant Awards and establish terms and conditions related to such Awards to any Awardee other than an “officer” of the Company (within the meaning of Rule 16a-1(f) promulgated under the Exchange Act, as amended), subject to any limitations the Committee may impose, and (ii) the CEO or Secretary, or both, any or all of the administrative and interpretive duties and authority of the Committee under the Plan. Based on such delegation of authority from the Committee, the CEO may request Company representatives to take actions related to the granting of Awards and to other Plan matters.

(b) Any authority granted to the Committee under this Plan may also be exercised by the full Board, except (i) to the extent that the grant or exercise of such authority would cause any Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption or (ii) with respect to matters which under Rule 16b-3 or any successor rule or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded are required to be determined in the sole discretion of the Committee. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

10.4	Compensation; Professional Assistance; Good Faith Actions

Expenses and liabilities that members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may engage attorneys, consultants, accountants, appraisers, brokers, or other persons at the Company’s expense. The Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Awardees and Beneficiaries, the Company, and all other interested persons. No members of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan or any Award, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

ARTICLE 11    MISCELLANEOUS PROVISIONS

11.1	Not Transferable

Except as specifically provided in the Plan with respect to Options, Stock Appreciation Rights, Restricted Stock Units, Performance Units and Deferred Stock Units, as provided in Article 11.8 regarding designation of Beneficiaries, and as may be otherwise provided in the applicable Award Agreement: (i) Awards may not be sold, pledged, assigned, or transferred in any manner, other than by will or the laws of descent and distribution, unless and until such Award has been exercised, or the shares of Common Stock underlying such Award have been issued, and all restrictions applicable to such shares of Common Stock have lapsed; (ii) no Award or interest or right therein shall be subject to the debts, contracts or engagements of the Awardee or his Beneficiaries and successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy); and (iii) any attempted disposition of an Award shall be null and void and of no effect.

11.2	Unfunded Status of Plan

It is presently intended that the Plan constitutes an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

11.3	General Provisions

(a) The Committee or the Company may require each person purchasing or receiving shares of Common Stock pursuant to an Award, as a condition to delivery of such shares, to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof and to provide such other representations and such documents as the Committee or the Company deems necessary or appropriate to effect compliance with all applicable laws. Such shares may be delivered by book entry or in certificate form, with such legends or other notations as the Committee or the Company deems appropriate to reflect any restrictions on transfer.

(b) Notwithstanding any other provision of the Plan or any Award Agreement, the Company shall not be required to issue or deliver any shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i) Listing or approval for listing upon notice of issuance of such shares on the New York Stock Exchange or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee or the Company deems necessary or advisable;

(iii) Obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee or the Company determines to be necessary or advisable;

(iv) The lapse of such reasonable period of time following the exercise of an Option or Stock Appreciation Right or the vesting or other event that results in the settlement of an Award, as the Committee or the Company may establish from time to time for reasons of administrative convenience; and

(v) The receipt by the Company of full payment (if any) for such shares and the satisfaction of any tax withholding obligations relating thereto.

An Awardee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Common Stock that may become deliverable pursuant to an Award unless and until such shares have been delivered to the Awardee.

(c) Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and the Subsidiaries operate or have Employees or Directors, or in order to comply with the requirements of any foreign securities exchange or automated quotation system, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Employees and/or Directors outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Awardees outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange or automated quotation system; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Articles 2, 3, and 7; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange or automated quotation system. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

(d) Subject to Article 11.3(e) and Annex A to the Plan, the Committee or the Company may (but need not) establish rules or terms and conditions in an applicable Award Agreement, under which Awardees may be permitted to elect to defer receipt of cash or shares in settlement of Restricted Stock Units, Performance Stock, Performance Units and Deferred Stock Units for a specified period or until a specified event, either under an existing plan of the Company or otherwise.

(e) The Plan, in form and operation, is intended to comply with Section 409A of the Code. To the extent that the terms of the Plan are inconsistent with Section 409A, then the terms of the Plan will be automatically deemed to be amended and construed so as to be in compliance. The Committee or the Company may make any amendments to the Plan or to any outstanding Awards or adopt policies and procedures (including, without limitation, amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Awards from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Awards or (b) comply with the requirements of Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A (a “Section 409A Award”), the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A, including, without limitation, the terms set forth on Annex A hereto.

11.4	Amendment, Suspension, or Termination of this Plan

The Board may amend, suspend or terminate the Plan at any time prior to a Change in Control, but no such amendment, suspension or termination shall impair the rights of Awardees under Awards previously granted without the Awardee’s consent, and provided further that no material amendments will be made to the terms of the Plan without the approval of the Company’s stockholders.

The Committee may amend the terms of any Award after it is granted, prospectively or retroactively, but no such amendment shall increase the limits imposed in Article 2.1 on the maximum number of shares which may be issued under the Plan, reprice an option or Stock Appreciation Right, cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or impair the rights of the Awardee without the Awardee’s consent.

11.5	Adjustments upon Changes in Common Stock

(a) In the event of any stock dividend, stock split, reverse stock split, combination or exchange of shares, recapitalization, merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation of a Subsidiary or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock other than an Equity Restructuring, the Committee may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of shares of Common Stock that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Articles 2, 3, and 7 on the maximum number and kind of shares of Common Stock which may be issued under the Plan); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Award shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Article 11.5(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable law or accounting principles, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Awardee’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or, with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Awardee’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Article 11.5, the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Awardee’s rights, then such Award may be terminated by the Company without payment) or

(B) the replacement of such Award with other rights or property selected by the Committee, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Awardee’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares of Common Stock covered thereby, notwithstanding anything to the contrary in the Plan or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In the event of an Equity Restructuring, and notwithstanding anything to the contrary in Article 11.5(a) or Article 11.5(b), the Committee or the Company shall make appropriate and equitable adjustments to the following:

(i) the aggregate number of shares of Common Stock available under Article 2 and Article 7, and the limits on (A) grants of Options and Stock Appreciation Rights under Article 3, (B) grants of Restricted Stock, Stock Payments, Deferred Stock, Restricted Stock Units, Performance Stock, Performance Units,

Deferred Stock Units and Dividend Equivalents under Article 7 and (C) grants of Qualified Performance-Based Awards under Article 7;

(ii) the number of shares of Common Stock covered by outstanding Awards;

(iii) the option price of outstanding Options; and

(iv) appropriate and equitable adjustments to other outstanding Awards.

(d) With respect to Awards which are granted to Covered Employees and are intended to qualify as Qualified Performance-Based Awards, no adjustment or action described in this Article 11.5 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Awards to fail to so qualify as Qualified Performance-Based Awards, unless the Committee determines that the Awards should not so qualify. No adjustment or action described in this Article 11.5 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the Award is not to comply with such exemptive conditions.

(e) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to 30 days prior to the consummation of any such transaction.

(f) The existence of the Plan, Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Notwithstanding anything to the contrary herein, no action shall be taken under this Article 11.5 which shall cause an Award to fail to be exempt from or comply with Section 409A.

11.6	Approval of Plan by Stockholders

The Plan, as amended and restated, was approved by the Committee on February 22, 2012 and was ratified by the Board on February 23, 2012, and will be submitted for the approval by the Company’s stockholders at the annual meeting of stockholders on April 26, 2012.

11.7	Tax Withholding

No later than the date as of which an amount first becomes includible in the gross income of an Awardee for federal income tax purposes with respect to any Award under the Plan, such an Awardee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its

Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such an Awardee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

11.8	Beneficiaries

The Committee or the Company shall establish such procedures as it deems appropriate for Awardees to designate one or more persons (each, a “Beneficiary”) to whom any amounts payable under this Plan in the event of the applicable Awardee’s death are to be paid and/or by whom any rights of the applicable Awardee’s, after the Awardee’s death, may be exercised. Designation, revocation and redesignation of Beneficiaries must be made in writing in accordance with procedures established by the Committee or the Company, and shall be effective upon delivery to the Committee or the Company.

11.9	Effect of Plan

The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (a) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary, or (b) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose, including the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association. Nothing in this Plan or in any Award Agreement shall confer upon any Awardee any right to continue in the employ of the Company or any Subsidiary or interfere with or restrict in any way the rights of the Company and the Subsidiaries, which are hereby expressly reserved, to discharge any Awardee at any time for any reason whatsoever, with or without Cause.

11.10	Clawback

 In the case of fraud or other intentional misconduct on the part of an Awardee (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that necessitates a restatement of the Company’s or any Subsidiary’s financial results, such Awardee will be required to reimburse the Company or a Subsidiary for any incentive compensation issued to such Awardee under the Plan in excess of the amount that would have been issued based on the restated financial results, as determined by the Company or any Subsidiary pursuant to any applicable clawback policy or otherwise.

11.11	Titles

 Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

11.12	Governing Law

 This Plan and any Award Agreements hereunder shall be administered, interpreted and enforced under the laws of the State of Delaware, without reference to the principle of conflict of laws thereof or of any other jurisdiction.

11.13	Effective Date

 This Plan, as amended and restated, shall be effective as of April 26, 2012, subject to the approval of stockholders of the Company as contemplated by Article 11.6. This Plan, as amended, was most recently approved by stockholders on April 22, 2010.

Annex A to the

Stock Option and Incentive Plan

1.    Distributions under a Section 409A Award.

a. Subject to subsection (b), any shares of Common Stock or other property or amounts to be paid or distributed upon the grant, issuance, vesting, exercise or payment of a Section 409A Award shall be distributed in accordance with the requirements of Section 409A(a)(2) of the Code, and shall not be distributed earlier than:

i. the Awardee’s separation from service, as determined by the Secretary of the Treasury,

ii. the date the Awardee becomes disabled,

iii. the Awardee’s death,

iv. a specified time (or pursuant to a fixed schedule) specified under the Award Agreement at the date of the deferral compensation,

v. to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company or a Subsidiary, or in the ownership of a substantial portion of the assets of the Company or a Subsidiary, or

vi. the occurrence of an unforeseeable emergency with respect to the Awardee.

b. In the case of an Awardee who is a “specified employee,” the requirement of paragraph (1)(a) shall be met only if the distributions with respect to the Section 409A Award may not be made before the date which is six months after the Awardee’s separation from service (or, if earlier, the date of the Awardee’s death). For purposes of this subsection (b), an Awardee shall be a “specified employee” if such Awardee is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation, any stock of which is publicly traded on an established securities market or otherwise, as determined under Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder.

c. The requirement of paragraph (1)(a)(vi) shall be met only if, as determined under Treasury Regulations under Section 409A(a)(2)(B)(ii) of the Code, the amounts distributed with respect to the unforeseeable emergency do not exceed the amounts necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Awardee’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

d. For purposes of this subsection, the terms specified therein shall have the respective meanings ascribed thereto under Section 409A of the Code and the Treasury Regulations thereunder.

2. Prohibition on Acceleration of Benefits.    The time or schedule of any distribution or payment of any shares of Common Stock or other property or amounts under a Section 409A Award shall not be accelerated, except as otherwise permitted under Section 409A(a)(3) of the Code and the Treasury Regulations thereunder.

3.    Elections under Section 409A Awards.

a. Any deferral election provided under or with respect to an Award to any Employee or Director shall satisfy the requirements of Section 409A(a)(4)(B) of the Code, to the extent applicable, and, except as otherwise permitted under paragraph (i) or (ii), any such deferral election with respect to compensation for services performed during a taxable year shall be made not later than the close of the preceding taxable year, or at such other time as provided in Treasury Regulations.

i. In the case of the first year in which an Employee or Director becomes eligible to participate in the Plan (or any other plan or arrangement of the Company that is aggregated with the Plan pursuant to Treasury Regulation

Section 1.409A-1(c)), any such deferral election may be made with respect to services to be performed subsequent to the election within thirty (30) days after the date the Employee or Director becomes eligible to participate in the Plan (or any other plan or arrangement of the Company that is aggregated with the Plan pursuant to Treasury Regulation Section 1.409A-1(c)), as provided under Section 409A(a)(4)(B)(ii) of the Code.

ii. In the case of any performance-based compensation based on services performed by the Employee or Director over a period of at least 12 months, any such deferral election may be made no later than six months before the end of the period, as provided under Section 409A(a)(4)(B)(iii) of the Code.

b. In the event that a Section 409A Award permits, under a subsequent election by the Awardee of such Section 409A Award, a delay in a distribution or payment of any shares of Common Stock or other property or amounts under such Section 409A Award, or a change in the form of distribution or payment, such subsequent election shall satisfy the requirements of Section 409A(a)(4)(C) of the Code, such subsequent election may not take effect until at least 12 months after the date on which the election is made, and in the case such subsequent election relates to a distribution or payment not described in Section (1)(a)(ii), (iii) or (vi) of this Annex A, the first payment with respect to such election may be deferred for a period of not less than five years from the date such distribution or payment otherwise would have been made, and in the case such subsequent election relates to a distribution or payment described in Section (1)(a)(iv) of this Annex A, such election may not be made less than 12 months prior to the date of the first scheduled distribution or payment under Section (1)(a)(iv) of this Annex A.

4. Compliance in Form and Operation.    A Section 409A Award, and any election under or with respect to such Section 409A Award, shall comply in form and operation with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M42559-P20576

AVERY DENNISON CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

APRIL 26, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter K. Barker and Ken C. Hicks, or each of them with full power of substitution, proxies for the undersigned to act and vote at the 2012 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment or postponement thereof as indicated upon the matters referred to on the reverse side and described in the Company’s 2012 proxy statement, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned, including those held under the Company’s DirectSERVICE Investment Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s benefit plans named below.

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, Evercore Trust Company, N.A., as Trustee of the Avery Dennison Corporation Employee Savings Plan and the Avery Dennison Corporation Stock Holding and Retirement Enhancement Plan, will vote shares of Company stock for which timely instructions are not received and shares of Company stock that have not been allocated to the account of any participant in the same proportion in which allocated shares of Company stock are voted by participants who timely furnish voting instructions. To be included in the Trustee’s tabulation, your voting instructions must be received by the Trustee by 11:59 p.m. Eastern Time on April 22, 2012.

Your voting instructions are confidential and may not be revealed to anyone, except as required by law. If you have any questions regarding your voting instructions to Evercore Trust Company, N.A., please call 1-888-296-2891 between the hours of 11:30 a.m. and 7:30 p.m. Eastern Time.

Address Change/Comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

AVERY DENNISON

AVERY DENNISON CORPORATION

150 NORTH ORANGE GROVE BLVD.

PASADENA, CA 91103

ATTN: LEGAL DEPT.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42558-P20576

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AVERY DENNISON CORPORATION

The Board of Directors recommends you vote FOR the following:

For Against Abstain

1. Election of Directors

1a. John T. Cardis

1b. David E. I. Pyott

1c. Dean A. Scarborough

1d. Julia A. Stewart

For Against Abstain

2. Approval, on an advisory basis, of the Company’s executive compensation.

3. Approval of the Company’s amended and restated stock option and incentive plan.

4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2012 fiscal year.

NOTE: To transact any other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend the meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date